As filed with the Securities and Exchange Commission on June 21, 2021

Registration No. 333-255049

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Glimpse Group, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	7371	81-2958271
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15 West 38th St, 9th Fl

New York, NY 10018

917-292-2685

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lyron Bentovim

President & Chief Executive Officer

The Glimpse Group, Inc.

15 West 38th St, 9th Fl

New York, NY 10018

917-292-2685

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Darrin M. Ocasio, Esq. Jay Yamamoto, Esq.	Andrew M. Tucker, Esq. Michael K. Bradshaw, Jr., Esq.
Sichenzia Ross Ference LLP	Nelson Mullins Riley & Scarborough LLP
1185 Avenue of the Americas, 31st Fl	101 Constitution Avenue, NW, Suite 900
New York, NY 10036	Washington, D.C. 20001
Telephone: (212) 930-9700	Telephone: (202) 689-2800

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [X]	Smaller Reporting Company [X]
Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee
Common stock, $0.001 par value per share	$14,087,500	(3)	$1,536.95
Warrants to be issued to the representative of the underwriters(4)	—		—
Common stock underlying warrants to be issued to the representative of the underwriters(5)	$704,375		76.85
Total	$14,791,875		$1,613.80	(6)

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of any additional shares of common stock that the underwriters have the right to purchase to cover over-allotments.
(3)	Includes 100,000 additional shares of common stock being sold to the underwriters by the selling stockholders.
(4)	No registration fee required pursuant to Rule 457(g).
(5)	We have agreed to issue to the representative of the underwriters warrants to purchase shares of common stock representing up to 5% of the common stock issued in the offering. The representative’s warrants are exercisable at a per share exercise price equal to 100% of the public offering price per share of the common stock offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $704,375 which is equal to 100% of $704,375 (5% of $14,087,500).
(6)	$1,145.55 Previously Paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	June 21, 2021

1,750,000 Shares of Common Stock

The Glimpse Group, Inc.

This is the initial public offering of 1,750,000 shares of common stock of The Glimpse Group, Inc.

Prior to this offering, there was no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $6.00 and $8.00. We have applied to list our shares of common stock for trading on the Nasdaq Capital Market, subject to official notice of issuance, under the symbol “VRAR”. Completion of this offering is contingent on the approval of our listing application for trading on the Nasdaq Capital Market.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

		Per Share		Total
Initial public offering price	$		$
Underwriting discounts and commissions(1)	$		$
Proceeds, before expenses, to us	$		$
Proceeds, before expenses, to the selling stockholders	$		$

(1)	The underwriters will also be reimbursed for certain expenses incurred in the offering. “Underwriting (Conflicts of Interest)” contains additional information regarding underwriter compensation.

We have granted to the underwriters an option to purchase up to 262,500 additional shares of common stock to cover overallotments, if any, exercisable at any time until 45 days after the date of this prospectus.

The selling stockholders identified in this prospectus are selling to the underwriters 100,000 shares of common stock at the initial public offering price less the underwriting discounts and commissions. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders upon any such exercise.

The underwriters expect to deliver the securities to purchasers in the offering on or about          , 2021.

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is                   , 2021

You should rely only on the information contained in this prospectus or in any free writing prospectuses or amendments thereto that we may provide to you in connection with this offering. Neither we, the selling stockholders nor any of the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, the selling stockholders nor any of the underwriters can provide assurance as to the reliability of any other information that others may give to you. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we, the selling stockholders nor any of the underwriters are making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted.

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GENERAL MATTERS

All references to Glimpse, the “company,” “we,” “us” and “our” are references to The Glimpse Group, Inc.

Unless otherwise indicated, all references to “dollars,” “US$,” or “$” in this prospectus are to United States dollars.

Unless otherwise indicated or the context otherwise requires, all information in this prospectus assumes no exercise of the over-allotment option.

Unless otherwise indicated, all references to “GAAP” in this prospectus are to United States generally accepted accounting principles.

Information contained on our websites, including www.theglimpsegroup.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by prospective investors for the purposes of determining whether to purchase the units offered hereunder.

For investors outside the United States, neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating to this offering and the distribution of this prospectus.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from publicly available and non-commissioned third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to those industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in those industries. Although our management believes such information to be reliable, neither we nor our management have independently verified any of the data from third party sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report survey or article is not incorporated by reference in this prospectus. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.” Neither we nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus, any amendment or supplement to this prospectus and any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is not an offer to sell, not is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or in any free writing prospectus is only accurate as of its date, regardless of its time of delivery or the time of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

TRADEMARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” beginning on page 10 and our financial statements and notes thereto that appear elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

COMPANY OVERVIEW

We are a Virtual (“VR”) and Augmented (“AR”) Reality platform company, comprised of a diversified group of wholly-owned and operated VR and AR companies, providing enterprise-focused software, services and solutions. We believe that we offer significant exposure to the rapidly growing and potentially transformative VR and AR markets, while mitigating downside risk via our diversified model and ecosystem.

We were incorporated as The Glimpse Group, Inc. in the State of Nevada, on June 15, 2016 and are headquartered in New York, New York. We currently own and actively operate nine wholly-owned subsidiary companies (“Subsidiary Companies”, “Subsidiaries”) as represented in the below organizational charts:

Name of Subsidiary	Date Acquired or Created	Ownership Percentage	Incorporation State
Adept Reality, LLC (dba Adept Reality Learning)	11/2016	100%	Nevada
Kabaq 3D Technologies, LLC (dba QReal)	11/2016	100%	Nevada
KreatAR, LLC (dba PostReality)	11/2016	100%	Nevada
Foretell Studios, LLC (dba Foretell Reality)	11/2016	100%	Nevada
In-It, VR LLC (dba Mezmos, in-active)	2/2017	100%	Nevada
D6 VR, LLC	6/2017	100%	Nevada
Immersive Health Group, LLC	10/2017	100%	Nevada
Number 9, LLC (dba Pagoni VR)	12/2017	100%	Nevada
Early Adopter, LLC	4/2018	100%	Nevada
MotionZone, LLC (in-active)	5/2018	100%	Nevada
Glimpse Group Yazilim ve ARGE Ticaret Anonim Sirketi (Glimpse Turkey)	3/2021	100%	Turkey

Our platform of VR/AR subsidiary companies, collaborative environment and diversified business model aims to simplify the challenges faced by entrepreneurs in the emerging VR/AR industry, potentially improving each subsidiary company’s ability to succeed, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified infrastructure.

Leveraging our platform, we strive to cultivate and manage the business operations of our VR/AR subsidiary companies, with the goal of allowing each underlying company to better focus on mission-critical endeavors, collaborate with the other subsidiary companies, reduce time to market, optimize costs, improve product quality and leverage joint go-to-market strategies. Subject to operational, market and financial developments and conditions, we intend to carefully add to our current portfolio of subsidiary companies via a combination of organic expansion and/or outside acquisition.

The VR/AR industry is an early-stage technology industry with nascent markets. We believe that this industry has significant growth potential across verticals, may be transformative and that our diversified platform and ecosystem create important competitive advantages. Our subsidiary companies target a wide array of industry verticals, including but not limited to: Corporate Training, Education, Healthcare, Branding/Marketing/Advertising, Retail, Financial Services, Food & Hospitality, Media & Entertainment and Social VR group meetings. We do not currently target direct-to-consumer VR/AR software or services, only business-to-business (“B2B”) and business-to-business-to-consumer (“B2B2C”), and we are hardware agnostic.

The Glimpse Platform

We develop, commercialize and market innovative and proprietary VR/AR software products, solutions and intellectual property (“IP”). Our platform is currently comprised of nine wholly-owned subsidiary companies, each targeting different industry segments in a non-competitive, collaborative manner. Our experienced management and dynamic VR/AR entrepreneurs have deep domain expertise, providing the foundation for value-add-collaborations throughout our ecosystem.

Each of our subsidiary companies share operational, financial and IP infrastructure, facilitating shorter time-to-market, higher quality products, reduced development costs, fewer redundancies, significant go-to-market synergies and, ultimately, a higher potential for success for each subsidiary company. We believe that our collaborative platform is unique and necessary, especially given the early nature of the VR/AR industry. By offering technologies and solutions in various industry segments, we aim to reduce dependency on any one single subsidiary company, technology or industry segment.

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We believe that three core tenets enhance our probability of success: (1) our ecosystem of VR/AR companies, (2) diversification and (3) profitable growth.

(1)	Our ecosystem of VR/AR software and service companies provides significant benefits to each subsidiary company and our group as a whole. We believe that the most notable benefits are: (a) economies of scale, cost efficiencies and reduced redundancies; (b) cross company collaboration, deep domain expertise, IP and knowledge transfer; (c) superior product offerings; (d) faster time to market; (e) enhanced business development and sales synergies; and (f) multiple monetization paths. In an emerging industry that is lacking in infrastructure, we believe that our ecosystem provides a distinct competitive advantage relative to a single, standalone company in the industry.

(2)	By design, we incorporate multiple aspects of diversity to reduce the risks associated with an early stage industry, create multiple monetization venues and improve the probabilities of success. There is no single point of failure or dependency. This is created through: (a) ownership of numerous wholly-owned subsidiary companies operating in different industry segments; (b) targeting large industries with clear VR/AR use-cases; (c) developing and utilizing various technologies and IP; (d) expanding to different geographic technology centers in a hub model under our umbrella; and (e) across industries, having a wide array of customers and potential acquirers/investors.

(3)

From our inception, we have prioritized achieving operational cash flow neutrality early in our life. This was an important factor that drove our strategy to: (a) focus on enterprise software and services, only onboarding companies that are generating revenues or clearly could in the short term; (b) target solutions that are based on use cases that have a clear return on investment (“ROI”) and can be effectively developed from existing technologies and hardware; and (c) centralize costs to reduce inefficiencies. By targeting cash flow neutrality, our goal is to minimize dilution and support greater independence from capital markets, thereby increasing resiliency and maximizing upside potential.

As part of our platform, we provide a centralized corporate structure, which significantly reduces general and administrative costs (financial, operational, legal & IP), streamlines capital allocation and helps in coordinating business strategies. This allows our subsidiary company general managers to focus their time and effort almost exclusively on the core software, product and business development activities relating to their subsidiary.

Additionally, aligned economic incentives encourage cross-Company collaboration. All of our employees own equity in our Company. The leadership team of each subsidiary company, in addition to their equity ownership in our Company, also have an economic interest in their particular subsidiary company. This economic interest is negotiated with lead management of a subsidiary company upon their joining of our Company, and typically ranges between 5-10% of the total net sale proceeds of the subsidiary and includes a three-year vesting schedule. Thus, there is benefit to them not only when their subsidiary company succeeds but also when any of the other subsidiaries succeeds, and when our Company as a whole succeeds. We believe that this ownership mechanism is a strong driver of cross-pollination of ideas and fosters collaboration. While each subsidiary company owns its own IP, our parent company currently owns 100% of each subsidiary company. In addition, there will be perpetual licensing agreements between our subsidiary companies, so that if a subsidiary company is divested, then the remaining subsidiaries, if utilizing the IP of a divested subsidiary company, will continue to retain usage rights post-divestiture.

Our ecosystem currently consists of the following nine active subsidiary companies:

1.	Kabaq 3D Technologies, LLC (dba QReal): Creation of lifelike photorealistic 3D interactive digital models and experiences in AR
2.	Adept Reality, LLC (dba Adept XR Learning): VR/AR solutions for higher education learning and corporate training
3.	KreatAR, LLC (dba PostReality): AR presentation tools for design, creation and collaboration

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4.	D6 VR, LLC: VR/AR data visualization and data-analysis tools and collaboration for Financial Services and other data intensive industries
5.	Immersive Health Group, LLC (IHG): VR/AR platform for evidence-based and outcome driven healthcare solutions
6.	Foretell Studios, LLC (dba Foretell Reality): Customizable social VR platform for behavioral health, collaboration and soft skills training
7.	Number 9, LLC (dba Pagoni VR): VR broadcasting solutions and environments for events, education, media & entertainment
8.	Early Adopter, LLC (EA): AR/VR solutions for K-12 education
9.	Glimpse Group Yazilim ve ARGE Ticaret Anonim Sirketi (Glimpse Turkey): a development center in Turkey, primarily developing and creating 3D models for QReal

The VR and AR (XR) Markets

Virtual Reality (VR) fully immerses the user in a digital environment via a head mounted display (“HMD”), where the user is blocked out of their immediate physical environment. Augmented Reality (AR) is a less immersive experience, where the user views their immediate physical environment with digital images overlaid, via a phone, tablet or a dedicated HMD such as smart glasses. While distinct, VR and AR are related, utilize some similar underlying technologies and are expected to become increasingly interconnected - combined they are often referred to as Immersive Technology (XR).

VR and AR are emerging technologies, and the markets for them are still nascent. We believe that XR technologies and solutions have the potential to fundamentally transform how people and businesses interact, further enabling remote work, education and commerce. XR is also expected to increasingly interconnect with other emerging technologies such as artificial intelligence, computer vision, big data and crypto currencies. Additionally, HMD and telecommunication (5G) advancements have been driving vast improvements in capabilities and ease of use, while significantly reducing headset cost. As a result, market adoption has accelerated and is expected to continue. Leading technology companies such as Facebook, Apple, Microsoft, Google, Samsung, Sony and HP have been at the forefront of VR/AR hardware development and software infrastructure, while also increasing integration of their products with AR and VR capabilities.

Since Facebook released its first VR headset as a consumer product in 2016 (after its $2B+ acquisition of Oculus), successive iterations of it, as well as others, have become significantly lighter, more comfortable, lower priced, with higher resolution and increasingly wireless/mobile. With a standalone mobile headset, users no longer need an expensive gaming computer to power the headset and they also do not have a wire tethered to that computer restricting movement. These have facilitated easier corporate procurement and integration. The anticipated rollout of 5G should enable further improvement in user experience since with 5G, remote processing and heavier, real time applications become possible without noticeable visual lag, allowing for lighter, smaller, more comfortable HMDs with longer battery life.

Based on Artillery Intelligence’s market forecasts, the VR and AR markets are forecasted to grow 31% in 2021 to over $9 billion, expanding at a 39% Compound Annual Growth Rate (CAGR) over the next three years, exceeding $35 billion by 2023. In particular, VR and AR enterprise software – the segment we are focused on – is projected to grow 59% in 2021 and expand at a 55% CAGR to more than $10 billion in 2023.

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VR and AR: Estimated Market Size
($ million)
50,000
45,000
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
1,976
9,664
11,684
16,849
25,322
36,583
2018
2019
2020
2021
2022
2023
Enterprise AR
Enterprise VR
Consumer AR
Consumer VR

Business Development and Sales

We utilize a hybrid approach to the sales and distribution of our software products and services.

At our subsidiary company level, each company has its own business development and sales team, the size of which depends on its stage of development. Each subsidiary company’s general manager is responsible for business development, and as the subsidiary gains market traction, its business development and sales team are expanded as needed.

Our subsidiary companies’ business development and sales teams are enhanced by the shared resources and influence of our ecosystem. Our management takes an active role in the business development activities of each subsidiary company and in the overall development and integration of sale strategies, goals and budgets. As an integral part of the business development and sales processes, each subsidiary company’s general manager is very familiar with the product offerings of other subsidiary companies and leverages those into his or her own efforts when appropriate. This leads to substantial cross marketing collaboration.

We believe that a subsidiary company’s ability to demonstrate to potential customers scale as part of our ecosystem of companies, combined with our subsidiary’s ability to offer its products and solutions as well as those of our other subsidiary companies in an integrated manner, represents a key competitive advantage. We believe our customers often view us as a “one-stop-shop” for all their VR/AR needs and an expert in the emerging VR/AR space.

We and our subsidiary companies continue to develop a shared partner ecosystem to further scale business and expand our solutions into new and existing target markets.

Platform Expansion and Diversification Strategy

As described above in “The VR and AR (XR) Markets,” the VR/AR software and services industries are highly fragmented. There are numerous potential acquisition targets that, while having established a niche market position, product or technology, have limited resources and ability to pursue growth initiatives. We intend to leverage our position and relative scale in the industry in order to continue to add to our platform both earlier stage companies and technologies and, subject to the availability of capital and appropriate targets, more mature companies. Beyond the expected financial impact of each such potential addition, these could also enhance our ecosystem, technology, scale and competitive position. These potential acquisitions may be domestic or international. If there is sufficient scale in a certain geographic location (beyond our current NYC headquarters), then a new hub may be established in such location, with several subsidiary companies operating in that hub, under the overall Glimpse umbrella.

Employees

We currently have approximately 50 full time employees and consultants, primarily software developers, engineers and 3D artists.

Corporate Information

The Glimpse Group, Inc. was originally incorporated in the State of Nevada on June 15, 2016. Our principal business address is 15 West 38th St, 9th Fl, New York, NY 10018.

Information contained on our websites, including www.theglimpsegroup.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by prospective investors for the purposes of determining whether to purchase the units offered hereunder.

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The Offering

Common Stock offered by us	1,650,000 shares of common stock (or 1,912,500 shares if the underwriters exercise their over-allotment option in full).

Common Stock offered by the selling stockholders	100,000 shares of common stock.

Common Stock to be outstanding immediately after this offering	9,551,902 shares (or 9,814,402 shares if the underwriters exercise their over-allotment option in full).

Option to purchase additional shares:	We have granted the underwriters a 45-day option to purchase up to 262,500 additional shares of our common stock (equal to 15% of the number of shares of common stock sold in the offering), from us.

Use of proceeds

Based on an assumed initial public offering price of $7.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), we expect to receive gross proceeds of $11.55 million, and net proceeds of $10.1 million after payment of commissions and expenses (or gross proceeds of $13.4 million and net proceeds of $11.8 million if the over-allotment option is exercised in full). We intend to use the net proceeds from this offering for general working capital purposes, including the growth and development of our existing subsidiaries and taking advantage of potential strategic opportunities through acquisition of other assets or subsidiaries, although no such acquisitions are currently identified.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

The principal purposes of this offering are to increase our capitalization and financial flexibility, facilitate an orderly distribution of shares for the selling stockholders, create a public market for our common stock, and facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. At this time, we do not have agreements or commitments to enter into any material acquisitions.

See “Use of Proceeds” on page 27 for a more complete description of the intended use of proceeds from this offering.

Dividend Policy	Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors, or the Board, out of funds legally available. We have not paid any dividends since our inception, and, except for the future discretionary distributions described in the section entitled “Dividend Policy” of this prospectus, we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. For further information see section entitled “Dividend Policy” of this prospectus.

Voting Rights	Each share of common stock will entitle its holder to one vote on all matters to be voted on by stockholders. See “Description of Securities.”

Risk Factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 10 of this prospectus before deciding whether or not to invest in our securities.

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Conflicts of Interest	Affiliates of associated persons of EF Hutton, division of Benchmark Investments, LLC formerly known as Kingswood Capital Markets, division of Benchmark Investments, LLC (“EF Hutton”) will own in excess of 10% of our issued and outstanding common stock. Because EF Hutton is an underwriter in this offering, it is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Due to certain of these conflicts of interest, Rule 5121 requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. R.F. Lafferty & Co., Inc. has agreed to act as a qualified independent underwriter for this offering. R.F. Lafferty & Co., Inc. will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify R.F. Lafferty & Co., Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Proposed Nasdaq Ticker Symbol	We have applied to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VRAR”. There can be no assurance that our application will be approved. The closing of this offering is contingent upon the successful listing of our common stock on the Nasdaq Capital Market.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

●	gives effect to the consummation of this offering;

●	assumes the shares of common stock are offered at $7.00 per share (the midpoint of the price range listed on the cover page of this prospectus);

●	Excludes 4,749,699 shares issuable upon exercise of outstanding options;

●	excludes 5,250,301 shares reserved for issuance under The Glimpse Group Inc. 2016 Incentive Plan, as amended; and

●	assumes no exercise by the underwriters of their overallotment option.

Selected Risks Associated With Our Business

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

●	We are an early stage technology company;
●	Health epidemics have had, and could in the future have, an adverse impact on our business, operations, and the markets and communities in which we, our partners and customers operate;
●	We have incurred significant net losses since inception and anticipate that we will continue to incur net losses for the foreseeable future and may never achieve or maintain profitability;
●	We may not be successful in raising additional capital necessary to meet expected increases in working capital needs and we may not be able to continue our business operations;
●	Our market is competitive and dynamic and new competing products and services could be introduced at any time that could result in reduced profit margins and loss of market share;
●	Our plans for growth will place significant demands upon our resources and if we are unsuccessful in achieving our plan for growth, our business could be harmed;

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●	We have material customer concentration, with a limited number of customers accounting for a material portion of our 2020 and 2021 revenues;
●	We anticipate our products and technologies will require ongoing research and development and we may experience technical problems or delays and may not have the funds necessary to continue their development, which could lead our business to fail;
●	Our success depends on our ability to anticipate technological changes and develop new and enhanced products and services;
●	We place significant decision making powers with our subsidiaries’ management, which presents certain risks that may cause the operating results of individual subsidiaries to vary;
●	The failure to attract, hire, retain and motivate key personnel could have a significant adverse impact on our operations;
●	Our financial results may fluctuate substantially for many reasons, and past results should not be relied on as indications of future performance;
●	Our centralized management will have significant discretion over directing our resources and if management does not allocate resources effectively, our business, financial condition or result of operations could be harmed;
●	Competitive pricing pressure may reduce our gross profits and adversely affect our financial results;
●	Our future growth depends on our ability to attract, retain customers, and the loss of existing customers, or failure to attract new ones, could adversely impact our business and future prospects;
●	The continued operation of our business depends on the performance and reliability of the Internet, mobile networks, and other infrastructure that is not under our control;
●	If we do not make our platforms, including new versions or technology advancements, easier to use or properly train customers on how to use our platforms, our ability to broaden the appeal of our products and services and to increase our revenue could suffer;
●	Interruptions, performance problems or defects associated with our platforms may adversely affect our business, financial condition and results of operations; and
●	If we fail to timely release updates and new features to our platforms and adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, or changing customer needs, requirements or preferences, our platforms may become less competitive.

Emerging Growth Company under the JOBS Act

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

●	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;
●	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;
●	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and
●	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until June 30, 2026 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

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Pro Forma Security Ownership

The following table summarizes, on a pro forma basis as of March 31, 2021, the differences between affiliates, existing non-affiliate shareholders and the new investors with respect to the percentage ownership of our common stock after giving effect to this offering:

	Pre-Offering		Post-Offering
	Number	Percent	Number	Percent

Existing Affiliate Shareholders	4,486,785	59.5%	4,486,785	47.2%
Existing Non-Affiliate Shareholders	3,052,459	40.5%	3,276,609	34.4%
New investors	-	-%	1,750,000	18.4%
Total	7,539,244	100%	9,513,394	100%

Selected Summary Financial Data

The following tables present our summary financial data and should be read together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data for the fiscal years ended June 30, 2020 and June 30, 2019 are derived from our audited annual consolidated financial statements, which are included elsewhere in this prospectus. The unaudited summary financial data for the nine months ended March 31, 2021 and 2020 have been derived from our unaudited interim consolidated financial statements, which are included elsewhere in this prospectus, and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods.

	Year Ended		Nine Months Ended
	June 30,		March 31,
	2020	2019	2021	2020
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data
Revenue	$1,945	$983	$2,435	$1,404
Cost of revenue(1)	1,137	425	1,278	883
Gross profit	808	558	1,157	521
Operating expenses
Research and development(1)	2,431	2,565	1,995	1,740
Sales and marketing(1)	1,463	1,182	1,013	1,028
General and administrative(1)	1,835	2,394	1,343	1,313
Total operating expenses	5,729	6,141	4,351	4,081
Loss from operations	(4,921)	(5,583)	(3,194)	(3,560)
Forgiveness of Paycheck Protection Program (PPP1) loan	-	-	549	-
Other income (expense), net	-	-	9	-
Interest income	9	7	1	7
Interest expense	(81)	-	(98)	(30)
Loss on conversion of convertible notes	-	-	(515)	-
Net loss	$(4,993)	$(5,576)	$(3,248)	$(3,583)
Net loss per share, basic and diluted(2)	$(0.72)	$(0.86)	$(0.45)	$(0.52)
Weighted-average shares used in computing net loss per share, basic and diluted(2)	6,924	6,477	7,158	6,896
Pro forma net loss per share, basic and diluted (unaudited)(2)
Weighted-average shares used in computing pro forma net loss per share, basic and diluted (unaudited)(2)

EBITDA
Net loss	$(4,993)	$(5,576)	$(3,248)	$(3,583)
Interest expense, net	72	(7)	97	23
Depreciation and amortization	20	22	18	16
EBITDA (loss)	(4,901)	(5,561)	(3,133)	(3,544)
Impairment expense	140	-	-	-
Forgiveness of PPP1 Loan and related	-	-	(559)	-
Stock based compensation expenses	2,652	3,163	2,336	1,929
Stock based acquisition related expenses	131	231	-	84
Loss on conversion of convertible notes	-	-	515	-
Adjusted EBITDA (loss)	$(1,978)	$(2,167)	$(841)	$(1,531)

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(1) Amounts include stock option based compensation expense, for the years ended June 30, 2020 and 2019, and for the nine month periods ended March 31, 2021 and 2020, as follows:

	Year Ended		Nine Months Ended
	June 30,		March 31,
	2020	2019	2021	2020
	(in thousands)
Cost of revenue	$237	$58	$497	$203
Research and development	1,267	1,314	887	932
Sales and marketing	293	182	311	170
General and administrative	754	1,356	547	522
Total stock-based compensation expense	$2,551	$2,910	$2,242	$1,827

(2) See Note 3 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate our basic and diluted net loss per share and the weighted-average number of shares used in the computation of the per share amounts.

Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Our management uses and relies on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Elsewhere in this prospectus we have included a reconciliation of our non-GAAP financial measures to the most comparable financial measures calculated in accordance with GAAP. We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between the Company and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measure provided by each company under applicable SEC rules.

	As of March 31, 2021
	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)(3)
		(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$2,404	$2,404	$12,484
Working capital(4)	2,803	2,651	12,731
Total assets	3,233	3,081	13,162
Deferred revenue	205	205	205
Total debt, inclusive of convertible promissory notes (5)	2,020	624	624
Accumulated deficit	(19,272)	(19,628)	(19,628)
Total stockholders’ equity	823	2,067	12,147

(1) The pro forma column in the balance sheet data above reflects the conversion of an aggregate of $1.60 million of outstanding convertible promissory notes (net of remaining original issue discount), convertible into an aggregate of approximately 0.32 million shares of our common stock.

(2) The pro forma as adjusted column reflects the receipt of approximately $10.1 million in net proceeds from our sale of shares of common stock in this offering at an assumed initial public offering price of $7.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3) Each $1.00 increase or decrease in the assumed initial public offering price of $7.00 per share, which is the midpoint of the assumed offering price range set forth on the cover of this prospectus, would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, working capital, total assets, and total stockholders’ equity by $1.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. Similarly, each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, working capital, total assets, and total stockholders’ equity by $6.4 million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions.

(4) Working capital is defined as current assets less current liabilities.

(5) See Note 9 to our consolidated financial statements included elsewhere in this prospectus.

9

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the market value of our securities could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

The Company is an early stage technology company

We were incorporated on June 15, 2016 and are an early stage technology development company, comprised of a wholly-owned group of early stage companies in the Virtual (“VR”) and Augmented Reality (“AR”) space. As such, we are subject to the risks associated with being an early stage company operating in an emerging industry, including, but not limited to, the risks set forth herein.

Health epidemics, including the current COVID-19 pandemic, have had, and could in the future have, an adverse impact on our business, operations, and the markets and communities in which we, our partners and customers operate. For example, sales cycles have generally lengthened and some customers have delayed purchase decisions.

Our business and operations could be adversely affected by health epidemics, including the current COVID-19 pandemic, impacting the markets and communities in which we, our partners and customers operate. The COVID-19 pandemic has caused and continues to cause significant business and financial markets disruption worldwide and there is significant uncertainty around the duration of this disruption on both a nationwide and global level, as well as the ongoing effects on our business.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, and we may be unable to accurately forecast our revenue or financial results. Further, as many of our customers or partners experience downturns or uncertainty in their own business operations or revenue resulting from the spread of COVID-19, they may decrease or delay their spending, request pricing concessions or seek renegotiations of their contracts, any of which may result in decreased revenue for us. As a result of the COVID-19 pandemic, we have seen the length of our sale cycles generally increase and some of our customers have delayed purchase decisions. In addition, we may experience customer or strategic partner losses, including due to bankruptcy or our customers or strategic partners ceasing operations, which may result in an inability to collect receivables from these parties. A decline in revenue or the collectability of our receivables could harm our business.

In addition, in response to the spread of COVID-19, we are requiring or have required substantially all of our employees to work remotely to minimize the risk of the virus to our employees and the communities in which we operate, and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners. There is no guarantee that we will be as effective while working remotely because our team is dispersed, employees may have less capacity to work due to increased personal obligations (such as childcare, eldercare, or caring for family members who become sick), may become sick themselves and be unable to work, or may be otherwise negatively affected, mentally or physically, by the COVID-19 pandemic and prolonged social distancing. Decreased effectiveness and availability of our team could adversely affect our results due to slow-downs in our sales cycles and recruiting efforts, delays in our entry into customer contracts, delays in addressing performance issues, delays in product development, delays and inefficiencies among various operational aspects of our business, including our financial organization, or other decreases in productivity that could seriously harm our business. Furthermore, we may decide to postpone or cancel planned investments in our business in response to changes in our business as a result of the spread of COVID-19, which may impact our ability to attract and retain customers and our rate of innovation, either of which could harm our business. In addition, our facilities needs could evolve based on continuing changes and impact on work environments as a result of the COVID-19 pandemic, and we may not be able to alter our contractual commitments to accommodate such changes, which could cause us to incur additional costs or otherwise harm our business. More generally, the COVID-19 outbreak has adversely affected economies and financial markets globally, which could decrease technology spending and adversely affect demand for our platforms and solutions.

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The global impact of COVID-19 continues to rapidly evolve, and we will continue to monitor the situation and the effects on our business and operations closely. We do not yet know the full extent of potential impacts on our business, operations or the global economy as a whole, particularly if the COVID-19 pandemic and related public health measures continue and persist for an extended period of time. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition. While the spread of COVID-19 may eventually be contained or mitigated, there is no guarantee that a future outbreak of this or any other widespread epidemics will not occur, or that the global economy will recover, either of which could harm our business.

We have incurred significant net losses since inception and anticipate that we will continue to incur net losses for the foreseeable future and may never achieve or maintain profitability.

Since inception, we have incurred significant net losses. As of June 30, 2020 and March 31, 2021, we had an accumulated deficit of approximately $16,000,000 and $19,300,000, respectively. The net loss for the fiscal year ended June 30, 2020 was approximately $5,000,000 and for the nine-month period ended March 31, 2021 was approximately $3,200,000. To date, we have devoted our efforts towards securing financing, building and evolving our technology platform and creating an infrastructure that allows for the growth of such technology platform. In the past, the combination of operating losses, cash expected to be used to continue operating activities and uncertain conditions relating to additional capital raises and continued revenue growth created an uncertainty about the Company’s ability to continue as a going concern. While doubt about the Company’s ability to continue as a going concern was alleviated on our financial statements for the year ended June 30, 2020, prior to that our June 30, 2019 audited financial statements had indicated doubt about our ability to continue as a going concern. We expect to continue to incur significant expenses and potential operating losses for the foreseeable future. We anticipate that our expenses will increase if, and as, we continue to:

●	hire and retain additional sales, accounting and finance, marketing and engineering personnel;

●	build out our product pipeline;

●	add operational, financial and management information systems and personnel; and

●	maintain, expand, protect and enforce our intellectual property portfolio.

To become profitable, we must continue to grow our revenue base and control expenditures. This will require us to be successful in a range of challenging activities, and our expenses will increase as we continue to develop and bring our current products, as well as new ones, to market. We may never succeed in any or all of these activities and, even if we do, we may never generate revenue that is significant or sufficient to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable or to sufficiently fund our operations through financing activity could potentially, again, create an uncertainty about the Company’s ability to continue as a going concern.

Based on our recent financing activity we believe that our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements for more than one year.

Based on our recent financing activity we believe that our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements for more than one year. Consequently, our financial statements have been prepared under the assumption that we will continue as a going concern. However, we have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. In the future, if we are unable to obtain sufficient funding to support our operations, we could be forced to delay, reduce or eliminate some or all of our development and growth initiatives, and our financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. In the future, reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

We may not be successful in raising additional capital necessary to meet expected increases in working capital needs. If we need additional funding for operations and we are unable to raise it, we may not be able to continue our business operations.

We expect our working capital needs to increase in the future as we continue to expand and enhance our operations. Our ability to raise additional funds through equity or debt financings or other sources will depend on the financial success of our current business and successful implementation of our key strategic initiatives, financial, economic and market conditions and other factors, some of which are beyond our control. No assurance can be given that we will be successful in raising the required capital at reasonable cost and at the required times, or at all. Further equity financings may have a dilutive effect on shareholders and any debt financing, if available, may require restrictions to be placed on our future financing and operating activities. If we require additional capital and are unsuccessful in raising that capital, we may not be able to continue our business operations and advance our growth initiatives, which could adversely impact our business, financial condition and results of operations.

Our market is competitive and dynamic. New competing products and services could be introduced at any time that could result in reduced profit margins and loss of market share.

The AR and VR industries are very dynamic, with new technology and services being introduced by a range of players, from larger established companies to start-ups, on a frequent basis. Our competitors may announce new products, services, or enhancements that better meet the needs of end-users or changing industry standards. Further, new competitors or alliances among competitors could emerge. Increased competition may cause price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, the worldwide AR and VR markets are increasingly competitive. A number of companies developing AR and VR products and services compete for a limited number of customers. Some of our competitors in this market have substantially greater financial and other resources, larger research and development staffs, and more experience and capabilities in developing, marketing and distributing products. Ongoing pricing pressure could result in significant price erosion, reduced profit margins and loss of market share, any of which could have a material adverse effect on our business, results of operations, financial position and liquidity.

11

Our plans for growth will place significant demands upon our resources. If we are unsuccessful in achieving our plan for growth, our business could be harmed.

We are actively marketing our products domestically and potentially internationally. The plan places significant demands upon managerial, financial, and human resources. Our ability to manage future growth will depend in large part upon several factors, including our ability to rapidly:

●	build or leverage, as applicable, a network of business partners to create an expanding presence in the evolving marketplace for our products and services;

●	build or leverage, as applicable, sales teams to keep end-users and business partners informed regarding the technical features, issues and key selling points of our products and services;

●	attract and retain qualified technical personnel in order to continue to develop reliable and flexible products and provide services that respond to evolving customer needs;

●	develop support capacity for end-users as sales increase, so that we can provide post-sales support without diverting resources from product development efforts; and

●	expand our internal management and financial controls significantly, so that we can maintain control over our operations and provide support to other functional areas as the number of personnel and size increases.

Our inability to achieve any of these objectives could harm our business, financial condition and results of operations.

We have material customer concentration, with a limited number of customers accounting for a material portion of our 2020 revenues.

For the years ended June 30, 2020 and 2019, our five largest customers, accounted for approximately 38% and 45% of our revenues, respectively. For the nine months ended March 31, 2021 and 2020, our five largest customers accounted for approximately 63% and 47% of our revenues, respectively. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for us to predict the future level of demand for our services that will be generated by these customers or the future demand for the products and services of these customers in the end-user marketplace. In addition, revenues from these customers may fluctuate from time to time based on the commencement and completion of projects, the timing of which may be affected by market conditions or other facts, some of which may be outside of our control. Further, some of our contracts with these customers permit them to terminate our services at any time (subject to notice and certain other provisions). If any of these customers experience declining or delayed sales due to market, economic or competitive conditions, we could be pressured to reduce the prices we charge for our services or we could lose a major customer. Any such development could have an adverse effect on our margins and financial position, and would negatively affect our revenues and results of operations and/or trading price of our common stock.

We anticipate our products and technologies will require ongoing research and development (“R&D”) and we may experience technical problems or delays and may not have the funds necessary to continue their development, which could lead our business to fail.

Our R&D efforts are subject to the risks typically associated with the development of new products and technologies based on emerging and innovative technologies, including, for example, unexpected technical problems or the possible insufficiency of funds for completing development of these products or technologies. If we experience technical problems or delays, further improvements in our products or technologies and the introduction of future products or technologies could be delayed, and we could incur significant additional expenses and our business may fail.

12

We anticipate that we may require additional funds to increase or sustain our current levels of expenditure for the R&D of new products and technologies, and to obtain and maintain patents and other intellectual property rights in these technologies, the timing and amount of which are difficult to forecast. Any funds we need may not be available on commercially reasonable terms or at all. If we cannot obtain the necessary additional capital when needed, we might be forced to reduce our R&D efforts which would materially and adversely affect our business. If we attempt to raise capital in an offering of shares of our common stock, preferred stock, convertible securities or warrants, our then-existing stockholders’ interests will be diluted.

Our success depends on our ability to anticipate technological changes and develop new and enhanced products and services.

The markets for our and products and services are characterized by rapidly changing technology, evolving industry standards and increasingly sophisticated customer requirements. The introduction of products embodying new technology and the emergence of new industry standards can negatively impact the marketability of our existing products and can exert price pressures on existing products. It is critical to our success that we are able to anticipate and react quickly to changes in technology or in industry standards and to successfully develop, introduce, and achieve market acceptance of new, enhanced and competitive products and services on a timely basis and cost-effective basis. We invest substantial resources towards continued innovation; however, there can be no assurance that we will successfully develop new products and services or enhance and improve our existing products and services, that new products and services and enhanced and improved existing products and services will achieve market acceptance or that the introduction of new products and services or enhanced existing products and services by others will not negatively impact us. Our inability to develop products and services that are competitive in technology and price and that meet end-user needs could have a material adverse effect on our business, financial condition or results of operations.

Development schedules for technology products and services are inherently uncertain. We may not meet our products and/or services development schedules, and development costs could exceed budgeted amounts. Our business, results of operations, financial position and liquidity may be materially and adversely affected if the products or product enhancements that we develop are delayed or not delivered due to developmental problems, quality issues or component shortage problems, or if our products or product enhancements do not achieve market acceptance or are unreliable. We or our competitors will continue to introduce products embodying new technologies. In addition, new industry standards may emerge. Such events could render our existing products obsolete or not marketable, which would have a material adverse effect on our business, results of operations, financial position and liquidity.

We place significant decision making powers with our subsidiaries’ management, which presents certain risks that may cause the operating results of individual subsidiaries to vary.

We believe that our practice of placing significant decision making powers with each of our subsidiaries’ management is important to our successful growth and allows us to be responsive to opportunities and to our customers’ needs. However, this practice can make it difficult to coordinate procedures across our operations and presents certain risks, including the risk that we may be slower or less effective in our attempts to identify or react to problems affecting an important business issue, or that we would be slower to identify a misalignment between a subsidiary’s and our overall business strategy. Inconsistent implementation of corporate strategy and policies at the subsidiary level could materially and adversely affect our financial position, results of operations and cash flows and prospects.

The operating results of an individual subsidiary may differ from those of another subsidiary for a variety of reasons, including market size, customer base, competitive landscape, regulatory requirements and economic conditions affecting a particular industry vertical. As a result, certain of our subsidiaries may experience higher or lower levels of profitability and growth than other subsidiaries.

13

The failure to attract, hire, retain and motivate key personnel could have a significant adverse impact on our operations.

Our success depends on the retention and maintenance of key personnel, including members of senior management and our technical, sales and marketing teams. Achieving this objective may be difficult due to many factors, including competition for such highly skilled personnel; fluctuations in global economic and industry conditions; changes in our management or leadership; competitors’ hiring practices; and the effectiveness of our compensation programs. The loss of any of these key persons could have a material adverse effect on our business, financial condition or results of operations. Competition for qualified employees is particularly intense in the technology industry. Our failure to attract and to retain the necessary qualified personnel could seriously harm our operating results and financial condition. Competition for such personnel can be intense, and no assurance can be provided that we will be able to attract or retain highly qualified technical and managerial personnel in the future, which may have a material adverse effect on our future growth and profitability.

Our financial results may fluctuate substantially for many reasons, and past results should not be relied on as indications of future performance.

Our revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, but not limited to:

●	varying size, timing and contractual terms of orders for our products and services, which may delay the recognition of revenue;
●	competitive conditions in the industry, including strategic initiatives by us or our competitors, new products or services, product or service announcements and changes in pricing policy by us or our competitors;
●	market acceptance of our products and services;
●	our ability to maintain existing relationships and to create new relationships with customers and business partners;
●	the discretionary nature of purchase and budget cycles of our customers and end-users;
●	the length and variability of the sales cycles for our products;
●	general weakening of the economy resulting in a decrease in the overall demand for our products and services or otherwise affecting the capital investment levels of businesses with respect to our products or services;
●	timing of product development and new product initiatives;
●	changes in customer mix;
●	increases in the cost of, or limitations on, the availability of materials;
●	changes in product mix; and
●	increases in costs and expenses associated with the introduction of new products.

Further, the markets that we serve are volatile and subject to market shifts that we may be unable to anticipate. A slowdown in the demand for AR or VR products and services can have a significant adverse effect on the demand for our products and services in any given period. Our customers may cancel or delay purchase orders for a variety of reasons, including, but not limited to, the rescheduling of new product introductions, changes in our customers’ inventory practices or forecasted demand, general economic conditions affecting our customers’ markets, changes in our pricing or the pricing of our competitors, new product announcements by us or others, quality or reliability problems related to our products, or selection of competitive products as alternate sources of supply.

Thus, there can be no assurance that we will be able to reach profitability on a quarterly or annual basis. We believe that our revenue and operating results will continue to fluctuate, and that period-to-period comparisons are not necessarily indications of future performance. Our revenue and operating results may fail to meet the expectations of public market analysts or investors, which could have a material adverse effect on the price of our common stock. In addition, portions of our expenses are fixed and difficult to reduce if our revenues do not meet our expectations. These fixed expenses magnify the adverse effect of any revenue shortfall.

Our plans for implementing our business strategy and achieving profitability are based upon the experience, judgment and assumptions of our key management personnel, and available information concerning the communications and technology industries. If management’s assumptions prove to be incorrect, it could have a material adverse effect on our business, financial condition or results of operations.

14

Our centralized management will have significant discretion over directing our resources and if management does not allocate resources effectively, our business, financial condition or result of operations could be harmed.

Our centralized management has significant discretion over directing our resources to any and all of our subsidiary companies. As a consequence, it possible that one or more of our subsidiary companies will not receive adequate capital or management resources. If a subsidiary company does not receive adequate capital or resources, it may not be able to commercialize its products and services, or if its products and services are already commercialized, it may not be able to keep such products and services competitive. Therefore, if we don’t allocate resources effectively, our business, financial condition or result of operations could be harmed.

Competitive pricing pressure may reduce our gross profits and adversely affect our financial results.

If we are unable to maintain our pricing due to competitive pressures or other factors, our margins will be reduced and our gross profits, business, results of operations, and financial condition would be adversely affected. The subscription prices for our software platforms, cloud modules, and professional services may decline for a variety of reasons, including competitive pricing pressures, discounts, anticipation of the introduction of new solutions by our competitors, or promotional programs offered by us or our competitors. Competition continues to increase in the market segments in which we operate, and we expect competition to further increase in the future.

Our future growth depends on our ability to attract, retain customers, and the loss of existing customers, or failure to attract new ones, could adversely impact our business and future prospects.

Once the platform is further developed, the size of our community of customers on our platforms is critical to our success. Our ability to achieve profitability in the future will depend, in large part, on our ability to add new customers, while retaining and even expanding offerings to existing customers. Our customers can generally decide to cease using our solutions at any time. While we have experienced customer growth, this growth may not continue at the same pace in the future or at all. In addition, it is possible that the ongoing effects of COVID-19 may have a deleterious effect on our customer growth in the future. Achieving growth in our customer base may require us to engage in increasingly sophisticated and costly sales and marketing efforts that may not result in additional customers. We may also need to modify our pricing model to attract and retain such customers. If we fail to attract new users or fail to maintain or expand existing relationships in a cost-effective manner, our business and future prospects may be materially and adversely impacted.

The continued operation of our business depends on the performance and reliability of the Internet, mobile networks, and other infrastructure that is not under our control.

Our business depends on the performance and reliability of the Internet, mobile networks, and other infrastructure that is not under our control. Disruptions in such infrastructure, including as the result of power outages, telecommunications delay or failure, security breach, or computer virus, as well as failure by telecommunications network operators to provide us with the bandwidth we need to provide our products and offerings, could cause delays or interruptions to our products, offerings, and platforms. Any of these events could damage our reputation, resulting in fewer users actively using our platforms, disrupt our operations, and subject us to liability, which could adversely affect our business, financial condition, and operating results.

If we do not make our platforms, including new versions or technology advancements, easier to use or properly train customers on how to use our platforms, our ability to broaden the appeal of our products and services and to increase our revenue could suffer.

In order to get full use of our platforms, users generally need training. We provide a variety of training and support services to our customers, and we believe we will need to continue to maintain and enhance the breadth and effectiveness of our training and support services as the scope and complexity of our platforms increase. If we do not provide effective training and support resources for our customers on how to efficiently and effectively use our platforms, our ability to grow our business will suffer, and our business and results of operations may be adversely affected. Additionally, when we announce or release new versions of our platforms or advancements in our technology, we could fail to sufficiently explain or train our customers on how to use such new versions or advancements or we may announce or release such versions prematurely. These failures on our part may lead to our customers being confused about use of our products or expected technology releases, and our ability to grow our business, results of operations, brand and reputation may be adversely affected.

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Interruptions, performance problems or defects associated with our platforms may adversely affect our business, financial condition and results of operations.

Our reputation and ability to attract and retain customers and grow our business depends in part on our ability to operate our platforms at high levels of reliability, scalability and performance, including the ability of our existing and potential customers to access our platforms at any time and within an acceptable amount of time. Interruptions in the performance of our platforms, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the availability of our platforms. We have experienced, and may in the future experience, disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints due to an overwhelming number of customers accessing our platforms simultaneously, denial of service attacks or other security-related incidents.

It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our customer base grows and our platforms becomes more complex. If our platforms are unavailable or if our customers are unable to access our platforms within a reasonable amount of time or at all, we may experience a loss of customers, lost or delayed market acceptance of our platforms, delays in payment to us by customers, injury to our reputation and brand, legal claims against us, significant cost of remedying these problems and the diversion of our resources. In addition, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition and results of operations, as well as our reputation, may be adversely affected.

Further, the software technologies underlying our platforms are inherently complex and may contain material defects or errors, particularly when new products are first introduced or when new features or capabilities are released. We have from time to time found defects or errors in our platforms, and new defects or errors in our existing platforms or new products may be detected in the future by us or our users. We cannot assure you that our existing platforms and new products will not contain defects. Any real or perceived errors, failures, vulnerabilities, or bugs in our platforms could result in negative publicity or lead to data security, access, retention or other performance issues, all of which could harm our business. The costs incurred in correcting such defects or errors may be substantial and could harm our business. Moreover, the harm to our reputation and legal liability related to such defects or errors may be substantial and could similarly harm our business.

If we fail to timely release updates and new features to our platforms and adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, or changing customer needs, requirements or preferences, our platforms may become less competitive.

The markets in which we compete are subject to rapid technological change, evolving industry standards, and changing regulations, as well as changing customer needs, requirements and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. Accordingly, our ability to increase our revenue depends in large part on our ability to maintain, improve and differentiate our existing platforms and introduce new functionality.

We must continue to improve existing features and add new features and functionality to our platforms in order to retain our existing customers and attract new ones. If the technology underlying our platforms become obsolete or do not address the needs of our customers, our business would suffer.

Revenue growth from our products depends on our ability to continue to develop and offer effective features and functionality for our customers and to respond to frequently changing data protection regulations, policies and end-user demands and expectations, which will require us to incur additional costs to implement. If we do not continue to improve our platforms with additional features and functionality in a timely fashion, or if improvements to our platforms are not well received by customers, our revenue could be adversely affected.

If we fail to deliver timely releases of our products that are ready for commercial use, release a new version, service, tool or update with material errors, or are unable to enhance our platforms to keep pace with rapid technological and regulatory changes or respond to new offerings by our competitors, or if new technologies emerge that are able to deliver competitive solutions at lower prices, more efficiently, more conveniently or more securely than our solutions, or if new operating systems, gaming platforms or devices are developed and we are unable to support our customers’ deployment of games and other applications onto those systems, platforms or devices, our business, financial condition and results of operations could be adversely affected.

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RISKS RELATED TO OUR ACQUISITION STRATEGY

We may be unable to obtain additional financing, if required, to fund the existing operations of the business, complete future acquisitions or to fund the development and commercialization of the companies, technologies, or intellectual property.

Our primary business strategy is to: 1) generate and increase revenues of existing subsidiary companies and 2) to further enhance our presence in the VR/AR market through the acquisition of additional VR/AR companies, technologies, or intellectual property. If our existing subsidiary companies do not achieve sufficient levels of revenue and profits, we may be required to seek additional financing through the issuance of equity or debt securities or other arrangements to finance the operations of the business.

Additionally, there can be no assurance that we will be able to successfully identify, acquire or profitably manage such additional companies, technologies, or intellectual property or successfully integrate these, if any, into the Glimpse ecosystem without substantial costs, delays or other operational or financial problems. If potential acquisition targets are unwilling to accept our equity as the consideration for their businesses, then we may be required to seek additional financing through the issuance of equity or debt securities or other arrangements to finance the acquisition transaction. If we complete a business combination, we may require additional financing to fund the operations or growth of an acquisition target. Further, acquisitions involve a number of other special risks, including possible adverse effects on our operating results, diversion of management’s attention, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities, and realization of acquired intangible assets, some or all of which could have a material adverse effect on our business, financial condition and results of operations. In addition, there can be no assurance that the companies, technologies, or intellectual property acquired in the future, if any, will generate anticipated revenues and earnings. As a result, we may be required to seek additional financing through the issuance of equity or debt securities or other arrangements. To the extent that we are unable to acquire additional companies, technologies, or intellectual property or integrate those successfully, our ability to generate and increase our revenues may be reduced significantly. As a result, we may be required to seek additional financing through the issuance of equity or debt securities or other arrangements. As an early-stage company, we cannot assure that such financing will be available on acceptable terms, if at all.

With respect to our future acquisition strategy, no assurance can be made that we will have the funds necessary to make future acquisitions. To the extent that additional financing proves to be unavailable, that fact will likely have a negative impact on our business and we may be compelled to restructure the operations of the business or abandon a particular contemplated business combination.

If we fail to integrate any existing or acquired subsidiaries into the Glimpse ecosystem, we may not realize the anticipated benefits of the collaborative Glimpse ecosystem and the integration of any acquisitions, which could harm our business, financial condition or results of operations.

Even though Glimpse’s ecosystem provides a centralized corporate structure and the potential for cross company collaboration synergies, each subsidiary company has its own business development, technology development, sales team and general manager. Although we believe that the integration of our existing subsidiary companies has been a success, there is still continued risk that we may encounter difficulties related to continued integration of the existing subsidiary companies in the future. There is also the risk that the business development, sales team and general manager of a future acquired subsidiary are unsuccessful. Some of these risks are out of our control. Successfully integrating any acquired subsidiary may be more difficult, costly or time-consuming than we anticipate, or we may not otherwise realize any of the anticipated benefits of such acquisition. Any of the foregoing could adversely affect our business, financial condition or results of operations.

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We have made a number of acquisitions in the past and we intend to make more acquisitions in the future. Our ability to identify complementary assets, products or businesses for acquisition and successfully integrate them could affect our business, financial condition and operating results.

In the future, we intend to continue to pursue acquisitions of assets, products or businesses that we believe are complementary to our existing business and/or to enhance our market position or expand our product portfolio. There is a risk that we will not be able to identify suitable acquisition candidates available for sale at reasonable prices, complete any acquisition, or successfully integrate any acquired product or business into our operations. We may face competition for acquisition candidates from other parties including those that have substantially greater available resources. Acquisitions may involve a number of other risks, including:

●	diversion of management’s attention from other subsidiaries;
●	disruption to our ongoing business;
●	failure to retain key acquired personnel;
●	difficulties in integrating acquired operations, technologies, products, or personnel;
●	unanticipated expenses, events, or circumstances;
●	assumption of disclosed and undisclosed liabilities; and
●	inappropriate valuation of the acquired in-process R&D, or the entire acquired business.

If we do not successfully address these risks or any other problems encountered in connection with an acquisition, the acquisition could have a material adverse effect on our business, results of operations and financial condition. Problems with an acquired business could have a material adverse effect on our performance or our business as a whole. In addition, if we proceed with an acquisition, our available cash may be used to complete the transaction, diminishing our liquidity and capital resources, or shares may be issued which could cause significant dilution to existing shareholders.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

If we cannot obtain and maintain appropriate patent and other intellectual property rights protection for our technology, our business will suffer.

The value of our software and services is dependent on our ability to secure and maintain appropriate patent and other intellectual property rights protection. We intend to continue to pursue additional patent protection for our new software and technology. Although we own multiple patents covering our technology that have already been issued, we may not be able to obtain additional patents that we apply for, or that any of these patents, once issued, will give us commercially significant protection for our technology, or will be found valid if challenged. Moreover, we have not obtained patent protection for our technology in all foreign countries in which our products might be sold. In any event, the patent laws and enforcement regimes of other countries may differ from those of the United States as to the patentability of our personal display and related technologies and the degree of protection afforded.

Any patent or trademark owned by us may be challenged and invalidated or circumvented. Patents may not be issued from any of our pending or future patent applications. Any claims and issued patents or pending patent applications may not be broad or strong enough and may not be issued in all countries where our products can be sold or our technologies may not be licensed to provide meaningful protection against any commercial damage to us. Further, others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around the patents owned by us. Effective intellectual property protection may be unavailable or limited in certain foreign countries. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of our processes and devices that we regard as proprietary. Policing unauthorized use of our proprietary information and technology is difficult and our efforts to do so may not prevent misappropriation of our technologies. In the event that our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our products and technologies, which could have a material adverse effect on our business, financial condition and results of operations.

We may become engaged in litigation to protect or enforce our patent and other intellectual property rights or in International Trade Commission proceedings to abate the importation of goods that would compete unfairly with our products. In addition, we may have to participate in interference or reexamination proceedings before the US Patent and Trademark Office, or in opposition, nullification or other proceedings before foreign patent offices, with respect to our patents or patent applications. All of these actions would place our patents and other intellectual property rights at risk and may result in substantial costs to us as well as a diversion of management attention. Moreover, if successful, these actions could result in the loss of patent or other intellectual property rights protection for the key technologies on which our business strategy depends.

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In addition, we rely in part on unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets, know-how and other proprietary information, we require employees, consultants, financial advisors and strategic partners to enter into confidentiality agreements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of those trade secrets, know-how or other proprietary information. In particular, we may not be able to fully or adequately protect our proprietary information as we conduct discussions with potential strategic partners. If we are unable to protect the proprietary nature of our technology, it will harm our business.

Despite our efforts to protect our intellectual property rights, intellectual property laws afford us only limited protection. A third party could copy or otherwise obtain information from us without authorization. Accordingly, we may not be able to prevent misappropriation of our intellectual property or to deter others from developing similar products or services. Further, monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources, may result in counterclaims or other claims against us and could significantly harm our results of operations. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

As is commonplace in technology companies, we employ individuals who were previously employed at other technology companies. To the extent our employees are involved in research areas that are similar to those areas in which they were involved at their former employers, we may be subject to claims that such employees or we have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims. Litigation of this type could result in substantial costs to us and divert our resources.

We also depend on trade secret protection through confidentiality and license agreements with our employees, subsidiaries, licensees, licensors and others. We may not have agreements containing adequate protective provisions in every case, and the contractual provisions that are in place may not provide us with adequate protection in all circumstances. The unauthorized reproduction or other misappropriation of our intellectual property could diminish the value of our brand, competitive advantages or goodwill and result in decreased sales.

We may incur substantial costs or lose important rights as a result of litigation or other proceedings relating to our products, patents and other intellectual property rights.

In recent years, there has been significant litigation involving patents and other intellectual property rights in many technology-related industries. Until recently, patent applications were retained in secrecy by the US Patent and Trademark Office until and unless a patent was issued. As a result, there may be US patent applications pending of which we are unaware that may be infringed by the use of our technology or a part thereof, thus substantially interfering with the future conduct of our business. In addition, there may be issued patents in the United States or other countries that are pertinent to our business of which we are not aware. We and our customers could be sued by other parties for patent infringement in the future. Such lawsuits could subject us and them to liability for damages or require us to obtain additional licenses that could increase the cost of our products, which might have an adverse effect on our sales.

In addition, in the future we may assert our intellectual property rights by instituting legal proceedings against others. We may not be able to successfully enforce our patents in any lawsuits we may commence. Defendants in any litigation we may commence to enforce our patents may attempt to establish that our patents are invalid or are unenforceable. Any patent litigation could lead to a determination that one or more of our patents are invalid or unenforceable. If a third party succeeds in invalidating one or more of our patents, we may experience greater competition from such party and from others. Our ability to derive sales from products or technologies covered by these patents could be adversely affected.

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Whether we are defending the assertion of third party intellectual property rights against our business as a result of the use of our technology, or we are asserting our own intellectual property rights against others, such litigation can be complex, costly, protracted and highly disruptive to our business operations by diverting the attention and energies of management and key technical personnel. As a result, the pendency or adverse outcome of any intellectual property litigation to which we are subject could disrupt business operations, require the incurrence of substantial costs and subject us to significant liabilities, each of which could severely harm our business.

Plaintiffs in intellectual property cases often seek injunctive relief. Any intellectual property litigation commenced against us could force us to take actions that could be harmful to our business and thus to our sales, including the following:

● discontinuing selling the products that incorporate or otherwise use technology that contains our allegedly infringing intellectual property;

● attempting to obtain a license to the relevant third party intellectual property, which may not be available on reasonable terms or at all; or

● attempting to redesign our products to remove our allegedly infringing intellectual property.

If we are forced to take any of the foregoing actions, we may be unable to sell products that incorporate our technology at a profit or at all. Furthermore, the measure of damages in intellectual property litigation can be complex, and is often subjective or uncertain. If we were to be found liable for infringement of proprietary rights of a third party, the amount of damages we might have to pay could be substantial and is difficult to predict. Decreased sales of our products incorporating our technology would adversely affect our results of operations. Any necessity to procure rights to the third party technology might cause us to negotiate the royalty terms of the third party license which could increase our cost of production or, in certain cases, terminate our ability to build some of our products entirely.

Our failure to renew, register or otherwise protect our trademarks could have a negative impact on the value of our brand names and our ability to use those names in certain geographical areas.

We believe our copyrights and trademarks are integral to our success. We rely on trademark, copyright and other intellectual property laws to protect our proprietary rights. If we fail to properly register and otherwise protect our trademarks, service marks and copyrights, we may lose our rights, or our exclusive rights, to them. In that case, our ability to effectively market and sell our products and services could suffer, which could harm our business.

RISKS RELATED TO THIS OFFERING

The offering price for our common stock may not be indicative of its fair market value.

The offering price for our common stock was determined in the context of negotiations between us and the underwriters. Accordingly, the offering price may not be indicative of the true fair market value of the Company or the fair market value of our common stock. We are making no representations that the offering price of our common stock under this prospectus bears any relationship to our assets, book value, net worth or any other recognized criteria of our value.

No public market for our common stock currently exists, and an active public trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock. Although we have applied to list our common stock on the Nasdaq Capital Market, an active public trading market for our common stock may not develop following the completion of this offering or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

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There is no established trading market for our shares; further, our shares will be subject to potential delisting if we do not maintain the listing requirements of the Nasdaq Capital Market.

This offering constitutes our initial public offering of our shares. No public market for these shares currently exists. We have applied to list the shares of our common stock on the Nasdaq Capital Market, or Nasdaq. An approval of our listing application by Nasdaq will be subject to, among other things, our fulfilling all of the listing requirements of Nasdaq. Even if these shares are listed on Nasdaq, there can be no assurance that an active trading market for these securities will develop or be sustained after this offering is completed. The initial offering price has been determined by negotiations among the lead underwriter and us. Among the factors considered in determining the initial offering price were our future prospects and the prospects of our industry in general, our revenue, net income and certain other financial and operating information in recent periods, and the financial ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. However, there can be no assurance that following this offering our shares of common stock will trade at a price equal to or greater than the offering price.

In addition, Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from Nasdaq, would make it more difficult for shareholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Capital Market, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” We have not yet commenced the costly and time-consuming process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, and we may not be able to complete our evaluation, testing and any required remediation in a timely fashion once initiated. Our compliance with Section 404 will require that we incur substantial expenses and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

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During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. For example, we are still in the process of implementing information technology and accounting systems to help manage critical functions such as billing and revenue recognition and financial forecasts. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.

Future sales of our common stock in the public market could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Many of our existing equity holders have substantial unrecognized gains on the value of the equity they hold based upon the price of this offering, and therefore, they may take steps to sell their shares or otherwise secure the unrecognized gains on those shares. We are unable to predict the timing of or the effect that such sales may have on the prevailing market price of our common stock.

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Our stock price may be volatile, and the value of our common stock may decline.

We cannot predict the prices at which our common stock will trade. The initial public offering price of our common stock will be determined by negotiations between us and the underwriters and may not bear any relationship to the market price at which our common stock will trade after this offering or to any other established criteria of the value of our business and prospects, and the market price of our common stock following this offering may fluctuate substantially and may be lower than the initial public offering price. In addition, the trading price of our common stock following this offering is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our common stock as you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our common stock include the following:

●	actual or anticipated fluctuations in our financial condition or results of operations;

●	variance in our financial performance from expectations of securities analysts;

●	changes in the pricing of the solutions on our platforms;

●	changes in our projected operating and financial results;

●	changes in laws or regulations applicable to our platforms;

●	announcements by us or our competitors of significant business developments, acquisitions or new offerings;

●	sales of shares of our common stock by us or our shareholders;

●	significant data breaches, disruptions to or other incidents involving our platforms;

●	our involvement in litigation;

●	conditions or developments affecting the AR and VR industries;

●	future sales of our common stock by us or our stockholders, as well as the anticipation of lock-up releases;

●	changes in senior management or key personnel;

●	the trading volume of our common stock;

●	changes in the anticipated future size and growth rate of our market;

●	general economic and market conditions; and

●	other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our common stock. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, the market price and trading volume of our common stock could decline.

The market price and trading volume of our common stock following the completion of this offering will be heavily influenced by the way analysts interpret our financial information and other disclosures. We do not have control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, our stock price would be negatively affected. If securities or industry analysts do not publish research or reports about our business, downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

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After this offering, our executive officers, directors and principal stockholders, if they choose to act together, will continue to have the ability to control or significantly influence all matters submitted to stockholders for approval. Furthermore, many of our current directors were appointed by our principal stockholders.

Following the completion of this offering, our executive officers, directors and greater than 5% stockholders, in the aggregate, will own approximately 47.2% of our outstanding common stock (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options, warrants or other rights, and without giving effect to any purchases that these holders may make through our directed share program), based on an assumed initial public offering price of $7.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus. Furthermore, many of our current directors were appointed by our principal stockholders. As a result, such persons or their appointees to our board of directors, acting together, will have the ability to control or significantly influence all matters submitted to our board of directors or stockholders for approval, including the appointment of our management, the election and removal of directors and approval of any significant transaction, as well as our management and business affairs. In addition, if any of our executive officers, directors and greater than 5% stockholders purchase shares in this offering, or if any of our other current investors purchase shares in this offering and become greater than 5% stockholders as a result, the ability of such persons, acting together, to control or significantly influence such matters will increase. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.

We will have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our ultimate use may vary substantially from our currently intended use. Investors will need to rely upon the judgment of our management with respect to the use of proceeds. Pending use, we may invest the net proceeds from this offering in investment-grade, interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government that may not generate a high yield for our stockholders. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations and prospects could be harmed, and the market price of our common stock could decline.

You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering.

The initial public offering price of our common stock is substantially higher than the as adjusted net tangible book value per share of our common stock immediately after this offering. If you purchase shares of our common stock in this offering, you will suffer immediate dilution of $5.72 per share, or $5.59 per share if the underwriters exercise their over-allotment option in full, representing the difference between our as adjusted net tangible book value per share after giving effect to the sale of common stock in this offering and an assumed initial public offering price of $7.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus. See the section titled “Dilution.”

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our capital stock, and, subject to the discretionary dividend policy described in the section entitled “Dividend Policy” of this prospectus, we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

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We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we may choose to elect to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of this offering; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates.

We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains, in addition to historical information, forward-looking statements. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and “Business.” Forward-looking statements include statements concerning:

●	our possible or assumed future results of operations;

●	our business strategies;

●	our ability to attract and retain customers;

●	our ability to sell additional products and services to customers;

●	our cash needs and financing plans;

●	our competitive position;

●	our industry environment;

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●	our potential growth opportunities;

●	expected technological advances by us or by third parties and our ability to leverage them;

●	our intent to make distributions;

●	the effects of future regulation; and

●	the effects of competition.

All statements in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions that convey uncertainty of future events or outcomes to identify forward-looking statements.

The outcome of the events described in these forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These important factors include our financial performance and the other important factors we discuss in greater detail in “Risk Factors.” You should read these factors and the other cautionary statements made in this prospectus as applying to all related forward-looking statements wherever they appear in this prospectus. Given these factors, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date on which the statements are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $10.1 million (or approximately $11.8 million if the underwriters’ option to purchase additional shares is exercised in full) based on an assumed initial public offering price of $7.00 per share of common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of common stock in this offering by the selling stockholders identified in this prospectus.

Each $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share of common stock would increase (decrease) the net proceeds to us from this offering by approximately $1.5 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $6.4 million, assuming the assumed initial public offering price of $7.00 per share of common stock remains the same, and after deducting estimated underwriting discounts and commissions.

The principal purposes of this offering are to increase our capitalization and financial flexibility, facilitate an orderly distribution of shares for the selling stockholders, and create a public market for our common stock. We currently intend to use the net proceeds we receive from this offering for general corporate purposes, including growth capital, working capital, operating expenses, potential acquisitions and capital expenditures. Although we may use a portion of the net proceeds of this offering for the acquisition of additional assets or businesses, or for other strategic investments or opportunities, we have no current understandings, agreements or commitments in this regard.

We cannot specify with certainty all of the particular uses for the remaining net proceeds to us from this offering. We will have broad discretion over how we use the net proceeds from this offering. Pending the use of the proceeds from this offering as described above, we intend to invest the net proceeds from the offering that are not used as described above in investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. Although we currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, we are committed, subject to the limitations on distributions under Nevada law, to pay certain distributions in the event (i) we sell the business of any of our subsidiaries; or (ii) we report consolidated net income on our fiscal year end audited financial statements. No assurances can be made that any such milestone will be achieved or if achieved that our Board of Directors will approve any distribution in connection therewith.

Distribution upon sale of business. In the event we sell all or substantially all of the business of any of our subsidiaries, whether by means of a merger, asset sale, stock sale or otherwise, for a price in excess of $10,000,000, we intend to distribute no less than 85% of the after-tax net proceeds for such sale. However, such distribution shall be subject to a determination by our Board of Directors that there exist no special circumstances that would prevent it from approving such distribution or the extent thereof. Such special circumstances could include, but not be limited to, the Company or any of its subsidiary companies contemplating or actively being engaged in a prospective acquisition or acquisitions that may require the use of such net proceeds, or other uses integral to the operations, growth or business development of any existing subsidiary company. Moreover, such distribution may be waived, in writing, by the holders of a majority of our securities holders entitled to vote, voting together as a single class.

Distribution of consolidated net income. In the event our annual audited financial statements report consolidated net income, we intend to distribute, within 90 days after completion of such audit, 10% of the consolidated net income for such fiscal year. However, such distribution shall be subject to a determination by our Board of Directors that there exist no special circumstances that would prevent it from approving such distribution or the extent thereof. Such special circumstances could include, but not be limited to, the Board of Directors determining that such distribution, which could have otherwise been reinvested into our existing businesses, would impair our ability to execute on our business strategy. Moreover, such distribution may be waived, in writing, by the holders of a majority of our securities holders entitled to vote, voting together as a single class.

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Subject to the distribution intentions discussed above, any future determination regarding the declaration and payment of dividends, if any, will be subject to the limitations on distributions under Nevada law, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. In addition, our ability to pay dividends may be restricted by any agreements we may enter into in the future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents as of March 31, 2021:

●	on an actual basis;
●	on a pro forma basis after giving effect to (i) conversion of the outstanding convertible notes issued between December 2019 and March 2021; and
●	on a pro forma as adjusted basis after giving effect to the sale of common stock in this offering at an assumed offering price of $7.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds of the offering.

You should read the following table in conjunction with the “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2021
			Pro forma
	Actual	Pro Forma	as adjusted
	(unaudited)	(unaudited)	(unaudited)

Cash and cash equivalents	$2,403,774	$2,403,774	$12,484,048
Debt, net of current portion	2,020,257	623,828	623,828
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 20,000,000 shares authorized, 0 shares outstanding
Common stock, par value $0.001 per share, 300,000,000 shares authorized, 7,534,513 shares outstanding and 4,731 shares to be issued (actual), 7,863,394 shares outstanding (Pro forma), 9,513,394 shares outstanding (Pro forma as adjusted)	7,539	7,863	9,513
Additional paid-in capital	20,087,384	21,687,060	31,765,684
Accumulated deficit	(19,272,321)	(19,628,080)	(19,628,080)
Total stockholders’ equity	822,602	2,066,843	12,147,118
Total capitalization	$2,842,859	$2,690,671	$12,770,946

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Each $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share would increase (decrease) the net proceeds to us by approximately $1.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

If the underwriters exercise their option to purchase additional shares in full, as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity, total capitalization and shares of common stock outstanding as of March 31, 2021 would be $14,174,548, $33,455,922, $13,837,618, $14,461,446 and 9,775,894 shares, respectively.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. The net tangible book value of our common stock as of March 31, 2021 was $822,602 or $0.109 per share. Net tangible book value per share represents our total tangible assets (which were total assets of $3,232,594 less intangible assets of $0 at March 31, 2021) less our total liabilities, divided by the number of shares of outstanding common stock. After giving effect to conversion of the outstanding convertible notes issued between December 2019 and March 2021, our pro forma net tangible book value as of March 31, 2021 would have been $2,066,843, or $0.263 per share.

After giving effect to the receipt of the net proceeds from our sale of common stock in this offering, at an assumed initial public offering price of $7.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been approximately $12.1 million, or $1.277 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $1.168 per share to our existing stockholders and an immediate dilution of $5.723 per share to new investors participating in this offering.

We determine dilution per share to investors participating in this offering by subtracting the pro forma as adjusted net tangible book value per share after this offering from the assumed initial public offering price per share paid by investors participating in this offering. The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share	$7.00
Net tangible book value per share as of March 31, 2021	$0.109
Pro forma net tangible book value per share	$0.263
Increase per share to existing stockholders attributable to investors in this offering	$1.014
Pro forma as adjusted net tangible book value per share, to give effect to this offering	$1.277
Dilution in net tangible book value per share to new investors in this offering	$5.723

Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 7,763,394 shares, or 81.6% of the total number of shares of our capital stock outstanding following the completion of this offering, and will increase the number of shares held by new investors to 1,750,000 shares, or 18.4% of the total number of shares of our capital stock outstanding following the completion of this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share would increase (decrease) the net proceeds to us by approximately $1.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

The pro forma as adjusted information discussed above is illustrative only and will change based on the actual initial public offering price, number of shares and other terms of this offering determined at pricing.

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If the underwriters exercise their option to purchase additional shares of common stock in this offering in full at the assumed initial public offering price of $7.00 per share and assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, the pro forma as adjusted net tangible book value would be approximately $1.415 per share, and the dilution in pro forma as adjusted net tangible book value per share to investors in this offering would be approximately $5.585 per share.

The table below summarizes, on a pro forma as adjusted basis as of March 31, 2021, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by existing stockholders and (ii) to be paid by new investors purchasing shares in this offering at an assumed initial public offering price of $7.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per
	Number		Amount		Share
Existing stockholders	7,763,394	81.6%	$17,524,042	58.9%	$2.26
New investors	1,750,000	18.4%	$12,250,000	41.1%	$7.00
Total	9,513,394	100.0%	$29,774,042	100.0%	$3.13

In addition, if the underwriters exercise their option to purchase additional shares of common stock in full, the percentage of shares held by existing stockholders will be reduced to 79.4% of the total number of shares of common stock to be outstanding upon the closing of this offering, and the number of shares of common stock held by new investors participating in this offering will be further increased by shares, or 20.6% of the total number of shares of common stock to be outstanding upon the closing of this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share would increase (decrease) the net proceeds to us by approximately $1.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

The total number of shares of our common stock reflected in our actual and pro forma information set forth in the table above excludes:

●	Exercise by the underwriters of their option to purchase 262,500 additional shares of common stock to cover over-allotments;
●	shares of common stock underlying the representative’s warrants to be issued to the representative of the underwriters in this offering;
●	Options to purchase 4,567,750 shares of common stock of which have an exercise price between $2.00 and $5.00. The options expire between October 2026 and March 2031; and
●	Conversion of outstanding convertible promissory notes.

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SELECTED CONSOLIDATED AND OTHER FINANCIAL DATA

The following tables present our summary financial data and should be read together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data for the fiscal years ended June 30, 2020 and June 30, 2019 are derived from our audited annual consolidated financial statements, which are included elsewhere in this prospectus. The unaudited summary financial data for the nine months ended March 31, 2021 and 2020 have been derived from our unaudited interim consolidated financial statements, which are included elsewhere in this prospectus, and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods.

	Year Ended		Nine Months Ended
	June 30,		March 31,
	2020	2019	2021	2020
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data
Revenue	$1,945	$983	$2,435	$1,404
Cost of revenue(1)	1,137	425	1,278	883
Gross profit	808	558	1,157	521
Operating expenses
Research and development(1)	2,431	2,565	1,995	1,740
Sales and marketing(1)	1,463	1,182	1,013	1,028
General and administrative(1)	1,835	2,394	1,343	1,313
Total operating expenses	5,729	6,141	4,351	4,081
Loss from operations	(4,921)	(5,583)	(3,194)	(3,560)
Forgiveness of Paycheck Protection Program (PPP1) loan	-	-	549	-
Other income (expense), net	-	-	9	-
Interest income	9	7	1	7
Interest expense	(81)	-	(98)	(30)
Loss on conversion of convertible notes	-	-	(515)	-
Net loss	$(4,993)	$(5,576)	$(3,248)	$(3,583)
Net loss per share, basic and diluted(2)	$(0.72)	$(0.86)	$(0.45)	$(0.52)
Weighted-average shares used in computing net loss per share, basic and diluted(2)	6,924	6,477	7,158	6,896
Pro forma net loss per share, basic and diluted (unaudited)(2)
Weighted-average shares used in computing pro forma net loss per share, basic and diluted (unaudited)(2)

EBITDA
Net loss	$(4,993)	$(5,576)	$(3,248)	$(3,583)
Interest expense, net	72	(7)	97	23
Depreciation and amortization	20	22	18	16
EBITDA (loss)	(4,901)	(5,561)	(3,133)	(3,544)
Impairment expense	140	-	-	-
Forgiveness of PPP1 Loan and related	-	-	(559)	-
Stock based compensation expenses	2,652	3,163	2,336	1,929
Stock based acquisition related expenses	131	231	-	84
Loss on conversion of convertible notes	-	-	515	-
Adjusted EBITDA (loss)	$(1,978)	$(2,167)	$(841)	$(1,531)

(1) Amounts include stock option based compensation expense, for the years ended June 30, 2020 and 2019, and for the nine month periods ended March 31, 2021 and 2020, as follows:

	Year Ended		Nine Months Ended
	June 30,		March 31,
	2020	2019	2021	2020
	(in thousands)
Cost of revenue	$237	$58	$497	$203
Research and development	1,267	1,314	887	932
Sales and marketing	293	182	311	170
General and administrative	754	1,356	547	522
Total stock-based compensation expense	$2,551	$2,910	$2,242	$1,827

(2) See Note 3 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate our basic and diluted net loss per share and the weighted-average number of shares used in the computation of the per share amounts.

Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Our management uses and relies on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

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Definition of Non-GAAP Financial Measures

The following discussion and analysis includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to, net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe that both management and shareholders benefit from referring to the previous non-GAAP financial measures in planning, forecasting and analyzing future periods. Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison. Our management recognizes that the non-GAAP financial measures have inherent limitations because of the described excluded items.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before the items in the table above. Adjusted EBITDA is an important measure of our operating performance because it allows management, investors and analysts to evaluate and assess our core operating results from period-to-period after removing the impact of items of a non-operational nature that affect comparability.

We have included a reconciliation of our non-GAAP financial measures to the most comparable financial measures calculated in accordance with GAAP. We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between the Company and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measures provided by each company under applicable SEC rules.

The following table presents a reconciliation of net loss to Adjusted EBITDA for the nine months ended March 31, 2021 and 2020:

	For Nine Months Ended	For Nine Months Ended
	March 31, 2021	March 31, 2020
Net loss	$(3,248,600)	$(3,583,010)
Interest expense, net	97,325	23,033
Depreciation and amortization	18,162	16,084
EBITDA (loss)	(3,133,113)	(3,543,893)
Forgiveness of PPP1 Loan and related	(558,885)	-
Stock based compensation expenses	2,336,158	1,928,948
Stock based acquisition related expenses	-	84,200
Loss on conversion of convertible notes	515,464	-
Adjusted EBITDA (loss)	$(840,376)	$(1,530,745)

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The following table presents a reconciliation of net loss to Adjusted EBITDA for the years ended June 30, 2020 and 2019:

	For the Year Ended June 30, 2020	For the Year Ended June 30, 2019
Net loss	$(4,993,350)	$(5,576,377)
Other expense (income), net	72,872	(6,893)
Depreciation and amortization	20,222	21,980
EBITDA (loss)	(4,900,256)	(5,561,290)
Goodwill impairment expense	139,754	-
Stock based compensation expenses	2,652,020	3,162,921
Stock based acquisition related expenses	131,066	231,101
Adjusted EBITDA (loss)	$(1,977,416)	$(2,167,268)

	As of March 31, 2021
	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)(3)
		(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$2,404	$2,404	$12,484
Working capital(4)	2,803	2,651	12,731
Total assets	3,233	3,081	13,162
Deferred revenue	205	205	205
Total debt, inclusive of convertible promissory notes (5)	2,020	624	624
Accumulated deficit	(19,272)	(19,628)	(19,628)
Total stockholders’ equity	823	2,067	12,147

(1) The pro forma column in the balance sheet data above reflects the conversion of an aggregate of $1.60 million of outstanding convertible promissory notes (net of remaining original issue discount), convertible into an aggregate of approximately 0.32 million shares of our common stock.

(2) The pro forma as adjusted column reflects the receipt of approximately $10.1 million in net proceeds from our sale of shares of common stock in this offering at an assumed initial public offering price of $7.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3) Each $1.00 increase or decrease in the assumed initial public offering price of $7.00 per share, which is the midpoint of the assumed offering price range set forth on the cover of this prospectus, would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, working capital, total assets, and total stockholders’ equity by $1.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. Similarly, each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, working capital, total assets, and total stockholders’ equity by $6.4 million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions.

(4) Working capital is defined as current assets less current liabilities.

(5) See Note 9 to our consolidated financial statements included elsewhere in this prospectus.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, the following discussion and analysis includes forward looking statements that involve risks, uncertainties and assumptions. Our actual results and the timing of events could differ materially from those anticipated in these forward looking statements as a result of a variety of factors, including those discussed in “Risk Factors” and elsewhere in this prospectus. See the discussion under “Cautionary Note Regarding Forward Looking Statements” beginning on page 25 of this prospectus

Overview

The Glimpse Group, Inc. (the “Company”, “we”, “our”) is a Virtual (“VR”) and Augmented (“AR”) Reality platform company, comprised of a diversified group of wholly-owned VR and AR companies, providing enterprise-focused software, services and solutions.

The Company was incorporated as The Glimpse Group, Inc. in the State of Nevada, on June 15, 2016 and is headquartered in New York, NY. Glimpse currently owns and operates nine wholly-owned and operated subsidiary companies (“Subsidiary Companies”, “Subsidiaries”): Adept Reality, LLC (dba Adept XR Learning), Kabaq 3D Technologies, LLC (dba QReal), KreatAR, LLC (dba PostReality), D6 VR, LLC, Immersive Health Group, LLC (dba IHG), Foretell Studios, LLC (dba Foretell Reality), Number 9, LLC (dba Pagoni VR) and Early Adopter, LLC; and one subsidiary in Turkey, Glimpse Group Yazilim ve ARGE Ticaret Anonim Sirketi (“Glimpse Turkey”), which primarily develops and creates 3D models for QReal. In addition, Glimpse owns two (2) non-active subsidiary companies: In-It VR, LLC (dba Mezmos) and MotionZone, LLC, which may be reactivated based on need and market conditions.

Glimpse’s ecosystem of VR/AR subsidiary companies, collaborative environment and diversified business model aim to simplify the challenges faced by entrepreneurs in the emerging VR/AR industry, potentially improving each subsidiary company’s ability to succeed, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified platform.

Leveraging its platform, the Company strives to cultivate and manage the business operations of its VR/AR subsidiary companies, with the goal of allowing each underlying company to better focus on mission-critical endeavors, collaborate with the other subsidiary companies, reduce time to market, optimize costs, improve product quality and leverage joint go-to-market strategies. Subject to operational, market and financial developments and conditions, Glimpse intends to carefully add to its current portfolio of subsidiary companies via a combination of organic expansion and/or outside acquisitions.

Glimpse’s subsidiary companies target a wide array of industry verticals, including but not limited to: Corporate Training, Education, Healthcare, Branding & Marketing, Retail, Financial Services, Food & Hospitality, Media & Entertainment and Social VR group meetings. The Company does not target direct-to-consumer VR/AR software or services, only business-to-business (“B2B”) and business-to-business-to-consumer (“B2B2C”), and we are hardware agnostic.

The Company currently employees approximately 50 full time employees and contractors, primarily software developers, engineers and 3D artists.

Impact of COVID-19

In January 2020, an outbreak of a new strain of coronavirus, COVID-19, was identified in Wuhan, China. Through the first quarter of 2020, the disease became widespread around the world, and on March 11, 2020, the World Health Organization declared a pandemic. Our business and operations have been adversely affected by the COVID-19 pandemic, as have the markets in which our customers operate. The COVID-19 pandemic has caused and continues to cause significant business and financial markets disruption worldwide and there is significant uncertainty around the duration of this disruption and its ongoing effects on our business. While we demonstrated continued revenue growth in the periods ended June 30, 2020 and March 31, 2021, notwithstanding this growth, management believes growth could have been higher if not for the COVID-19 pandemic. As a result of the COVID-19 pandemic, we saw the length of our sale cycles generally increase by several months and some of our customers have put purchase decisions on hold, in particular customers in our hospital and education segments. While several of these delays have since materialized into contracts, it is yet to be determined whether outstanding delays are permanent. In other instances, customers have requested payment schedule extensions, but have eventually paid in full. We are encouraged by recent passage of the of various U.S. Government assistance programs (e.g., the CARES Act and American Rescue Plan Act), which may accelerate recovery, especially relating to hospitals and educational institutions. Overall, our accounts receivable loss ratio was, and remains, nominal and revenue collection on signed and executed contracts has not been impacted.

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To date, we have not had to reduce headcount as a result of the COVID-19 pandemic. This is due to infusion of capital in May 2020 from a Paycheck Protection Program loan (PPP1) of approximately $548,000, an additional Paycheck Protection Program loan (PPP2) of approximately $623,000 in February 2021, and the overall performance of our business. However, early in the pandemic, in order to mitigate some of the pandemic potential impact and uncertainties, we temporarily reduced the cash portion of our employees monthly salaries by 10-35% (executives and management on the higher end of the range), totaling approximately $160,000 in aggregate over a three month period. To compensate for the cash reduction, we issued employees Company stock options at 150% of the value of the cash reductions. As the business stabilized and we gained more clarity as to our going-forward prospects, cash salaries were returned to their normal base levels after the three month reduction. While we do not expect it to be the case going forward, if the impact of COVID-19 worsens, we may need to reinstate cash salary reductions or reduce headcount.

Since March 2020, we have required substantially all of our employees to work remotely to minimize the risk of the virus. While working remotely has proven to be effective to this point, it may eventually inhibit our ability to operate the business effectively. We expect to return to non-remote, in-person office work in the summer of 2021, initially several days per week.

We continue to closely monitor the situation and the effects on our business and operations. We do not yet know the full extent of potential impacts on our business and operations. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition.

Critical Accounting Policies and Estimates and Recent Accounting Pronouncements

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). While our significant accounting policies are more fully described in our financial statements, we believe the following accounting policies are the most critical to aid in fully understanding and evaluating this management discussion and analysis.

Principles of Consolidation

The consolidated financial statements include the balances of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Accounting Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the accompanying consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The principal estimates relate to the valuation of allowance for doubtful accounts, common stock, stock options and cost of goods sold.

Revenue Recognition

The Company adopted the new accounting standard, Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, (“ASC 606”) beginning on July 1, 2020 using the modified retrospective method for all open contracts and related amendments. The adoption did not result in an adjustment to the accumulated deficit as of June 30, 2020. The comparative information was not restated and continued to be reported under the accounting standards in effect for those periods. The adoption of ASC 606 did not have a material impact on reported sales to customers and net earnings (losses).

The Company applies the following steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identify the contract with a customer;
●	identify the performance obligations in the contract;
●	determine the transaction price;
●	allocate the transaction price to performance obligations in the contract; and
●	recognize revenue as the performance obligation is satisfied and collection is reasonably assured.

Revenue is recognized when the Company satisfies its performance obligation under the contract by transferring the promised product to its customer that obtains control of the product and collection is reasonably assured. A performance obligation is a promise in a contract to transfer a distinct product to a customer. Most of the Company’s contracts have a single performance obligation, as the promise to transfer products or services is not separately identifiable from other promises in the contract and, therefore, not distinct.

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Any unrecognized portion of revenue and any corresponding unrecognized expenses are presented as deferred revenue and deferred costs, respectively, in the accompanying consolidated balance sheet. Deferred costs include cash and equity based payroll costs, and may include payments to vendors.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or providing services. As such, revenue is recorded net of returns, allowances, customer discounts, and incentives. Sales taxes and other taxes are excluded from revenues.

Significant Judgments

Our contracts with customers often include promises to transfer multiple products/services. Determining whether products/services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Further, judgment may be required to determine the standalone selling price for each distinct performance obligation.

Disaggregation of Revenue

The Company generates revenue by delivering: (i) Software Services, consisting primarily of VR/AR software projects, solutions and consulting services, and (ii) Software License and SaaS, consisting primarily of VR and AR software licenses or SaaS.

Revenue for Software Services projects and solutions is recognized at the point of time in which the customer obtains control of the project, customer accepts delivery and confirms completion of the project.

Revenue for Software Services consulting services and website maintenance is recognized at the point of time in which the Company performs the services, typically on a monthly retainer basis.

Revenue for Software License and SaaS is recognized at the point of time in which the Company delivers the software and customer accepts delivery. If there are contractually stated ongoing service obligations to be performed during the term of the Software License or SaaS contract, then revenues are recognized ratably over the term of the contract.

The Company currently generates its revenues primarily from customers in the United States.

Accounts Receivable

Accounts receivable consists primarily of amounts due from customers under normal trade terms. Allowances for uncollectible accounts are provided for based upon a variety of factors, including historical amounts written-off, an evaluation of current economic conditions, and assessment of customer collectability. As of March 31, 2021 and June 30, 2020 no allowance for doubtful accounts was recorded as all amounts were considered collectible.

Employee Stock-Based Compensation

The Company recognizes stock-based compensation expense related to grants to employees or service providers based on grant date fair values of common stock or the stock options, which are amortized over the requisite period, as well as forfeitures as they occur.

The Company values the options using the Black-Scholes Merton (“Black Scholes”) method utilizing various inputs such as expected term, expected volatility and the risk-free rate. The expected term reflects the application of the simplified method, which is the weighted average of the contractual term of the grant and the vesting period for each tranche. Expected volatility is derived from a weighted average of volatility inputs for comparable software and technology service companies. The risk-free rate is based on the implied yield of U.S. Treasury notes as of the grant date with a remaining term approximately equal to the expected life of the award.

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Research and Development Costs

Research and development expenses are expensed as incurred, and include payroll, employee benefits and stock-based compensation expense. Research and development expenses also include third-party development and programming costs. Given the nascent industry and uncertain market environment the Company operates in, research and development costs are not capitalized.

Recently Issued Pronouncements

Financial Instruments – Credit Losses

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued a new standard to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates (Accounting Standards Codification – “ASC” 326). The Company will be required to use a forward-looking expected credit loss model for accounts receivable, loans, and other financial instruments. Credit losses relating to available-for-sale debt securities, if any, will also be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. As an emerging growth company, the Company does not expect to adopt this standard prior to July 1, 2023.

Results of Operations for the Nine Months Ended March 31, 2021 Compared to March 31, 2020

Revenue

	For the Nine Months Ended
	March 31,		Change
	2021	2020	$	%
Software Services	$2,126	$1,260	$866	69%
Software License/Software as a Service	309	144	165	115%
Total Revenue	$2,435	$1,404	$1,031	73%

Total revenue for the nine months ended March 31, 2021 was $2,434,551 compared to $1,403,756 for the nine months ended March 31, 2020, an increase of approximately 73%, This growth is attributable to an increase in the average size of contracts, which increased by approximately 113% on average period-to-period. We define the average size of contracts as the average dollar amount attributed to contracts the Company signed with customers during a period.

We break out our revenues into two main categories – Software Services and Software License. Software Services revenues are primarily comprised of VR/AR projects, solutions and consulting retainers, and Software License revenues are comprised of the sale of our internally developed VR/AR software as licenses or as software-as-a-service (“SaaS”).

For the nine months ended March 31, 2021, Software Services revenue was $2,126,025 compared to $1,260,153 for the nine months ended March 31, 2020, an increase of approximately 69%. This growth is attributable to an increase in the average size of contracts, which increased by 124% on average period-to-period. Of the total Software Services revenue for the nine months ended March 31, 2021, approximately 64% was derived from VR/AR projects and solutions, while approximately 36% was derived from VR/AR related consulting retainers. Of the total Software Services revenue for the nine months ended March 31, 2020, approximately 81% was derived from VR/AR projects and solutions, while approximately 19% was derived from VR/AR related consulting retainers.

For the nine months ended March 31, 2021, Software License revenue was $308,526 compared to $143,603 for the for the nine months ended March 31, 2020, an increase of approximately 115%. This growth is attributable to an increase in the average size of contracts, which increased by 103% on average period-to-period. As the VR and AR industries continue to mature, we expect our Software License revenue to continue to grow on an absolute basis and as an overall percentage of total revenue.

Cost of Revenue

Cost of revenue for the nine months ended March 31, 2021 was $1,277,907 compared to $883,097 for the nine months ended March 31, 2020, an increase of approximately 45%. Cost of revenue was primarily attributable to internal staffing costs and, to a lesser degree, third-party expenses.

For the nine months ended March 31, 2021, our gross profit was $1,156,644 representing a gross profit margin of approximately 48%, compared to a gross profit of $520,659 representing a gross profit margin of approximately 37% for the nine months ended March 31, 2020. The increase in gross profit margin was primarily due to an increase in Software License revenue and improved Software Services project management. Our cash gross profit margin, excluding stock option based cost of revenue expenses, was approximately 68% for the nine months ended March 31, 2021 compared to approximately 52% for the nine months ended March 31, 2020.

For the nine months ended March 31, 2021 and 2020, internal staffing was approximately $1,215,211 (95% of total Cost of Revenue) and $771,276 (87% of total Cost of Revenue), respectively. As we expand our internal headcount of engineers, software developers and 3D artists we have had less of a need to staff externally – a benefit of increased scale in the business.

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Operating Expenses

Operating expenses for the nine months ended March 31, 2021 were $4,350,906 compared to $4,080,636 for the nine months ended March 31, 2020, an increase of approximately 6.6%, primarily due to an increase in research and development expenses.

Sales and Marketing

Sales and marketing expenses for the nine months ended March 31, 2021 were $1,012,851 compared to $1,028,156 for the nine months ended March 31, 2020, a decrease of approximately 1.5%. Increases in headcount were offset by decreases in commissions. As our subsidiary companies continue to establish initial market traction and grow their revenue base, we expect to increase our business development and sales headcount.

For the nine months ended March 31, 2021, non-cash stock option and common stock expenses relating to sales and marketing included approximately $311,000 of employee and vendor compensation expenses, comprising approximately 31% of total sales and marketing expenses. For the nine months ended March 31, 2020, non-cash stock option and common stock expenses relating to sales and marketing included approximately $170,000 of employee and vendor compensation expenses, comprising approximately 17% of total sales and marketing expenses. This non-cash period-to-period increase was primarily due to the hiring of temporary staff, which were compensated with stock options only.

Research and Development

Research and development expenses for the nine months ended March 31, 2021 were $1,994,523 compared to $1,739,657 for the nine months ended March 31, 2020, an increase of approximately 15%. Going forward, we expect research and development costs to continue to increase as we continue to develop and commercialize our software products.

For the nine months ended March 31, 2021, non-cash stock option expenses relating to research and development included approximately $887,000 of employee compensation expenses, comprising approximately 44% of total research and development expenses. For the nine months ended March 31, 2020, non-cash stock option expenses relating to research and development included approximately $932,000 of employee compensation expenses, comprising approximately 54% of total research and development.

General and Administrative

General and administrative expenses for the nine months ended March 31, 2021 were $1,343,532 compared to $1,312,823 for the nine months ended March 31, 2020, an increase of 2.3%. Increases in cash compensation and headcount were offset by a decrease in non-cash stock and option compensation.

For the nine months ended March 31, 2021, non-cash stock option and common stock expenses relating to general and administrative included approximately $585,000 of employee, board of directors and other compensation expenses, comprising approximately 44% of total general and administrative expenses. For the nine months ended March 31, 2020, non-cash stock option and common stock expenses relating to general and administrative included approximately $647,500 of employee, board of directors and other compensation expenses, comprising approximately 49% of total general and administrative expenses.

Other Income (Expenses)

Other income (expenses), net for the nine months ended March 31, 2021 consisted of other net expenses of $54,338 compared to other net expenses of $23,033 for the nine months ended March 31, 2020, an increase of approximately 136%. The increase was primarily due to non-cash expenses of $515,464 due to conversions of unsecured Convertible Promissory Notes 1 (the “December 2019 Notes”, as detailed below) and a $68,793 increase in non-cash interest expense as a result of the Company incurring interest for seven months on the December 2019 Notes during the nine months ended March 2021 compared to only three months of interest for the nine months ended March 31, 2020. These expenses were offset by non-cash income related to the $548,885 forgiveness of the Company’s Paycheck Protection Program (PPP1) loan.

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Net loss

	For the Nine Months Ended
	March 31,		Change
	2021	2020	$	%
Total revenue	$2,435	$1,404	$1,031	73%
Cost of sales	1,278	883	395	45
Gross profit	1,157	521	636	122
Total operating expenses	4,351	4,081	270	7
Loss from operations before other income and expense	(3,194)	(3,560)	366	(10)
Other income and expense, net	(54)	(23)	(31)	135
Net Loss	$(3,248)	$(3,583)	$335	(9)%

For the nine months ended March 31, 2021, we incurred a net loss of $3,248,600 compared to a net loss of $3,583,010 for the nine months ended March 31, 2020, an improvement of approximately 9% period-to-period primarily driven by an increase in revenue and profit margins.

Non-GAAP Financial Measures

As disclosed and defined previously, we use and rely on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe that both management and shareholders benefit from referring to the following non-GAAP financial measures in planning, forecasting and analyzing future periods. Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison. Our management recognizes that the non-GAAP financial measures have inherent limitations because of the described excluded items.

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The following table presents a reconciliation of net loss to Adjusted EBITDA for the nine months ended March 31, 2021 and 2020:

	For Nine Months Ended	For Nine Months Ended
	March 31, 2021	March 31, 2020
Net loss	$(3,248,600)	$(3,583,010)
Interest expense, net	97,325	23,033
Depreciation and amortization	18,162	16,084
EBITDA (loss)	(3,133,113)	(3,543,893)
Forgiveness of PPP1 Loan and related	(558,885)	-
Stock based compensation expenses	2,336,158	1,928,948
Stock based acquisition related expenses	-	84,200
Loss on conversion of convertible notes	515,464	-
Adjusted EBITDA (loss)	$(840,376)	$(1,530,745)

Results of Operations for the Year Ended June 30, 2020 Compared to the Year Ended June 30, 2019

Revenue

	For the Year Ended
	June 30,		Change
	2020	2019	$	%
	(in thousands)
Software Services	$1,777	$922	$855	93%
Software License/Software as a Service	168	61	107	175%
Total Revenue	$1,945	$983	$962	98%

Total revenue for the year ended June 30, 2020 was $1,945,315 compared to $983,182 for the year ended June 30, 2019, an increase of 98%. We break out our revenues into two main categories – Software Services and Software License. Software Services are primarily comprised of VR/AR projects, solutions and consulting retainers, and Software License are comprised of the sale of our internally developed VR/AR software as licenses or as software-as-a-service (“SaaS”).

For the year ended June 30, 2020, Software Services revenue was $1,777,447 compared to $921,765 for the prior year, an increase of 93%. This growth is attributable to an increase in the average size of contracts, which increased by 78% on average period-to-period. For the year ended June 30, 2020, Software License revenue was $167,868 compared to $61,417 for the prior year, an increase of 173%. This growth is attributable to an increase in the average size of contracts, which increased by 82% on average period-to-period. As the VR and AR industries continue to mature, we expect our Software License revenue to continue to grow on an absolute basis and as an overall percentage of total revenue.

Cost of Revenue

Cost of revenue for the year ended June 30, 2020 was $1,137,193 compared to $424,967 for the year ended June 30, 2019, an increase of 168%. Cost of revenue was primarily attributable to internal staffing costs and, to a lesser degree, third-party expenses.

For the year ended June 30, 2020, our gross profit was $808,122 representing a gross profit margin of approximately 42%, compared to a gross profit of $558,215 representing a gross profit margin of approximately 57% for the year ended June 30, 2019. The decrease in gross profit margin was primarily due to increased costs relating to several Software Services projects during the year ended June 30, 2020. Our cash gross profit margin, excluding stock option based cost of revenue expenses, was approximately 53% for the year ended June 30, 2020 compared to approximately 64% for the year ended June 30, 2019.

For the years ended June 30, 2020 and 2019, internal staffing was approximately $1,018,000 (90% of total Cost of Revenue) and $308,000 (72% of total Cost of Revenue), respectively.

Operating Expenses

Operating expenses for the year ended June 30, 2020 were $5,728,600 compared to $6,141,485 for the year ended June 30, 2019, a decrease of approximately 7%. The decrease was primarily due to decreases in non-cash compensation expenses of approximately $789,500 and cash legal expense of approximately $223,000, partially offset by increases of approximately $473,500 in cash operating expenses (primarily cash compensation and rent) and a non-cash goodwill impairment expense of approximately $140,000.

Sales and Marketing

Sales and marketing expenses for the year ended June 30, 2020 were $1,462,701 compared to $1,182,240 for the year ended June 30, 2019, an increase of approximately 24%. As reflected in our revenue growth, our subsidiary companies continued to establish initial market traction, which warranted an increase in our business development and sales headcount.

For the year ended June 30, 2020, non-cash stock option and common stock expenses relating to sales and marketing included approximately $353,000 of employee and vendor compensation expenses, comprising approximately 24% of total sales and marketing expenses for the year ended June 30, 2020. For the year ended June 30, 2019, non-cash stock option and common stock expenses relating to sales and marketing included approximately $250,000 of employee and vendor compensation expenses, comprising approximately 21% of total sales and marketing expenses.

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Research and Development

Research and development expenses for the year ended June 30, 2020 were $2,430,752 compared to $2,565,277 for the year ended June 30, 2019, a decrease of 5%. Research and development costs were lower comparatively primarily due to a one-time decrease in intellectual property related legal expenses. Going forward, we expect research and development costs to increase as we continue to develop and commercialize our software products.

For the year ended June 30, 2020, non-cash stock option expenses relating to research and development included approximately $1,266,911 of employee compensation expenses, comprising approximately 52% of total research and development expenses for the year ended June 30, 2020. For the year ended June 30, 2019, non-cash stock option expenses relating to research and development included approximately $1,314,000 of employee compensation expenses, comprising approximately 51% of total research and development expenses.

General and Administrative

General and administrative expenses for the year ended June 30, 2020, were $1,835,147 compared to $2,393,968 for the year ended June 30, 2019, a decrease of approximately 23%. The decrease was primarily due to a reduction of approximately $702,000 in non-cash stock option compensation expenses for board of directors and advisors, and a reduction of non-cash stock expense for employees, a non-cash stock expense to vendors, and a non-cash stock expense for the satisfaction of a contingent liability related to a previous acquisition totaling approximately $251,000, partially offset by increases in cash operating expenses of approximately $231,000 (primarily rent and payroll), and a non-cash goodwill impairment expense of approximately $140,000.

For the year ended June 30, 2020, non-cash stock option and common stock expenses relating to general and administrative expenses included approximately $920,000 of employee, board of directors and other compensation expenses, comprising approximately 50% of total general and administrative expenses for the year ended June 30, 2020. For the year ended June 30, 2019, non-cash stock option expenses relating to general and administrative included approximately $1,770,000 of employee, board of directors and other compensation expense, comprising approximately 75% of total general and administrative expenses. The relative year-to-year increase was due primarily to a one-time stock option issuance to the board of directors and advisors.

Impairment Expense

In the year ended June 30, 2020, we incurred a non-cash goodwill impairment charge of $139,754 due to a decline in the business performance of a past asset acquisition and a deterioration in its future prospects. There was no goodwill impairment in the year ended June 30, 2019.

Other Income (Expense)

Net expenses for the year ended June 30, 2020 was $72,872 compared to other income of $6,893 for the year ended June 30, 2019. The increase in other net expense for the year ended June 30, 2020 was primarily due to a non-cash interest expense of $81,455 relating to amortization of convertible note interest payments.

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Net loss

	For the Year Ended
	June 30,		Change
	2020	2019	$	%
	(in thousands)
Total revenue	$1,945	$983	$962	98%
Cost of sales	1,137	425	712	168
Gross profit	808	558	250	45
Total operating expenses	5,729	6,141	(412)	(7)
Loss from operations before other income and expense	(4,921)	(5,583)	662	(12)
Other income and expense, net	(72)	7	(79)	(1,129)
Net Loss	$(4,993)	$(5,576)	$583	(10)%

For the year ended June 30, 2020, we incurred a net loss of $4,993,350 compared to a net loss of $5,576,377 for the year ended June 30, 2019, a decrease of approximately 10%.

Reconciliation of Non-GAAP Financial Measures

As disclosed above, our management uses and relies on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The following table presents a reconciliation of net loss to Adjusted EBITDA for the years ended June 30, 2020 and 2019:

	For the year ended June 30, 2020	For the year ended June 30, 2019
Net loss	$(4,993,350)	$(5,576,377)
Other expense (income), net	72,872	(6,893)
Depreciation	20,222	21,980
EBITDA (loss)	(4,900,256)	(5,561,290)
Goodwill impairment expense	139,754	-
Stock based compensation expenses	2,652,020	3,162,921
Stock based acquisition related expenses	131,066	231,101
Adjusted EBITDA (loss)	$(1,977,416)	$(2,167,268)

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet transactions, arrangements or other relationships with unconsolidated entities or other persons.

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Liquidity and Capital Resources

	For the Nine Months Ended
	March 31,		Change
	2021	2020	$	%
	(in thousands)
Net cash used in operating activities	$(1,037)	$(1,524)	$487	(32)%
Net cash used in investing activities	(17)	(11)	(6)	55
Net cash provided by financing activities	2,423	1,203	1,220	101
Net increase (decrease) in cash and cash equivalents	1,369	(332)	1,701	(512)
Cash and cash equivalents, beginning of year	1,035	1,203	(168)	(14)
Cash and cash equivalents, end of period	$2,404	$871	$1,533	176%

	For the Year Ended
	June 30,		Change
	2020	2019	$	%
	(in thousands)
Net cash used in operating activities	$(2,024)	$(2,139)	$115	(5)%
Net cash used in investing activities	(33)	(17)	(16)	94
Net cash provided by financing activities	1,888	2,036	(148)	(7)
Net decrease in cash and cash equivalents	(169)	(120)	(49)	40
Cash and cash equivalents, beginning of year	1,204	1,324	(120)	(9)
Cash and cash equivalents, end of year	$1,035	$1,204	$(169)	(14)%

Operating activities

Net cash used in operating activities for the nine months ended March 31, 2021 was $1,037,420, compared to $1,524,367 for the nine months ended March 31, 2020, an improvement of approximately 32%. We expect net cash from operating activities to be negative in the coming periods, however it should continue to improve as our revenue increases.

Net cash used in operating activities for the year ended June 30, 2020, was $2,024,275, compared to net cash used in operating activities of $2,138,635 for the year ended June 30, 2019. We expect net cash from operating activities to continue to be negative in the next 12 months.

Investing activities

Net cash used in investing activities for the nine months ended March 31, 2021 was $17,109 compared to $10,872 for the nine months ended March 31, 2020. In both periods our investing activities were comprised of purchases of computer equipment, driven by an increase in research and development headcount.

Net cash used in investing activities for the year ended June 30, 2020, was $32,660 compared to $17,799 for the year ended June 30, 2019. In both years our investing activities were comprised of purchases of computer equipment, driven by an increase in research and development headcount.

Financing activities

Net cash provided by financing activities for the nine months ended March 31, 2021 was $2,423,457, comprised of: issuance of $1,475,000 of unsecured Convertible Promissory Notes 2 (the “March 2021 Notes”) as detailed below, a $623,828 Paycheck Protection Program (“PPP2”) loan and $324,629 from the issuance of common stock to investors at $4.50/share. For the nine months ended March 31, 2020, net cash provided by financing activities was $1,202,500, all from the initial issuance of unsecured Convertible Promissory Notes 1 (the “December 2019 Notes”) as detailed below.

Net cash provided by financing activities for the year ended June 30, 2020 was $1,888,385, primarily comprised of the issuance of $1,332,500 in December 2019 Notes in total and receiving a $548,885 Paycheck Protection Program (“PPP1”) loan. In December 2020 and January 2021, $1,220,500 of the December 2019 Notes, representing approximately 92% of the aggregate principal value of the December 2019 Notes, converted into shares of the Company’s common stock at a conversion price of $4.00/share. The remaining holders of the December 2019 Notes, representing $110,000 of principal value, amended the December 2019 Notes to add an automatic conversion provision upon an IPO of the Company, at a fixed price of $4.25/share. The PPP1 loan was fully forgiven by the Small Business Administration (“SBA”) in February 2021 and the Company has no further obligations relating to that loan. For the year ended June 30, 2019, net cash provided by financing activities was $2,035,366, primarily comprised of common stock equity raises.

In February 2021, the Company received a second Paycheck Protection Program loan in the amount of $623,828 (“PPP2”). As with our PPP1 loan, the proceeds of the PPP2 loan will be utilized primarily for payroll expenses and we expect full forgiveness of the PPP2 loan in calendar year 2021.

On March 5, 2021, the Company raised $1,475,000 by the issuance of unsecured Convertible Promissory Notes with a two-year term (the “March 2021 Notes”). The March 2021 Notes convert at a fixed price of $5.00/share at the option of the holders, with an automatic conversion upon an initial public offering, or IPO, by the Company. The March 2021 Notes pay an interest rate of 10% per annum in common stock of the Company, at a fixed price of $5.00/share. Interest on the March 2021 Notes for the first year was issued in advance upon closing.

As of May 31, 2021, we had approximately $2.0 million of cash on hand. Taking into account our cash position and anticipated cash flows to be generated from revenue, we expect to have sufficient capital resources to meet our working capital needs well beyond the next 12 months.

Doubt about the Company’s ability to continue as a going concern was alleviated on the financials statement for the year ended June 30, 2020 and the accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.

The Company remains an early stage, growth technology company and had indicated doubt about its ability to continue as a going concern in past financial statements. The combination of operating losses since inception, cash expected to be used in operating activities in the future, uncertain conditions relating to additional capital raises and continued revenue growth created an uncertainty about the Company’s ability to continue as a going concern. However, as of the date that the financial statements for the year ended June 30, 2020 were issued, the Company’s cash position was approximately $2.4 million and contracted revenue backlog to be collected over the short term exceeded $1.1 million. Taking into account conservative revenue projections that are well below the Company’s past revenue performance, the Company believes that it is sufficiently funded to meet its operational plan and future obligations well beyond the 12-month period from the date that the financial statements were issued.

While management believes it will be able to continue to grow the Company’s revenue base, there is no assurance. In parallel, management continually monitors its capital structure and operating plans and evaluates various potential funding alternatives that may be needed in order to finance the Company’s research and development activities, general and administrative expenses and growth strategy. These alternatives include raising funds through public or private equity markets and either from institutional or retail investors. Although there is no assurance that, if needed, the Company will be successful with its fundraising initiatives, management believes that the Company will be able to secure the necessary financing.

Given the above, doubt about the Company’s ability to continue as a going concern was alleviated on the financial statements for the year ended June 30, 2020 and the accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.

Estimated Cash Requirements over the Next Twelve Months

We expect to approach or reach cash break-even from our existing operations over the next 12 months. Our estimated cash operating expense requirements over the next 12 months for our existing operations is approximately $3,800,000. However, this amount does not take into account any incoming revenue collections or potential proceeds from investment capital, which may match or exceed this amount. Over 80% of our costs are variable (headcount related) and, if needed, we have a high degree of flexibility to reduce costs as needed.

Emerging Growth Company Status

We are an “emerging growth company”, as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company we can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to avail ourselves of these options. Once adopted, we must continue to report on that basis until we no longer qualify as an emerging growth company.

We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenue are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If, as a result of our decision to reduce future disclosure, investors find our common stock less attractive, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

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BUSINESS

The Glimpse Group, Inc. (together with its consolidated subsidiary companies, unless the context otherwise requires, referred to herein as “Glimpse Group,” “Glimpse,” “we,” “us,” “our,” or the “Company”) operates through nine wholly-owned subsidiary companies.

General

We are a Virtual (“VR”) and Augmented (“AR”) Reality platform company, comprised of a diversified group of wholly-owned and operated VR and AR companies, providing enterprise-focused software, services and solutions. We believe that we offer significant exposure to the rapidly growing and potentially transformative VR and AR markets, while mitigating downside risk via our diversified model and ecosystem.

We currently own and operate nine wholly-owned subsidiary companies (“Subsidiary Companies”, “Subsidiaries”): Adept Reality, LLC (dba Adept XR Learning), Kabaq 3D Technologies, LLC (dba QReal), KreatAR (dba PostReality), LLC, D6 VR, LLC, Immersive Health Group, LLC (dba IHG), Foretell Studios, LLC (dba Foretell Reality), Number 9, LLC (dba Pagoni VR) and Early Adopter, LLC and, as of March 2021, one (1) subsidiary company in Turkey, Glimpse Group Yazilim ve ARGE Ticaret Anonim Sirketi (“Glimpse Turkey”), which primarily develops and creates 3D models for QReal. In addition, we own two non-active subsidiary companies: In-It VR, LLC (dba Mezmos) and MotionZone, LLC, which may be reactivated based on need and market conditions. We were incorporated as The Glimpse Group, Inc. in the State of Nevada, on June 15, 2016 and are headquartered in New York, New York.

Our VR/AR subsidiary companies, collaborative environment and diversified business model aims to simplify the challenges faced by entrepreneurs in the emerging VR/AR industry, potentially improving each subsidiary company’s ability to succeed, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified platform.

Leveraging our platform, we strive to cultivate and manage the business operations of our VR/AR subsidiary companies, with the goal of allowing each underlying company to better focus on mission-critical endeavors, collaborate with the other subsidiary companies, reduce time to market, optimize costs, improve product quality and leverage joint go-to-market strategies. Subject to operational, market and financial developments and conditions, we intend to carefully add to our current portfolio of subsidiary companies via a combination of organic expansion and/or outside acquisition.

The VR/AR industry is an early-stage technology industry with nascent markets. We believe that this industry has significant growth potential across verticals, may be transformative and that our diversified platform and ecosystem creates important competitive advantages. Our subsidiary companies target a wide array of industry verticals, including but not limited to: Corporate Training, Education, Healthcare, Branding/Marketing/Advertising, Retail, Financial Services, Food & Hospitality, Media & Entertainment and Social VR group meetings. We do not currently target direct-to-consumer VR/AR software or services, only business-to-business (“B2B”) and business-to-business-to-consumer (“B2B2C”), and we are hardware agnostic.

The Glimpse Platform

We develop, commercialize and market innovative and proprietary VR/AR software products, solutions and IP. Our platform is currently comprised of nine wholly-owned subsidiary companies, each targeting different industry segments in a non-competitive, collaborative manner. Our experienced management and dynamic VR/AR entrepreneurs have deep domain expertise, providing the foundation for value-add-collaborations throughout our ecosystem.

Each of our subsidiary companies share operational, financial and IP infrastructure, facilitating shorter time-to-market, higher quality products, reduced development costs, fewer redundancies, significant go-to-market synergies and, ultimately, a higher potential for success for each subsidiary company. We believe that our collaborative platform is unique and necessary, especially given the early nature of the VR/AR industry. By offering technologies and solutions in various industry segments, we aim to reduce dependency on any one single subsidiary company, technology or industry segment.

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We believe that three core tenets enhance our probability of success: (1) Ecosystem of VR/AR companies, (2) Diversification and (3) Profitable growth.

(1)	Our ecosystem of VR/AR software and service companies provides significant benefits to each subsidiary company and our group as a whole. We believe that the most notable benefits are: (a) economies of scale, cost efficiencies and reduced redundancies, (b) cross company collaboration, deep domain expertise, IP and knowledge transfer, (c) superior product offerings, (d) faster time to market, (e) enhanced business development and sales synergies and multiple monetization paths. In an emerging industry that is lacking in infrastructure, we believe that our ecosystem provides a distinct competitive advantage relative to a single, standalone company in the industry.
(2)	By design, we incorporate multiple aspects of diversity to reduce the risks associated with an early stage industry, create multiple monetization venues and improve the probabilities of success. There is no single point of failure or dependency. This is created through: (a) ownership of numerous wholly-owned subsidiary companies operating in different industry segments, (b) targeting large industries with clear VR/AR use-cases, (c) developing and utilizing various technologies and IP, (d) expanding to different geographic technology centers in hub model under our umbrella and (e) across industries, having an array of customers and potential acquirers/investors.
(3)

From our inception, we have prioritized achieving operational cash flow neutrality early in our life. This was an important factor that drove our strategy to: a) focus on enterprise software and services, only onboarding companies that are generating revenues or clearly could in the short term, b) target solutions that are based on use cases that have a clear ROI and can be effectively developed from existing technologies and hardware and c) centralize costs to reduce inefficiencies. By targeting cash flow neutrality, our goal is to minimize dilution and support greater independence from capital markets, thereby increasing resiliency and maximizing upside potential.

As part of our platform, we provide a centralized corporate structure, which significantly reduces general and administrative costs (financial, operational, legal & IP), streamlines capital allocation and helps in coordinating business strategies. This allows our subsidiary company general managers to focus their time and effort almost exclusively on the core software, product and business development activities relating to their subsidiary.

Additionally, aligned economic incentives encourage cross-Company collaboration. All of our employees own equity in our Company. The leadership team of each subsidiary company, in addition to their equity ownership in the parent company, also have an economic interest in their particular subsidiary company, which could become of value in case of a sale of their subsidiary. This economic interest is negotiated with lead management of a subsidiary company upon their joining of our company, and it typically ranges between 5-10% of the total net sale proceeds of the subsidiary and includes a three year vesting schedule. Thus, there is benefit to them not only when our subsidiary company succeeds but also when any of the other subsidiaries succeeds, and when our company as a whole succeeds. We believe that this ownership mechanism is a strong driver of cross-pollination of ideas and fosters collaboration. While each subsidiary company owns its own IP, our parent company currently owns 100% of each subsidiary company. In addition, there will be perpetual licensing agreements between our subsidiary companies, so that if a subsidiary company is divested, then the remaining subsidiaries, if utilizing the IP of a divested subsidiary company, will continue to retain usage rights post-divestiture. We currently do not have licensing agreements between our subsidiary companies. However, we are preparing and evaluating potential agreements for our subsidiaries to execute. In general, each subsidiary company owns its IP (and the Glimpse parent owns 100% of each subsidiary), and will provide a perpetual license to the other subsidiary companies for specific IP. In return, the providing subsidiary company will share in the revenue streams generated by the subsidiary company utilizing the licensed IP. We anticipate the typical revenue share to be approximately 1-5% of revenues generated, depending on the IP licensed.

Our ecosystem is a collaborative environment consisting of nine subsidiary VR/AR software and service companies:

1.	Kabaq 3D Technologies, LLC (dba QReal): Creation of lifelike photorealistic 3D interactive digital models and experiences in AR
2.	Adept Reality, LLC (dba Adept XR Learning): VR/AR solutions for higher education learning and corporate training
3.	KreatAR, LLC (dba PostReality): AR presentation tools for design, creation and collaboration
4.	D6 VR, LLC: VR/AR data visualization and data-analysis tools and collaboration for Financial Services and other data intensive industries

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5.	Immersive Health Group, LLC (IHG): VR/AR platform for evidence-based and outcome driven healthcare solutions
6.	Foretell Studios, LLC (dba Foretell Reality): Customizable social VR platform for behavioral health, collaboration and soft skills training
7.	Number 9, LLC (dba Pagoni VR): VR broadcasting solutions and environments for events, education, media & entertainment
8.	Early Adopter, LLC (EA): AR/VR solutions for K-12 education
9.	Glimpse Group Yazilim ve ARGE Ticaret Anonim Sirketi (Glimpse Turkey): a development center in Turkey, primarily developing and creating 3D models for QReal

1. QReal

QReal is a software and services company that creates and distributes photorealistic 3D and AR content. This content is typically integrated in social media campaigns and e-commerce platforms with the goal of increasing sales, improving brand recognition, creating viral content and boosting e-commerce conversion. Current industry verticals include: food, fashion, apparel, architecture and automotive.

QReal offers both one-time content creation as well as monthly subscriptions. With a monthly subscription, QReal offers content management and digital distribution.

We recently opened a development center, Glimpse Turkey, that primarily creates 3D models for QReal.

2. Adept XR Learning

Adept XR Learning (“Adept”) provides higher education learning and corporate VR training solutions via its SaaS platform, Elevate, built around collaboration and multi-user learning across geographical areas. The platform provides users the unique ability to create multiple sessions of a corporate VR training experience, incorporating data visualization, computer graphics, blended real-life 360 videos, artificial intelligence, data and analytics.

Adept’s platform can be purchased as a Software as a Service (“SaaS”) subscription, software license or a white label solution.

3. PostReality

PostReality creates cloud-based, cost effective, SaaS solutions that enable businesses to rapidly create, edit, integrate and deploy AR experiences.

PostReality’s solutions are:

a)	PostReality, a cloud-based, SaaS solution enabling users to easily create AR presentations via a drag-and-drop process and then view and share
b)	XR Platform, a cloud-based, scalable and secure backend infrastructure designed for VR/AR companies, allowing for the incorporation of various functionalities, such as proprietary cloud image recognition technology, online storage, creation and management of subscription plans, invoicing and payments
c)	Custom specialized AR applications, white label solutions and services

PostReality’s platform can be purchased as a SaaS subscription, software license or a white label solution.

4. D6 VR

D6 VR (“D6”) is a comprehensive, VR-based, analysis, presentation and education software platform, designed specifically to provide insight into complex data sets, improve productivity and facilitate virtual collaboration. D6 targets data intensive industries, with an initial focus on Financial Services and Higher Education.

Key attributes of D6’s platform:

-	Workspace of the Future: Without physical limitations and with essentially unlimited virtual monitor space, users can create customizable Data Rooms which can be used for traditional workflows and/or presentations.
-	Collaboration: Collaborate and present in the virtual world, share virtual workspaces with clients and colleagues around the globe, presenting multi-dimensional data visualizations in both VR and AR.
-	Visualization: Visualize and manipulate complex data in 3D space, deriving insights that are faster, more powerful, and more memorable. Instantly turn multi-variable data sets into intuitive, immersive displays.

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D6’s platform can be purchased as a SaaS subscription, software license or a white label solution.

5. Immersive Health Group

Immersive Health Group (“IHG”) is a digital health platform company that leverages VR/AR technology to simplify and streamline complex healthcare challenges in scale.

IHG’s two main software platforms are ContinuumXR and PaiNXR:

-	ContinuumXR (“CXR”) provides a VR and AR software training platform, specifically designed for clinician and caregiver learning and practice. The platform is designed to improve quality of care, retain clinical talent and reduce turnover, reduce errors, and improve patient experiences.
-	PaiNXR is a VR software suite of applications designed to fully immerse patients in interactive gameplay or soothing environments, effectively managing discomfort and minimizing anxiety associated with a wide range of clinical procedures. A desired outcome reduces the need for unnecessary opioids and pharmaceuticals while effectively reducing anxiety-related adverse events.

IHG’s platform can be purchased as a SaaS subscription, software license or a white label solution.

6. Foretell Reality

Foretell Reality (“Foretell”) provides remote groups an immersive, engaging and safe space to meet and collaborate in customizable, distraction-free environments. Through its VR software platform, Foretell aims to enhance human communications and productivity by overcoming geographic and physical constraints.

Foretell offers an enterprise-grade and easy-to-use solution for meeting others in VR with rich environments and features. The Foretell platform is designed to support applications and use cases across multiple industries, including: VR Telemental Health (especially support groups and therapy), Corporate Collaboration and Soft Skills and Remote Learning. Foretell’s platform can be purchased as a SaaS subscription, software license or a white label solution.

7. Pagoni VR

Pagoni VR (“Pagoni”) provides immersive and interactive VR video broadcasting solutions to universities, enterprise, entertainment venues, sports venues and houses of worship. Pagoni’s main product, Chimera, enables real-time communications between a presenter and local and remote attendees in VR.

Pagoni’s platform can be purchased as a SaaS subscription, software license or a white label solution.

8. Early Adopter

Early Adopter (“EA”) provides immersive VR and AR EdTech solutions for K-12 schools and pediatric hospital programs, based on engaging inquiry-driven and game-based learning.

In response to the Covid-19 pandemic, EA created Common Room, a social AR SaaS app that allows users to interact as if they were with one another. Common Room can also be white labeled by schools and other third parties.

Early Adopter’s platform can be purchased as a SaaS subscription, software license, or a white label solution.

The VR and AR (XR) Markets

Virtual Reality (VR) fully immerses the user in a digital environment via a head mounted display (“HMD”), where the user is blocked out of their immediate physical environment. Augmented Reality (AR) is a less immersive experience, where the user views their immediate physical environment with digital images overlaid, via a phone, tablet or a dedicated HMD such as smart glasses. While distinct, VR and AR are related, utilize some similar underlying technologies and are expected to become increasingly interconnected - combined they are often referred to as Immersive Technology (XR).

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VR and AR are emerging technologies, and the markets for them are still nascent. We believe that XR technologies and solutions have the potential to fundamentally transform how people and businesses interact, further enabling remote work, education and commerce. XR is also expected to increasingly interconnect with other emerging technologies such as artificial intelligence, computer vision, big data and crypto currencies. Additionally, HMD and telecommunication (5G) advancements have been driving vast improvements in capabilities and ease of use, while significantly reducing headset cost. As a result, market adoption has accelerated and is expected to continue. Leading technology companies such as Facebook, Apple, Microsoft, Google, Samsung, Sony and HP have been at the forefront of VR/AR hardware development and software infrastructure, while also increasing integration of their products with AR and VR capabilities.

Since Facebook released its first VR headset as a consumer product in 2016 (after its $2B+ acquisition of Oculus), successive iterations of it, as well as others, have become significantly lighter, more comfortable, lower priced, with higher resolution and increasingly wireless/mobile. With a standalone mobile headset, users no longer need an expensive gaming computer to power the headset and they also do not have a wire tethered to that computer restricting movement. These have facilitated easier corporate procurement and integration. The anticipated rollout of 5G should enable further improvement in user experience since with 5G, remote processing and heavier, real time applications become possible without noticeable visual lag, allowing for lighter, smaller, more comfortable HMDs with longer battery life.

Based on Artillery Intelligence’s market forecasts, the VR and AR markets are forecasted to grow 31% in 2021 to over $9 billion, expanding at a 39% CAGR over the next three years, exceeding $35 billion by 2023. In particular, VR and AR enterprise software – the segment we are focused on – is projected to grow 59% in 2021 and expand at a 55% CAGR to more than $10 billion in 2023.

Business Development and Sales

We utilize a hybrid approach to the sales and distribution of our software products and services.

At our subsidiary company level, each company has its own business development and sales team, the size of which depends on its stage of development. Each subsidiary company’s general manager is responsible for business development, and as the subsidiary gains market traction, its business development and sales team are expanded as needed.

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Our subsidiary companies’ business development and sales teams are enhanced by the shared resources and influence of our ecosystem. Our management takes an active role in the business development activities of each subsidiary company and in the overall development and integration of sale strategies, goals and budgets. As an integral part of the business development and sales processes, each subsidiary company’s general manager is very familiar with the product offerings of other subsidiary companies and leverages those into his or her own efforts when appropriate. This leads to substantial cross marketing collaboration.

We believe that a subsidiary company’s ability to demonstrate to potential customers scale as part of our ecosystem of companies, combined with our subsidiary’s ability to offer its products and solutions as well as those of our other subsidiary companies in an integrated manner, represents a key competitive advantage. We believe our customers often view us as a “one-stop-shop” for all their VR/AR needs and an expert in the emerging VR/AR space.

We and our subsidiary companies continue to develop a shared partner ecosystem to further scale business and expand our solutions into new and existing target markets.

Competitive Environment

We believe that our competitors in the VR/AR industry are focused on two primary segments: VR/AR Hardware (headsets) and Software.

VR/AR Hardware (Headsets) (“Hardware”):

We do not develop any Hardware, and our software and service solutions are mostly compatible with any Hardware. We believe that Hardware development, commercialization and distribution are highly capital intensive and there is not yet large enough scale or mass adoption in the VR/AR industry to justify such expenditures for a smaller company. As such, there are relatively few participants on the Hardware side, some very large (for example: Facebook/Oculus, Microsoft, Samsung, Google, Apple, HTC, HP, Lenovo, Sony, Epson) and some much smaller (for example: Magic Leap, Pico, Valve and Vuzix). In general, Hardware cycles have been accelerating and performance improving, with simplified usability and reduced end-user costs. The more advanced, easier to use and cheaper the Hardware becomes, the higher the potential for the development of robust software applications and increased market adoption of VR/AR solutions.

VR/AR Software (“Software”):

In contrast to VR/AR Hardware, Software is highly fragmented with hundreds of VR/AR Software companies targeting different segments and solutions. Many are consumer oriented, whereas we are entirely enterprise focused (B2B, B2B2C). We believe that the AR/VR Software segment is currently far less competitive than traditional software markets, as most companies in the space tend to be early stage and often underfunded.

While competition is evolving and increasing, there is currently no dominant player in any particular VR/AR Software segment. We believe that we have the potential to become a leader in the VR/AR Software space in general and that each of our subsidiary companies has the potential to become a significant player in their particular industry sector.

As previously described, we believe that our structure, ecosystem and integrated capabilities create significant competitive advantages for each of our subsidiary companies, not available to other Software companies in the VR/AR space. By owning and operating a diverse set of VR/AR companies, we believe that we significantly improve each of our subsidiary company’s ability to succeed by addressing many of the challenges early stage companies face and expanding each’s opportunity set and capabilities.

We have identified the following entities as more advanced potential competitors in the VR/AR Software segments:

●	Spatial
●	Striver
●	EonReality
●	IrisVR
●	Mursion
●	OssoVR
●	NexTech AR

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Several of the larger technology players provide general infrastructure VR/AR Software. In particular: ARCore from Google and ARKit from Apple, which enable AR functionality on smartphones and tablets; and Unity and Epic Unreal, which enable software languages used in VR programing. We do not view these larger companies as competition, but rather as complementary to our business. We believe infrastructure software benefits us, and the industry at large, as they are not industry specific and enable companies like us to more effectively build industry specific solutions, thereby saving significant costs and development efforts.

Platform Expansion and Diversification Strategy

As described above in “Competitive Environment,” the VR/AR software and services industries are highly fragmented. There are numerous potential acquisition targets that, while having established a niche market position, product or technology, have limited resources and ability to pursue growth initiatives. We intend to leverage our position and relative scale in the industry in order to continue to add to our platform both earlier stage companies and technologies and, subject to the availability of capital and appropriate targets, more mature companies. Beyond the expected financial impact of each such potential addition, these could also enhance our ecosystem, technology, scale and competitive position. These potential acquisitions may be domestic or international. If there is sufficient scale in a certain geographic location (beyond our current NYC headquarters), then a new hub may be established in such location, with several subsidiary companies operating in that hub, under the overall Glimpse umbrella.

Strategic Divestitures

Each one of our subsidiary companies has the potential to be divested or spun off. Although the purpose of our platform is to grow and develop the ecosystem on which each of our subsidiaries can mature by benefitting from collaboration, each subsidiary company targets a specific industry vertical (i.e. Healthcare, Education, Corporate Training, etc.) and as such has a distinct set of potential acquirers or investors. If a subsidiary company is divested and the proceeds are substantive, then our intent is to distribute the majority of the net proceeds to our shareholder base, if such distribution would not jeopardize our growth and operations.

Intellectual Property

Our intellectual property is an integral part of our business strategy and practice. In accordance with industry practice, we protect our proprietary products, technology and competitive advantage through a combination of contractual provisions and trade secrets, patents, copyright and trademark laws in the United States and other jurisdictions where business is conducted.

As of the date of this disclosure, we have filed thirteen (13) patent applications, three of which have been issued and registered with the United States Patent and Trademark Office (the “USPTO”).

Issued Patents:

Title of Invention	Subsidiary	Filing Date	Month Issued	Application Number	Docket Number	Confirmation Number	Expiration
Interactive Mixed Reality System for a Real World Event	Pagoni VR	06/21/2018	September 2019	16/014,956	P270977.US.02-503511-16	1537	06/21/2038
Augmented Reality Geolocation Using Image Matching	KreatAR	8/22/2018	December 2020	16/108,830	194445.00101	3370	08/22/2038
Immersive Display System with Adjustable Perspective	Pagoni VR	11/27/2018	July 2020	16/201,863	194445.00701	6423	11/27/2038

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Patent Applications:

Title of Invention	Subsidiary	Filing Date
Simulated Reality Data Representation System and Method	D 6 VR	2/2/2018
Viewer Position Coordination in Simulated Reality	KreatAR	6/10/2019
System for Sharing User-Generated Content	Pagoni VR	6/12/2019
Virtual Reality System Cross Platform	Foretell Reality	4/23/2019
Marker-Based Positioning of Simulated Reality	KreatAR	4/23/2019
Presentation Interface and Immersion Platform	Pagoni VR	4/30/2019
Simulated Reality Based Confidence Assessment	Adept Reality	6/6/2019
Presenting a Simulated Reality Experience in a Present Location	Mezmos	6/14/2019
Simulated Reality Risks Mitigation System	Immersive Health Group	7/19/2019
Simulated Reality Adaptive User Space	Foretell Reality	7/26/2019

We may continue to file for patents regarding various aspects of our products, services and technologies at a later date depending on the costs and timing associated with such filings. We may make investments to further strengthen our copyright protection going forward, although no assurances can be given that it will be successful in such patent and trademark protection endeavors. We seek to limit disclosure of our intellectual property by requiring employees, consultants, and partners with access to our proprietary information to execute confidentiality agreements and non-competition agreements (when applicable) and by restricting access to our proprietary information. Due to rapid technological change, we believe that establishing and maintaining an industry and technology advantage in factors such as the expertise and technological and creative skills of our personnel, as well as new services and enhancements to our existing services, are more important to our business and profitability than other available legal protections.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. The laws of many countries do not protect proprietary rights to the same extent as the laws of the U.S. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar services or products. Any failure by us to adequately protect our intellectual property could have a material adverse effect on our business, operating results and financial condition. See “Risk Factors—Risks Related to our Business.”

Business Cycles

Based on our history and information available to date, we have not been able to identify any seasonality of cycles within our business. Since VR/AR is an emerging industry, market and customer education are material and the length of the typical sales cycle can be between 3 and 18 months, depending on the size and complexity of the proposed solution and the customer’s level of understanding of the VR/AR space and prior experience.

Economic Dependence

For the nine months ended March 31, 2021, one customer accounted for 31.8% of our revenues. That same customer accounted for 0.0% of revenues for the nine months ended March 31, 2020. For the nine months ended March 31, 2021, one other customer accounted for 16.6% of our revenues. That same customer accounted for 0.0% of revenues for the nine months ended March 31, 2020.

For the nine months ended March 31, 2020, a different customer than the ones mentioned above accounted for 16.0% of revenues. This customer accounted for 2.0% of revenues for the nine months ended March 31, 2021. For the nine months ended March 31, 2020, one other customer accounted for 10% of the Company’s revenues. That same customer accounted for 0.0% of revenues for the nine months ended March 31, 2021.

For the fiscal year ended June 30, 2020, one customer accounted for 12.5% of our revenues. That same customer accounted for 6.1% of revenues for the fiscal year ended June 30, 2019. For the fiscal year ended June 30, 2020, no other customer accounted for 10% or more of our revenues.

For the fiscal year ended June 30, 2019, a different customer than the one mentioned above accounted for 19.1% of our revenues. This customer accounted for 8.4% of revenues for the fiscal year ended June 30, 2020. For the fiscal year ended June 30, 2019, no other customer accounted for 10% or more of the Company’s revenues.

We operate in an early stage industry, and customers are exploring various options for AR and VR solutions and acting as early adopters of VR and AR solutions. As such, there is a high degree of variance on our source of revenues while customers are on-boarded and our software product and solutions are integrated, measured and digested. A customer that may account for a higher concentration of revenue in one period may not account for any revenue in subsequent periods. In some cases those customers could re-engage after they have evaluated our solutions and may or may not be a source of future revenue.

As such, customers that make up a significant portion of revenues in one period, often do not make up a significant portion in other periods. Given this dynamic, which has continued both prior and subsequent to the reported periods, we expect this variability in Customer Concentration to continue until such point in time when our revenue has reached larger scale, and with a larger portion of our revenues coming from Software Licenses/SaaS. Due to the consistent oscillation in Customer Concentration from period-to-period, we do not view Customer Concentration as a material issue at this time.

Typically, customer contracts can be canceled at any time by the customer upon 30-90 day written notice (depending on the size of the contract). In such an event, the customer would owe the Company unpaid amounts up until the point of cancelation. We typically charge 25-50% of the contact value upfront and those are usually not refundable, mitigating some of the contract cancellation risk. In aggregate, to date it has been rare that a signed contract is canceled at any stage.

Employees

We currently have approximately 50 full time employees and consultants, primarily software developers, engineers and 3D artists.

Facilities

We are based in New York, New York. Our current facilities are leased and adequate to meet our ongoing needs. If we require additional space or expand geographically, we may seek additional facilities on commercially reasonable terms at such time. Due to Covid-19 constraints, since March 2020 our personnel have been working primarily on a remote basis, without detrimental effects. We expect to return to a predominantly in-person work environment, subject to Covid-19 developments.

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Legal Proceedings

We are not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business. None of our directors, officers or affiliates are involved in a proceeding adverse to our business or have a material interest adverse to our business.

Impact of COVID-19

In January 2020, an outbreak of a new strain of coronavirus, COVID-19, was identified in Wuhan, China. Through the first quarter of 2020, the disease became widespread around the world, and on March 11, 2020, the World Health Organization declared a pandemic. Our business and operations have been adversely affected by the COVID-19 pandemic, as have the markets in which our customers operate. The COVID-19 pandemic has caused and continues to cause significant business and financial markets disruption worldwide and there is significant uncertainty around the duration of this disruption and its ongoing effects on our business. This has primarily manifested itself in prolonged sales cycles.

Since March 2020, we have required substantially all of our employees to work remotely to minimize the risk of the virus. While working remotely has proven to be effective to this point, it may eventually inhibit our ability to operate the business effectively.

We continue to closely monitor the situation and the effects on our business and operations. We do not yet know the full extent of potential impacts on our business and operations. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition.

MANAGEMENT

The following table sets forth information for our executive officers and directors, their ages and position(s) with the Company.

Name	Age	Position
Executive Officers
Lyron Bentovim	51	President, Chief Executive Officer and Chairman of the Board
Maydan Rothblum	47	Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer
D.J. Smith	45	Chief Creative Officer and Director
Non-Executive Directors
Sharon Rowlands	62	Independent Director and Chair of Compensation Committee
Jeff Enslin	54	Independent Director and Chair of Audit Committee
Lemuel Amen	55	Independent Director

Directors are elected and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected. Officers are elected and serve at the discretion of the Board of Directors.

Executive Officers

Lyron Bentovim has been President and Chief Executive Officer since he co-founded the Company in 2016. From July 2014 to August 2015, Mr. Bentovim was Chief Operating Officer and Chief Financial Officer of Top Image Systems, a Nasdaq-listed company. From March 2013 to July 2014, Mr. Bentovim served as Chief Operating Officer and Chief Financial Officer of NIT Health and Chief Operating Officer and Chief Financial Officer and Managing Director at Cabrillo Advisors. From August 2009 until July 2012, Mr. Bentovim served as the Chief Operating Officer and Chief Financial Officer of Sunrise Telecom, Inc. a Nasdaq-listed company. Prior to Sunrise Telecom, Inc., from January 2002 to July 2009, Mr. Bentovim was a Portfolio Manager for Skiritai Capital LLC, an investment advisor. Prior to Skiritai Capital LLC, Mr. Bentovim served as the President, Chief Operating Officer and co-founder of WebBrix, Inc. Mr. Bentovim serves on the board of directors of Manhattan Bridge Capital, a Nasdaq-listed company, and has served on the board of directors of the following publicly traded companies: Blue Sphere, RTW Inc., Ault, Inc., Top Image Systems Ltd., Three-Five Systems Inc., Sunrise Telecom Inc., and Argonaut Technologies Inc. Additionally, Mr. Bentovim was a Senior Engagement Manager with strategy consultancies USWeb/CKS, Mitchell Madison Group LLC and McKinsey & Company Inc. Mr. Bentovim has an MBA from Yale School of Management and a law degree from the Hebrew University, Israel.

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Maydan Rothblum has been Chief Operating Officer and Chief Financial Officer since he co-founded the Company in 2016. From 2004 to 2016, Mr. Rothblum served as the co-founder, Managing Director and Chief Operating Officer of Sigma Capital Partners, a middle-market private equity firm focused on making negotiated investments directly onto the balance sheets of, primarily, small-to-mid sized publicly traded technology companies. In addition to his role as principal investor, Mr. Rothblum oversaw the fund’s portfolio, managed the fund’s day-to-day operations and financial reporting. Prior to working at Sigma Capital Partners, Mr. Rothblum held positions at Apax Partners, a global private equity fund, and Booz, Allen & Hamilton, a global strategic consultancy. Additionally, Mr. Rothblum served as an Engineer for the Israel Defense Forces. Mr. Rothblum holds an MBA from Columbia Business School and a BS in Industrial Engineering and Management from the Technion - Israel Institute of Technology.

D.J. Smith has been the Chief Creative Officer since he co-founded the company in 2016. Since June 2016, Mr. Smith has served as the co-founder and Organizer of NYVR Meetup. Prior to co-founding the Company, Mr. Smith served as the Senior Project Manager at Avison Young, where he managed construction and real estate development projects. From April 2016 to August 2020, Mr. Smith was the Founder of VRTech Consulting LLC, which provided consulting for real estate development projects and virtual reality. Mr. Smith holds a B.S. in Civil Engineering from Pennsylvania State University.

Non-Executive Officer Directors

Sharon Rowlands has served as a member of our board of directors since October 2017. She has also served as Chair of the Company’s Compensation Committee since October 2018. She has been the Chief Executive Officer and President of Newfold Digital (previously Web.com) since 2019. She has served on the board of directors of Everbridge, Inc., a Nasdaq-listed company, since 2019. Additionally, she has served on the board of directors of Pegasystems Inc., a Nasdaq-listed company, since April 2016. She served as President of USA Today Network Marketing Solutions at Gannett Co., a Nasdaq-listed company, from October 2017 to January 2019. Previously, Ms. Rowlands served as the Chief Executive Officer and member of the Board of Directors of ReachLocal, Inc., a Nasdaq-listed company, from April 2014 to January 2019. From November 2011 to December 2013, she was the Chief Executive Officer and member of the Board of Directors of Altegrity, Inc. From October 2008 to November 2011, Ms. Rowlands was the Chief Executive Officer of Penton Media, Inc. From 1997 to 2008, Ms. Rowlands held a variety of roles including Chief Executive Officer from 2005 to 2008, at Thomson Financial Inc. Ms. Rowlands received her post graduate certificate in education from the University of London and her Bachelor of Arts in History from the University of Newcastle. For the following reasons the Board believes Ms. Rowlands has the specific experience, qualifications, attributes and skills to serve as a director of Glimpse:

(i)	Ms. Rowlands is a senior executive with over 30 years management experience.
(ii)	Ms. Rowlands is currently, and has been, the CEO of several large technology and media companies - both publicly traded and private.
(iii)	Ms. Rowlands serves on the boards of several public companies and is also the Chair of multiple Compensation Committees.

Jeff Enslin has served as a member our board of directors since July 2018. He has also served as Chair of the Company’s Audit Committee since October 2018. From 1995 to 2018, Mr. Enslin was a senior partner and senior portfolio manager at Caxton Associates LP, a macro-focused hedge fund. Mr. Enslin is the founder and managing member of Perimetre Capital LLC since 2018, where he actively manages a wide portfolio of early stage technology investments. Mr. Enslin has served on the Investment Committees at Lehigh University (2010 to 2019) and the Peddie School (2010 to present, Advisory Trustee). Mr. Enslin is an active mentor at both Creative Destruction Labs and Endless Frontier Labs. Mr. Enslin received his MBA in finance and international business from New York University’s Stern School of Business and his B.S. in Finance from Lehigh University. For the following reasons the Board believes Mr. Enslin has the specific experience, qualifications, attributes and skills to serve as a director of Glimpse:

(i)	Mr. Enslin was a senior partner at a global hedge fund for over 20 years and prior to that was a commercial credit analyst.
(ii)	As an active angel investor, Mr. Enslin manages a wide portfolio of early stage technology investments and sits on several private company boards.
(iii)	Mr. Enslin served for nine years on the Investment Committee of Lehigh University and has an MBA from NYU Stern School of Business.

Lemuel Amen has served as a member of our board of directors since May 2021. He is the Founder and Chairman of Altius Manufacturing Group, LLC, an equity growth management firm, and has held senior executive positions and led global business units for Electronic Data Systems (EDS) and 3M. Mr. Amen has served on the board of directors for a privately held technology firm, AbeTech Inc., since 2009, and on the board of advisors of a privately held industrial firm, Diversified Chemical Technology, Inc., since 2018. Additionally, Mr. Amen is an experienced board governance professional serving high-growth technology, industrial services, and application software firms. Prior board governance service includes: Chairman of the board of directors for Viking Engineering and Development Inc. (2011 to 2017); board director and operating committee member for Bauer Welding & Metal Fabricators, Inc. (2013 to 2016); and board President and lead director for HighJump Software, Inc. (2005 to 2008). Mr. Amen served as Chairman for the Federal Reserve Bank of Minneapolis, Ninth District Advisory Council from 2012 to 2015. Additional governance and board director service post includes: University of Michigan – Dearborn, College of Business, Board of Advisors (2019 to present); State of Minnesota Governor’s Workforce Development Council (2016 to 2019); Ordway Center for the Performing Arts (2015 to 2018); Junior Achievement Worldwide Inc., Global Board of Directors (2003 to 2008); and Northwestern University, McCormick School of Engineering & Computer Science, Industrial Advisory Board (2000 to 2006). Mr. Amen earned his M.S. in Civil and Environmental Engineering from Northwestern University, and his B.S. in Mechanical Engineering at California State University-Northridge. For the following reasons the Board believes Mr. Amen has the specific experience, qualifications, attributes and skills to serve as a director of Glimpse:

(i)	Mr. Amen is a senior executive with over 25 years of management and operating experience.
(ii)	Mr. Amen has led global business units at major corporations.
(iii)	Mr. Amen serves on the boards of several technology companies, industries companies, universities.
(iv)	Mr. Amen served as Chairman for the Federal Reserve Bank of Minneapolis, Ninth District Advisory Council.

Director Independence

The Board evaluates the independence of each nominee for election as a director of our Company in accordance with the Listing Rules (the “Nasdaq Listing Rules”) of the Nasdaq Stock Market LLC (“Nasdaq”). Pursuant to these rules, a majority of our Board must be “independent directors” within the meaning of the Nasdaq Listing Rules, and all directors who sit on our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee must also be independent directors.

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The Nasdaq definition of “independence” includes a series of objective tests, such as the director or director nominee is not, and was not during the last three years, an employee of Glimpse or our Subsidiaries and has not received certain payments from, or engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Listing Rules, the Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to the Company and its management.

As a result, the Board has affirmatively determined that each of Sharon Rowlands, Lemuel Amen and Jeff Enslin, are independent in accordance with the Nasdaq listing rules. The Board has also affirmatively determined that all members of our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are independent directors.

No family relationships exist between any of our officers or directors.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our audit committee consists of Jeff Enslin, Lemuel Amen and Sharon Rowlands. The chair of our audit committee is Jeff Enslin. Our board of directors has determined that Jeff Enslin is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment. The Board has affirmatively determined that each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under Nasdaq and SEC rules.

The primary purpose of our audit committee is to provide assistance to the board of directors in fulfilling its oversight responsibility to the shareholders and others relating to (1) the integrity of the Company’s financial statements, (2) the effectiveness of the Company’s internal control over financial reporting, (3) the Company’s compliance with legal and regulatory requirements, and (4) the independent auditor’s qualifications and independence. Specific responsibilities of our audit committee include:

●	Reviewing and reassessing the charter at least annually and obtaining the approval of the board of directors;

●	Reviewing and discussing quarterly and annual audited financial statements;

●	Discussing the Company’s policies on risk assessment and risk management;

●	Discussing with the independent auditor the overall scope and plans for their audit, including the adequacy of staffing and budget or compensation; and

●	Reviewing and approving related party transactions;

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Our Audit Committee operates under a written charter, adopted by our board of directors on November 21, 2018. Our Audit Committee will review and reassess the adequacy of the written charter on an annual basis.

Compensation Committee

Our compensation committee consists of Sharon Rowlands, Lemuel Amen and Jeff Enslin. The chair of our compensation committee is Sharon Rowlands. The Board has affirmatively determined that each member of the Compensation Committee meets the additional independence criteria applicable to compensation committee members under Nasdaq and SEC rules.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors with respect to all forms of compensation for the Company’s executive officers and to administer the Company’s equity incentive plan for employees. Specific responsibilities of our compensation committee include:

●	Reviewing and overseeing the Company’s overall compensation philosophy, and overseeing the development and implementation of compensation programs aligned with the Company’s business strategy;

●	Determining the form and amount of compensation to be paid or awarded to the Chief Executive Officer (“CEO”) and all other executive officers of the Company;

●	Annually reviewing and approving all matters related to CEO compensation;

●	Reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management; and

●	Reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Our Compensation Committee operates under a written charter, adopted by our board of directors on November 21, 2018. Our Compensation Committee will review and reassess the adequacy of the written charter on an annual basis.

Nominating and Corporate Governance Committee

Immediately following this offering, the members of our Nominating and Corporate Governance Committee will be Jeff Enslin, Lemuel Amen and Sharon Rowlands. Jeff Enslin will serve as the chairperson of the committee. The Nominating and Corporate Governance Committee’s responsibilities will include:

● identifying individuals qualified to become board members;

● recommending to our board of directors the persons to be nominated for election or appointed as directors and to each board committee;

● reviewing and recommending to our board of directors corporate governance principles, procedures and practices, and reviewing and recommending to our board of directors proposed changes to our corporate governance principles, procedures and practices from time to time; and

● reviewing and making recommendations to our board of directors with respect to the composition, size and needs of our board of directors.

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The Board of Directors will adopt a written charter setting forth the authority and responsibilities of the Nominating and Corporate Governance Committee.

Code of Ethics

Effective upon consummation of this offering, we will adopt a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics will codify the business and ethical principles that govern all aspects of our business.

Involvement in Certain Legal Proceedings

To our knowledge, (i) no director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years; (ii) no director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years; (iii) no director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities during the past ten years; and (iv) no director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid for each of the last three years ended June 30, 2020, 2019 and 2018, respectively, to our Executive Officers.

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Stock Awards($)	Option Award($)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation($)	Total($)
Lyron Bentovim	2020	$113,000	-	-	$116,386	-	-	-	$229,386
President & CEO	2019	$120,000	-	-	$82,225	-	-	-	$202,225
	2018	$90,000	-	-	$-	-	-	-	$90,000

Maydan Rothblum	2020	$113,000	-	-	$91,492	-	-	-	$204,492
CFO & COO	2019	$120,000	-	-	$63,255	-	-	-	$183,255
	2018	$90,000	-	-	$-	-	-	$5,915	$95,915

David J Smith	2020	$92,000	-	-	$65,728	-	-	-	$157,728
CCO	2019	$96,000	-	-	$50,598	-	-	-	$146,598
	2018	$72,000	-	-	$-	-	-	-	$72,000

Lyron Bentovim

On May 13, 2021, we entered into an executive employment agreement with Mr. Lyron Bentovim. Mr. Bentovim is one of our co-founders and has been the Company’s President and Chief Executive Officer since its inception. Pursuant to Mr. Bentovim’s employment agreement, he will continue to serve as our President and Chief Executive Officer. Mr. Bentovim’s employment agreement shall continue until terminated by either the Company or Mr. Bentovim. Pursuant to Mr. Bentovim’s employment agreement, he will receive an annual base salary of $250,000, of which $120,000 shall be paid in cash and $130,000 shall be paid in stock options. Upon the Company’s listing on a national exchange, the going forward base salary shall be paid in cash only. In addition, Mr. Bentovim will be eligible to receive performance bonuses as determined by the Compensation Committee. Mr. Bentovim’s executive employment agreement entitles him to participate in the Company’s benefits plans, at our expense, and a severance payment in the amount of 12 months of his base salary in the event of his termination by us without cause or his resignation for good reason, as such terms are defined in the executive employment agreement. The agreement contains customary provisions relating to intellectual property assignment, confidentiality and non-compete.

For the fiscal year ended June 30, 2020, Mr. Bentovim received a base salary of $113,000 and option awards in the amount of $107,497.

For the fiscal year ended June 30, 2019, Mr. Bentovim received a base salary of $120,000 and option awards in the amount of $82,225.

For the fiscal year ended June 30, 2018, Mr. Bentovim had received a base salary of $90,000.

Maydan Rothblum

On May 13, 2021, we entered into an executive employment agreement with Mr. Maydan Rothblum. Mr. Rothblum is one of our co-founders and has been the Company’s Chief Financial Officer and Chief Operating Officer since its inception. Pursuant to Mr. Rothblum’s employment agreement, he will continue to serve as our Chief Financial Officer and Chief Operating Officer. Mr. Rothblum’s employment agreement shall continue until terminated by either the Company or Mr. Rothblum. Pursuant to Mr. Rothblum’s employment agreement, he will receive an annual base salary of $220,000, of which $120,000 shall be paid in cash and $100,000 shall be paid in stock options. Upon the Company’s listing on a national exchange, the going forward base salary shall be paid in cash only. In addition, Mr. Rothblum will be eligible to receive performance bonuses as determined by the Compensation Committee. Mr. Rothblum’s executive employment agreement entitles him to participate in the Company’s benefits plans, at our expense, and a severance payment in the amount of 12 months of his base salary in the first year of the employment agreement, 9 months in the second year of the employment agreement and 6 months in the third year of the employment agreement and thereafter, all in the event of his termination by us without cause or his resignation for good reason, as such terms are defined in the executive employment agreement. The agreement contains customary provisions relating to intellectual property assignment, confidentiality and non-compete.

For the fiscal year ended June 30, 2020, Mr. Rothblum received a base salary of $113,000 and option awards in the amount of $84,654.

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For the fiscal year ended June 30, 2019, Mr. Rothblum received a base salary of $120,000 and option awards in the amount of $63,255.

For the fiscal year ended June 30, 2018, Mr. Rothblum received a base salary of $90,000.

David J. Smith

On May 13, 2021, we entered into an executive employment agreement with Mr. David J. Smith. Mr. Smith is one of our co-founders and has been the Company’s Chief Creative Officer since its inception. Pursuant to Mr. Smith’s employment agreement, he will continue to serve as our Chief Creative Officer. Mr. Smith’s employment agreement shall continue until terminated by either the Company or Mr. Smith. Pursuant to Mr. Smith’s employment agreement, he will receive an annual base salary of $200,000, of which $96,000 shall be paid in cash and $104,000 shall be paid in Company stock options. Upon the Company’s listing on a national exchange, the going forward base salary shall be paid in cash only. In addition, Mr. Smith will be eligible to receive performance bonuses as determined by the Compensation Committee. Mr. Smith’s executive employment agreement entitles him to participate in the Company’s benefits plans, at our expense, and a severance payment in the amount of 12 months of his base salary in the first year of the employment agreement, 9 months in the second year of the employment agreement and 6 months in the third year of the employment agreement and thereafter, all in the event of his termination by us without cause or his resignation for good reason, as such terms are defined in the executive employment agreement. The agreement contains customary provisions relating to intellectual property assignment, confidentiality and non-compete.

For the fiscal year ended June 30, 2020, Mr. Smith received a base salary of $92,000 and option awards in the amount of $60,259.

For the fiscal year ended June 30, 2019, Mr. Smith received a base salary of $96,000 and option awards in the amount of $50,598.

For the fiscal year ended June 30, 2018, Mr. Smith received a base salary of $72,000.

Compensation of Directors

Because we are still in the development stage, our directors do not receive any compensation other than reimbursement for expenses incurred during the performance of their duties or their separate duties as officers of the Company.

The following table sets forth information concerning compensation for the fiscal year ending June 30, 2020 of our directors serving at such time who are not also named executive officers.

Name	Fiscal Year	Fees Earned ($)	Option Awards (1) ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Sharon Rowlands	2020	-	$83,528	-	-	$83,528

Jeffrey Enslin	2020	-	$83,528	-	-	$83,528

(1)	The amounts disclosed represent the aggregate grant date fair value of stock options granted to our named directors during Fiscal Year 2020 under the 2016 The Glimpse Group Incentive Plan. The assumptions used to compute the fair value are disclosed in Note 6 to our audited financial statements for Fiscal Year 2020. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by the named director upon the vesting of the stock options, the exercise of the stock options, or the sale of common stock acquired under such stock options.

Equity Incentive Plan

In October 2016, our majority shareholders approved our Equity Incentive Plan, as amended (the “Plan”), to be administered by our compensation committee. Pursuant to the Plan, we are authorized to grant options and other equity awards to employees of the Company or any subsidiary, non-employee directors or key consultants to the Company, or a subsidiary, and any person who has been offered employment by the Company or a subsidiary, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary (together, the “Eligible Persons”) The purchase price of each share of common stock purchasable under an award issued pursuant to the Plan, shall be determined by our compensation committee, in its sole discretion, at the time of grant, but shall not be less than 100% of the fair market of such share of common stock on the date the award is granted, subject to adjustment. Our compensation committee shall also have sole authority to set the terms of all awards at the time of grant.

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Pursuant to the Plan, a maximum of 10,000,000 shares of our common stock shall be set aside and reserved for issuance. In addition, subject to adjustment as provided in the Plan, the share reserve will automatically increase on January 1 of each calendar year, for the period beginning on January 1, 2022 and ending on (and including) January 1, 2030 (each, an “Evergreen Date”) in an amount equal to five percent (5%) of the total number of shares of the Company’s common stock outstanding on December 31st immediately preceding the applicable Evergreen Date (the “Evergreen Increase”). Notwithstanding the foregoing, the Board may act prior to the Evergreen Date of a given year to provide that there will be no Evergreen Increase for such year, or that the Evergreen Increase for such year will be a lesser number of shares of the Company’s common stock than would otherwise occur pursuant to the preceding sentence. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

Under the Plan, an Eligible Person may be granted options, stock appreciation rights, restricted stock, phantom stock, sale phantom stock, stock granted as a bonus, a performance award, other stock-based awards or an annual incentive award, together with any related right or interest.

The term of each award under the Plan shall be for such period as may be determined by the compensation committee, subject to the express limitations set forth in the Plan.

Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no shares of common stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding awards under the Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses information regarding outstanding equity awards granted or accrued as of March 31, 2021, for our named executive officers.

Outstanding Equity Awards
	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Lyron Bentovim	32,508	-	$4.00	9/1/2028	-	-
	10,836	-	$4.00	9/1/2029	-	-
	28,896	-	$4.50	1/1/2030	-	-
	2,333	-	$4.50	5/1/2030	-	-
	1,167	-	$4.50	7/1/2030	-	-
	28.896	-	$4.50	1/1/2031	-	-

Maydan Rothblum	250,000	-	$2.50	6/20/2027	-	-
	25,008	-	$4.00	9/1/2028	-	-
	8,336	-	$4.00	9/1/2029	-	-
	22,224	-	$4.50	1/1/2030	-	-
	2,333	-	$4.50	5/1/2030	-	-
	1,167	-	$4.50	7/1/2030	-	-
	22,224	-	$4.50	1/1/2031	-	-

D.J. Smith	20,004	-	$4.00	9/1/2028	-	-
	6,668	-	$4.00	9/1/2029	-	-
	14,232	-	$4.50	1/1/2030	-	-
	1,333	-	$4.50	5/1/2030	-	-
	667	-	$4.50	7/1/2030	-	-
	23,112	-	$4.50	1/1/2031	-	-

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as set forth below, since inception, there have been no related party transactions in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as of the year-end for the last two completed fiscal years, and to which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

We may encounter business arrangements or transactions with businesses and other organizations in which one of our directors or executive officers, significant stockholders or their immediate families is a participant and the amount exceeds $120,000. We refer to these transactions as related party transactions. Related party transactions have the potential to create actual or perceived conflicts of interest between Glimpse and its directors, officers and significant stockholders or their immediate family members.

Interim Round II

On March, 2019, Sharon Rowlands, an Independent Director of the Company, purchased 12,500 shares of the Company’s common stock at a price of $4.00 per share.

On March, 2019, Jeffrey Enslin, an Independent Director of the Company, purchased 13,750 shares of the Company’s common stock at a price of $4.00 per share.

Convertible Note 1

On January 1, 2020, Lyron Bentovim, our CEO, invested $25,000 in the Company in the form of a convertible promissory note (referred to herein as “Convertible Note 1”, the terms of which are discussed in our consolidated financial statements included elsewhere in this prospectus). On January 26, 2021, this note was converted into 6,875 shares of common stock (see our consolidated financial statements included elsewhere in this prospectus).

On January 1, 2020, Maydan Rothblum, our CFO and COO, and his mother Naomi Rothblum, each invested $10,000 in the Company in the form of Convertible Note 1. On January 26, 2021, this note was converted into 2,750 shares of common stock (see Note 13 to our consolidated financial statements included elsewhere in this prospectus).

On January 1, 2020, D.J. Smith, our CCO, through his company VRTech Consulting LLC, invested $5,000 in the Company in the form of Convertible Note 1. On January 26, 2021, this note was converted into 1,375 shares of common stock (see Note 13 to our consolidated financial statements included elsewhere in this prospectus).

On January 1, 2020, Jeffrey Enslin, an Independent Director of the Company, invested $50,000 in the Company in the form of Convertible Note 1. On January 26, 2021, this note was converted into 13,750 shares of common stock (see Note 13 to our consolidated financial statements included elsewhere in this prospectus).

On January 1, 2020, Sharon Rowlands, an Independent Director of the Company, invested $100,000 in the Company in the form of Convertible Note 1. On January 26, 2021, this note was converted into 27,500 shares of common stock (see Note 13 to our consolidated financial statements included elsewhere in this prospectus).

Registration Rights

In connection with our issuances and sales to various accredited investors that participated in our Seed Round, Series A Round, Interim Round I, Interim Round II, and Interim Round III, we entered into subscription agreements containing registration and related rights,

The covenants included in these subscription agreements will terminate upon the closing of this offering, except with respect to registration rights, as more fully described in the section titled “Description of Securities—Registration Rights.” See also the section entitled “Security Ownership of Certain Beneficial Owners and Management and Selling Stockholders” for additional information regarding beneficial ownership of our capital stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group beneficially owning more than 5% of any class of voting securities; (ii) our directors; (iii) each of our named executive officers; (iv) each of the selling stockholders; and (v) all executive officers and directors as a group as of March 31, 2021 and based on 7,534,513 shares of common stock issued and outstanding. The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated, the address of all listed stockholders is c/o The Glimpse Group, Inc., 15 West 38th Street, 9th Floor, New York, NY 10018.

	Common Stock		Percentage of	Percentage
	Beneficially		Common Stock	of Common Stock
Name of Beneficial Owner	Owned		Before Offering	After Offering(1)

Directors and Officers:

Lyron L. Bentovim
President, Chief Executive Officer and Chairman of the Board	1,133,456	(2)	14.84%

Maydan Rothblum
Chief Operating Officer, Chief Financial
Officer, Secretary and Treasurer	804,820	(3)	10.23%

D.J. Smith
Chief Creative Officer and Director	1,069,203	(4)	14.07%

Sharon Rowlands
Director and Chair of Compensation Committee	200,621	(5)	2.62%

Jeff Enslin
Director and Chair of Audit Committee	429,642	(6)	5.46%

Lemuel Amen
Director	-	(7)	-

All officers and directors (6 persons)	3,637,742		42.83%

Beneficial owners of more than 5%:

VRTech Consulting LLC(8)	1,002,298		13.30%

Darklight Partners LLC(9)	1,001,945		13.30%

Gilded Conquest LLC(10)	936,039		12.42%

Kissa Capital LLC(11)	898,038		11.92%

Selling Stockholders:

Neal Feagans	100,000		1.32%

(1) Assumes (i) no exercise by the underwriters of their option to purchase additional shares of common stock to cover over-allotments, if any; (ii) no exercise of the underwriters’ warrants; and (iii) issuance and sale of shares in this offering.

(2) Includes: 1,028,820 shares of common stock, of which 1,001,945 shares are owned by Darklight Partners LLC (an entity owned and managed by Mr. Bentovim) and fully vested options to purchase 104,636 shares of common stock.

(3) Includes: 473,528 shares of common stock and fully vested options to purchase 331,292 shares of common stock. An additional 3,528 shares of common stock are held by Mr. Rothblum’s mother.

(4) Includes: 1,002,298 shares of common stock owned by VRTech Consulting LLC (an entity owned and managed by Mr. Smith) and fully vested options to purchase 66,905 shares of common stock.

(5) Includes: 83,163 shares of common stock and fully vested options to purchase 117,458 shares of common stock.

(6) Includes: 91,774 shares owned by Perimetre Capital, LLC (an entity owned and managed by Mr. Enslin) and fully vested options to purchase 337,868 shares of common stock.

(7) Does not include options to purchase 14,352 shares of common stock that do no vest within 60 days.

(8) VRTech Consulting LLC is an entity owned and managed by Mr. Smith, our Chief Creative Officer and Director.

(9) Darklight Partners LLC is an entity owned and managed by Mr. Bentovim, our President, Chief Executive Officer and Chairman.

(10) Gilded Conquest LLC is an entity managed by Braden Ferrari and having an address of 199 Lincoln Ave, Portsmouth, NH 03801. Mr. Ferrari is a Managing Director of EF Hutton, division of Benchmark Investments, LLC formerly known as Kingswood Capital Markets, division of Benchmark Investments, LLC, the representative of the underwriters in this offering.

(11) Kissa Capital LLC is an entity managed by Ariel Imas and having an address of 1775 York Avenue, New York, NY 10128. Mr. Imas is a Managing Director of EF Hutton, division of Benchmark Investments, LLC formerly known as Kingswood Capital Markets, division of Benchmark Investments, LLC, the representative of the underwriters in this offering.

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DESCRIPTION OF SECURITIES

The rights of our stockholders are governed by Nevada law, our Articles of Incorporation, as amended, and our Bylaws. The following briefly summarizes the material terms of our common stock.

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock, par value $0.001 per share. As of March 31, 2021, 7,534,513 shares of common stock were issued and outstanding and 4,731 were to be issued upon receipt of stock subscription receivable. As of March 31, 2021, there were approximately one hundred (100) holders of our common stock.

Dividend Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our articles of incorporation provide that there is no cumulative voting for directors permitted.

Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights to acquire additional securities issued by the Company.

Liquidation Rights

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock outstanding at that time after payment of other claims of creditors.

Registration Rights

In connection with our issuances and sales to various accredited investors that participated in our Seed Round, Series A Round, Interim Round I, Interim Round II, and Interim Round III, we entered into subscription agreements containing registration and certain other rights.

Pursuant to these covenants, we provided certain registration rights to the purchasers of the securities in each financing. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell their securities without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, in connection with registering the securities subject to the registration rights described below.

Pursuant to the Seed Round subscription agreement each of the purchasers has the option, at no cost to the purchaser, to have the Company register and sell up to 100% of such purchaser’s shares of common stock in the initial public offering of the Company at the same price as the newly issued shares of common stock of the Company are sold. For purposes of this offering, except with respect to the selling stockholders, these rights were waived.

Pursuant to the Series A Round, Interim Round I, Interim Round II, and Interim Round III subscription agreements, the purchasers are entitled to notice of an offering, as soon as practicable but in no event less than ten (10) days before the anticipated filing date of the applicable registration statement, which notice shall describe the amount and type of securities to be included in such registration statement, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, and are entitled the opportunity to register the sale of their securities as they may request in writing within five (5) days following receipt of such notice.

Purchasers in the Series A Round, Interim Round I, Interim Round II, and Interim Round III also have piggy-back registration rights associated with any Company registration statement filed under the Securities Act other than a registration statement: (i) filed in connection with any employee stock option or other benefit plan; (ii) for a dividend reinvestment plan; or (iii) in connection with a merger or acquisition.

Each of the registration rights described above are generally subject to the right of the managing underwriter, subject to specified conditions, to limit the number of shares such holders may include, if in its reasonable and good faith opinion, the number of shares of common stock proposed to be included in such registration exceeds the number of shares of common stock which can be sold in such offering and/or that the number of shares of common stock proposed to be included in any such registration or takedown would adversely affect the price per share of the common stock to be sold in such offering. For the purposes of this offering, the registration rights granted were either waived or not exercised.

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock, par value $0.001 per share. As of March 31, 2021, no shares of preferred stock were issued and outstanding.

Preferred Stock

The preferred stock may be issued at any time or from time to time, in any one or more series, and any such series shall be comprised of such number of shares and may have such designations, preferences, limitations and relative or other rights thereof, including but not limited to: (a) the rate and manner of payments of dividends, if any; (b) whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption; (c) the amount payable upon shares in the event of liquidation, dissolution, or other winding-up of the Company; (d) sinking fund provisions, if any, for the redemption or purchase of shares; (e) the terms and conditions, if any, on which shares may be converted or exchanged; (f) voting rights, if any; and (g) any other rights and preferences of such shares, to the fullest extent permitted by the laws of the State of Nevada.

Prior to the issuance of any shares of a series, but after the adoption by the Board of Directors of the resolution of such series, the appropriate officers of the Company shall file such documents with the State of Nevada as may be required by law.

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Potential Effects of Authorized but Unissued Stock

We have shares of common stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our Board has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Nevada Revised Statutes and subject to any limitations set forth in our articles of incorporation. The purpose of authorizing the Board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our articles of incorporation limits the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We also maintain customary directors’ and officers’ liability insurance.

Our bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he or she reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

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Limits on Special Meetings

Special meetings may be called for any purpose and at any time only by (i) the Board, (ii) the Chairman of the Board, (iii) the Chief Executive Officer, (iv) the President or (v) stockholders following receipt by the Secretary of the Company of a written request for a special meeting in proper form from the record holders of shares of common stock of the Corporation representing at least 15% of the outstanding common stock of the Company if such special meeting request complies with Section 2 of the Company’s bylaws.

Election and Removal of Directors

Our Board is elected annually by our stockholders. The exact number of directors shall be fixed from time to time by the Board pursuant to resolution adopted by a majority of the full Board. Directors are elected by a plurality of the votes of shares of our capital stock present in person or represented by proxy at a meeting and entitled to vote in the election of directors. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Any director may be removed from office at any time for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Amendments to Our Governing Documents

Our articles of incorporation may be altered, amended or repealed, in whole or in part, or amendments may be adopted pursuant to the Nevada Revised Statutes.

The bylaws may be altered, amended or repealed, in whole or in part, or new by-laws may be adopted by: (i) the affirmative vote of the holders of not less than a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation, voting together as a single class, or (ii) by a majority of the whole Board..

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “VRAR”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock in this offering is ClearTrust, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

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After completion of this offering and after giving effect to the corporate reorganization, we will have               shares of common stock outstanding (or           shares if the underwriters’ option to purchase additional shares is exercised in full).

All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our “affiliates” as that term is defined in Rule 144 and except certain shares that will be subject to the lock-up period described below after completion of this offering. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement.

Any of the shares held by our directors and officers will be subject to a 12-month lock-up restriction described under “Underwriting (Conflicts of Interest)” beginning on page 68. Accordingly, there will be a corresponding increase in the number of shares that become eligible for sale after the lock-up period expires. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

●	beginning on the date of this prospectus, all of the shares sold in this offering will be immediately available for sale in the public market (except as described above);
●	beginning 12 months after the date of this prospectus, at the expiration of the lock-up period for our officers and directors, additional shares will become eligible for sale in the public market, all of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144 and Rule 701 as described below.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our executive officers and directors, and our 5% and greater stockholders have agreed not to, without the prior written consent of the Representative, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for, with respect to the Company, a period of 360 days from the date of this prospectus, and with respect to our executive officers and directors and our 5% and greater stockholders, a period of 12 months from the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or
●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

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Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701 and are subject to the lock-up agreements described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire our securities in this offering. This discussion is based on current provisions of the Internal Revenue Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder and administrative rulings, pronouncements and court decisions all in effect as of the date hereof, and all of which are subject to change at any time, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership or any of the following:

●	an individual who is a citizen or resident of the United States;
●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our securities, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our securities should consult their tax advisors.

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This discussion assumes that a non-U.S. holder holds shares of our securities as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, banks, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” traders in securities that elect mark-to-market accounting for their securities holdings, insurance companies, tax-exempt entities, governmental organizations and any agencies or instrumentalities thereof, holders who acquired our securities pursuant to the exercise of employee stock options or otherwise as compensation, qualified foreign pension funds (or any entities all of the interests of which are held thereby), entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities (including S Corporations, trusts and investors therein), regulated investment companies and real estate investment trusts, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, holders who hold our securities as part of a hedge, straddle, constructive sale or conversion transaction), persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code, tax-qualified retirement plans and persons that own, or are deemed to own, more than five percent of our capital stock. In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal estate and gift taxes, or any U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our securities.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR SECURITIES CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS OR ANY APPLICABLE TAX TREATY) OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES.

Distributions

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are treated as attributable to a permanent establishment maintained by the non-U.S. holder within the United States). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend (which exceed our current and accumulated earnings and profits) will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares. Any such gain will be subject to the treatment described below under “—Gain on Sale or Other Disposition of our Common Stock.”

Subject to the discussion below regarding “—Foreign Account Tax Compliance,” distributions effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification, disclosure and reporting requirements (including providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption). Instead, such distributions generally will be subject to U.S. federal income tax on a net income basis, at the rates and in the same manner as if the non-U.S. holder were a United States person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

Gain on Sale or Other Disposition of Our Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

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●	the non-U.S. holder is an individual and is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale or disposition and certain other conditions are satisfied; or
●	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result, such gain is treated as being effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the first bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the first bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

Information Reporting and Backup Withholding

Generally, we or certain financial middlemen must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E, or otherwise establishes an exemption.

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U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a sale or disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate IRS Form W-8), as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of sale or disposition proceeds to a non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code, and the regulations thereunder (commonly referred to as FATCA) imposes withholding at a 30% rate on certain types of “withholdable payments” (including dividends paid on, and the gross proceeds from the sale or other disposition of, stock in a U.S. corporation) made to a “foreign financial institution” or to a “non-financial foreign entity” (all as defined in the Code) (whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the nonfinancial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it generally must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as defined in applicable U.S. Treasury regulations), annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under the section titled “—Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

FATCA withholding currently applies to payments of dividends on our common stock. The U.S. Treasury Department recently released proposed regulations, however, that, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to gross proceeds from sales or other dispositions of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and the non-U.S. Holder’s country of residence may modify the requirements described in this section. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S., OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX.

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UNDERWRITING (CONFLICTS OF INTEREST)

EF Hutton, division of Benchmark Investments, LLC formerly known as Kingswood Capital Markets, division of Benchmark Investments, LLC (the “Representative”) is acting as representative of the underwriters of the offering. We have entered into an underwriting agreement dated            , 2021 with the Representative. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Number of Shares
EF Hutton, division of Benchmark Investments, LLC formerly known as Kingswood Capital Markets, division of Benchmark Investments, LLC
Total

The underwriters are committed to purchase all of the shares of common stock offered by us, other than those covered by the over-allotment option to purchase additional shares of common stock described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We and the selling stockholders have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of additional shares of common stock (equal to 15% of the common stock sold in the offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. The purchase price to be paid per additional share of common stock shall be equal to the public offering price of one share, less the underwriting discount.

Discounts, Commissions and Reimbursement

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (8%)	$	$	$
Payable by us
Payable by the selling stockholders
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to selling stockholders	$	$	$

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The underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $        per share. If all of the shares offered by us are not sold at the public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have also agreed to pay all expenses relating to the offering, including: (a) all filing fees and expenses relating to the registration of the shares with the Commission; (b) all fees and expenses relating to the listing of the shares on The Nasdaq Capital Market; (c) all fees associated with the review of the offering by FINRA; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of shares offered under “blue sky” securities laws or the securities laws of foreign jurisdictions designated by the Representative, including the reasonable fees and expenses of the Representative’s blue sky counsel; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares under the securities laws of such foreign jurisdictions; (f) the costs of mailing and printing the offering materials; (g) transfer and/or stamp taxes, if any, payable upon our transfer of the shares to the Representative; and (h) the fees and expenses of our accountants; and (i) actual accountable expenses of the Representative not to exceed $150,000, which amount includes expenses for the Representative’s legal counsel and road show expenses.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $564,688.80.

Right of First Refusal

We have also granted the Representative an irrevocable right of first refusal for a period of twelve (12) months after this offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such twelve (12) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the Representative for such transactions.

Representative’s Warrants

We have agreed to issue to the Representative or its designees, at the closing of this offering, warrants to purchase up to a total of 100,625 shares of common stock (5.0% of the number of shares of common stock sold in this offering). The Representative’s Warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(A). The Representative’s Warrants are exercisable at a per share price equal to 100% of the public offering price per share in the offering. The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. The Representative’s Warrants will provide for cashless exercise and customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110, and the number of shares underlying the Representative’s Warrants shall be reduced, or the exercise price increased, if necessary, to comply with FINRA rules or regulations. Further, the Representative’s Warrants will provide for a one-time demand registration right and unlimited piggyback rights in the event the registration statement of which this prospectus forms a part is no longer effective. The Representative’s Warrants and underlying shares are included in this prospectus.

The Representative will also be entitled to the cash fee set forth above with respect to any public or private sale of equity or debt securities (“Tail Financing”) to the extent that such financing or capital is provided to us by investors whom the Representative had introduced to us during the term of our engagement agreement with the Representative, if such Tail Financing is consummated at any time within the 12-month period following the expiration or termination of such agreement.

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Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

●	the information set forth in this prospectus and otherwise available to the representatives;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for the shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

We, our executive officers and directors, and our 5% and greater stockholders have agreed pursuant to “lock-up” agreements not to, without the prior written consent of the Representative, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for, with respect to the Company, a period of 360 days from the date of this prospectus, and with respect to our executive officers and directors and our 5% and greater stockholders, a period of 12 months from the date of this prospectus.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Listing

We have applied to apply to list our common stock on The Nasdaq Capital Market under the symbol “VRAR.”

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Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our securities on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Conflicts of Interest

Affiliates of associated persons of EF Hutton will own in excess of 10% of our issued and outstanding common stock. Because EF Hutton is an underwriter in this offering, it is deemed to have a “conflict of interest” under Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Due to certain of these conflicts of interest, Rule 5121 requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. R.F. Lafferty & Co., Inc. has agreed to act as a qualified independent underwriter for this offering. R.F. Lafferty & Co., Inc. will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify R.F. Lafferty & Co., Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Other Relationships

Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees; however, except as disclosed in this prospectus supplement, we have no present arrangements with the underwriters for any further services.

In March 2021, we issued and sold to various accredited investors convertible notes in the aggregate principal amount of $1,475,000. The Representative acted as placement agent for the bridge financing and received a placement agent fee of $50,000.

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Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (the “PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

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European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by our Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1, et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

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Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

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Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by our Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

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Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the securities offered by this Prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Certain legal matters of U.S. federal securities law related to the offering will be passed upon for the underwriters by Nelson Mullins Riley & Scarborough LLP, Washington, D.C.

EXPERTS

The consolidated financial statements included in this registration statement for the fiscal years ended June 30, 2020 and June 30, 2019 have been audited by Hoberman & Lesser CPA’s, LLP, an independent registered public accounting firm, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

The SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s website.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.theglimpsegroup.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus

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PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

THE GLIMPSE GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED MARCH 31, 2021 AND 2020

F-1

THE GLIMPSE GROUP, INC.

F-2

THE GLIMPSE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	As of March 31, 2021 (Unaudited)	As of June 30, 2020 (Audited)
ASSETS
Cash and cash equivalents	$2,403,774	$1,034,846
Accounts receivable	335,988	214,673
Deferred costs	40,457	237,745
Prepaid expenses and other current assets	390,824	468,747
Subscription receivable	21,381	-
Total current assets	3,192,424	1,956,011

Equipment, net	40,170	41,224
Total assets	$3,232,594	$1,997,235

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$50,263	$121,508
Accrued liabilities	134,683	118,634
Deferred revenue	204,789	330,362
Total current liabilities	389,735	570,504

Long term liability
Paycheck Protection Program (PPP 1) loan	-	548,885
Paycheck Protection Program (PPP 2) loan	623,828	-
Convertible promissory notes, net	1,396,429	1,183,535
Total liabilities	2,409,992	2,302,924
Commitments and contingencies
Stockholders’ Equity (Deficit)
Preferred Stock, par value $0.001 per share, 20 million shares authorized; 0 shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 300 million shares authorized; 7,534,513 and 7,035,771 issued and outstanding at March 31, 2021 and June 30, 2020, respectively, 4,731 shares to be issued at March 31, 2021	7,539	7,036
Additional paid-in capital	20,087,384	15,710,996
Accumulated deficit	(19,272,321)	(16,023,721)
Total stockholders’ equity (deficit)	822,602	(305,689)
Total liabilities and stockholders’ equity (deficit)	$3,232,594	$1,997,235

The accompanying notes are an integral part of these consolidated financial statements.

F-3

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Nine Months Ended	For the Nine Months Ended
	March 31, 2021	March 31, 2020
Revenue
Software services	$2,126,025	$1,260,153
Software license/software as a service	308,526	143,603
Total Revenue	2,434,551	1,403,756
Cost of goods sold	1,277,907	883,097
Gross Profit	1,156,644	520,659
Operating expenses:
Research and development expenses	1,994,523	1,739,657
General and administrative expenses	1,343,532	1,312,823
Sales and marketing expenses	1,012,851	1,028,156
Total operating expenses	4,350,906	4,080,636
Net loss from operations before other income (expense)	(3,194,262)	(3,559,977)

Other income (expense)
Forgiveness of Paycheck Protection Program (PPP1) loan	548,885	-
Other income	10,000	-
Interest income	1,111	6,610
Interest expense	(98,436)	(29,643)
Loss on conversion of convertible notes	(515,464)	-
Foreign exchange loss	(434)	-
Total other expense, net	(54,338)	(23,033)
Net Loss	$(3,248,600)	$(3,583,010)

Basic and diluted net loss per share	$(0.45)	$(0.52)
Weighted-average shares used to compute basic and diluted net loss per share	7,157,762	6,896,318

The accompanying notes are an integral part of these consolidated financial statements.

F-4

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE NINE MONTHS ENDED MARCH 31, 2020

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance as of July 1, 2019	6,860,246	$6,861	$12,497,228	$(11,030,371)	$1,473,718
Common stock issued to convertible promissory note holders for prepaid interest	51,081	53	237,090		237,143
Common stock issued to convertible promissory note holders as additional consideration	38,762	39	156,810		156,849
Common stock issued to vendors for compensation	23,681	24	101,475	-	101,499
Stock option-based compensation expense	-	-	1,624,761	-	1,624,761
Stock option-based board of directors expense	-	-	126,840	-	126,840
Net loss	-	-	-	(3,583,010)	(3,583,010)
Balance as of March 31, 2020	6,973,770	$6,977	$14,744,204	$(14,613,381)	$137,800

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE NINE MONTHS ENDED MARCH 31, 2021

(Unaudited)

	Common Stock			Additional Paid-In	Accumulated
	Shares		Amount	Capital	Deficit	Total

Balance as of July 1, 2020	7,035,771		$7,036	$15,710,996	$(16,023,721)	$(305,689)
Sales of common stock to investors	76,871		77	345,933	-	346,010
Common stock issued for convertible note conversion	332,063		332	1,486,728	-	1,487,060
Common stock issued to convertible promissory note holders for prepaid interest	29,500		30	147,470	-	147,500
Common stock issued to convertible promissory note holders as additional consideration	44,250		43	192,347	-	192,390
Common stock issued to vendors for compensation	20,789		21	94,230	-	94,251
Stock option-based compensation expense	-		-	1,984,075	-	1,984,075
Stock option-based board of directors expense	-		-	125,605	-	125,605
Net loss	-		-	-	(3,248,600)	(3,248,600)
Balance as of March 31, 2021	7,539,244	(1)	$7,539	$20,087,384	$(19,272,321)	$822,602

(1)	- Includes 4,731 shares of common stock to be issued upon receipt of stock subscription receivable.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended March 31, 2021	For the Nine Months Ended March 31, 2020
Cash flows from operating activities:
Net loss	$(3,248,600)	$(3,583,010)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	18,162	16,084
Amortization of paid in kind common stock interest on convertible notes	98,436	29,642
Stock option based compensation for employees and board of directors	2,241,907	1,827,449
Issuance of common stock to vendors as compensation	94,251	101,499
Loss on conversion of convertible notes	515,464	-
Forgiveness of Paycheck Protection Program (PPP 1) loan	(548,885)	-
Changes in operating assets and liabilities:
Accounts receivable	(121,316)	17,703
Prepaid expenses and other current assets	(29,080)	(78,390)
Deferred costs	123,011	(31,453)
Accounts payable	(71,244)	(4,705)
Accrued liabilities	16,047	43,144
Deferred revenue	(125,573)	137,670
Net cash used in operating activities	(1,037,420)	(1,524,367)
Cash flow from investing activities:
Purchases of equipment	(17,109)	(10,872)
Net cash used in investing activities	(17,109)	(10,872)
Cash flows from financing activities:
Proceeds from Paycheck Protection Program (PPP 2) loan	623,828	-
Proceeds from convertible promissory notes 1	-	1,202,500
Proceeds from convertible promissory notes 2	1,475,000	-
Proceeds from issuance of common equity to investors	324,629	-
Net cash provided by financing activities	2,423,457	1,202,500

Net change in cash and cash equivalents	1,368,928	(332,739)
Cash and cash equivalents, beginning of year	1,034,846	1,203,396
Cash and cash equivalents, end of period	$2,403,774	$870,657
Non-cash Investing and Financing activities:
Conversion of convertible promissory notes 1 into common stock	$1,487,059	$-
Convertible notes subscription receivable	$-	$130,000
Forgiveness of Paycheck Protection Program (PPP 1) loan	$548,885	$-
Common stock issued to convertible note 2 holders as additional consideration	$339,890	$-
Common stock subscription receivable	$21,381	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

NOTE 1. DESCRIPTION OF BUSINESS

The Glimpse Group, Inc. (“Glimpse”) is a Virtual (VR) and Augmented (AR) Reality company, comprised of a diversified portfolio of VR and AR software and services companies. Glimpse’s nine wholly-owned operating subsidiaries (“Subsidiary Companies” or “Subsidiaries”) are: Adept Reality, LLC (dba Adept XR Learning), Kabaq 3D Technologies, LLC (dba QReal), KreatAR, LLC (dba PostReality), D6 VR, LLC, Immersive Health Group, LLC, Foretell Studios, LLC (dba Foretell Reality), Number 9, LLC (dba Pagoni VR), and Early Adopter, LLC; and one subsidiary in Turkey, Glimpse Group Yazilim ve ARGE Ticaret Anonim Sirketi (“Glimpse Turkey”). In addition, the Company has two inactive subsidiary companies: In-It VR, LLC (dba Mezmos) and MotionZone, LLC (collectively, the “Company” or “Glimpse”). Glimpse was incorporated as The Glimpse Group, Inc. in the State of Nevada, on June 15, 2016.

Glimpse’s robust VR/AR ecosystem, collaborative environment and business model simplify the many challenges faced by companies in an emerging industry. Glimpse cultivates and manages business operations while providing a strong network of professional relationships, thereby allowing the subsidiary company entrepreneurs to maximize their time and resources in pursuit of mission-critical endeavors, reducing time to market, optimizing costs, improving product quality and leveraging joint go-to-market strategies, while simultaneously providing investors an opportunity to invest directly into the VR/AR industry via a diversified platform.

Summary of Glimpse’s Active Subsidiary Companies:

Kabaq 3D Technologies, LLC (dba QReal): Creating and displaying photorealistic 3D, AR, interactive digital models.

Adept Reality, LLC (dba Adept XR Learning): VR/AR corporate training solutions.

KreatAR, LLC (dba PostReality): AR presentation tools for design, creation and collaboration.

D6 VR, LLC: VR/AR data-analysis and collaboration for financial services and other data intensive industries.

Immersive Health Group, LLC (IHG): VR/AR solutions for the healthcare industry.

Foretell Studios, LLC (dba Foretell Reality): Social VR multi-person spaces, collaboration and group interaction for enterprise and support groups.

Number 9, LLC (dba Pagoni VR): VR/AR broadcasting solutions and environments for events, education, media and entertainment.

Early Adopter, LLC (EA): AR/VR solutions for K-12 education.

Glimpse Group Yazilim ve ARGE Ticaret Anonim Sirketi (“Glimpse Turkey”): primarily develops and creates 3D models for QReal.

NOTE 2. LIQUIDITY AND CAPITAL RESOURCES

The Company incurred a loss of $3.25 million during the nine months ended March 31, 2021, compared to a loss of $3.58 million during the nine months ended March 31, 2020. The loss was incurred as the Company funded operational expenses, primarily research and development, general and administrative and sales and marketing.

Net cash used in operating activities was $1.04 million during the nine months ended March 31, 2021, compared to $1.52 million during the nine months ended March 31, 2020. The Company has raised approximately $8.9 million through the issuance of common share and convertible debt financings since inception, of which approximately $1.80 million was raised during the nine months ended March 31, 2021 from the sale of common stock as disclosed in Note 6 and the issuance of convertible promissory notes as disclosed in Note 9.

F-7

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

The Company had $2.40 million of cash as of March 31, 2021 compared to $1.03 million as of June 30, 2020.

The Company generated $2.43 million of revenues during the nine months ended March 31, 2021, compared to $1.40 million during the nine months ended March 31, 2020. In addition, as disclosed in Note 10, during the year ended June 30, 2020 the Company received a $0.549 million Paycheck Protection Program 1 (“PPP 1”) loan and an additional $0.624 million Paycheck Protection Program 2 (“PPP 2”) loan in February 2021.

The combination of operating losses since inception, cash expected to be used in operating activities in the future, uncertain conditions relating to additional capital raises and continued revenue growth created an uncertainty about the Company’s ability to continue as a going concern. However, as of the date that this financial statement was issued, the Company’s cash position was approximately $2.0 million and contracted revenue backlog to be collected over the short term exceeded $1.5 million. Taking into account conservative revenue projections that are well below the Company’s past revenue performance, the Company believes that it is sufficiently funded to meet its operational plan and future obligations well beyond the 12-month period from the date that this financial statement was issued.

While Management believes it will be able to continue to grow the Company’s revenue base, there is no assurance. In parallel, Management continually monitors its capital structure and operating plans and evaluates various potential funding alternatives that may be needed in order to finance the Company’s research and development activities, general and administrative expenses and growth strategy. These alternatives include raising funds through public or private equity markets and either from institutional or retail investors. Although there is no assurance that, if needed, the Company will be successful with its fundraising initiatives, Management believes that the Company will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders.

Given the above, doubt about the Company’s ability to continue as a going concern was alleviated in the audited financial statements for the year ended June 30, 2020. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern; however, the above conditions may change.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of March 31, 2021 and the results of operations and cash flows for the nine months ended March 31, 2021 and 2020. The financial data and other information disclosed in these notes to the interim financial statements related to these periods are unaudited. The results for the nine months ended March 31, 2021 are not necessarily indicative of the results to be expected for the entire year ending June 30, 2021 or for any subsequent periods. The consolidated balance sheet at June 30, 2020 has been derived from the audited consolidated financial statements at that date.

F-8

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the Securities and Exchange Commission’s rules and regulations.

These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended June 30, 2020.

Principles of Consolidation

The accompanying consolidated financial statements include the balances of Glimpse and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Accounting Estimates

The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the accompanying consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The principal estimates relate to the valuation of allowance for doubtful accounts, common stock, stock options and cost of goods sold.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and deposits in bank checking accounts or money market funds with immediate access.

Revenue Recognition

Nature of Revenues

The Company reports its revenues in two categories:

●	Software Services: Virtual and Augmented Reality projects, solutions and consulting services.

●	Software License and Software-as-a-Service (“SaaS”): Virtual and Augmented Reality software that is sold either as a license or as a SaaS subscription.

The Company adopted the new accounting standard, ASC 606, Revenue from Contracts with Customers, (“ASC 606”) beginning on July 1, 2020 using the modified retrospective method for all open contracts and related amendments. The adoption did not result in an adjustment to the accumulated deficit as of June 30, 2020. The comparative information was not restated and continued to be reported under the accounting standards in effect for those periods. The adoption of ASC 606 did not have a material impact on reported sales to customers and net earnings (losses).

The Company applies the following steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identify the contract with a customer;
●	identify the performance obligations in the contract;
●	determine the transaction price;

F-9

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

●	allocate the transaction price to performance obligations in the contract;
●	recognize revenue as the performance obligation is satisfied;
●	collection is reasonably assured

Revenue is recognized when the Company satisfies its performance obligation under the contract by transferring the promised product to its customer that obtains control of the product and collection is reasonably assured. A performance obligation is a promise in a contract to transfer a distinct product to a customer. Most of the Company’s contracts have a single performance obligation, as the promise to transfer products or services is not separately identifiable from other promises in the contract and, therefore, not distinct.

Any unrecognized portion of revenue and any corresponding unrecognized expenses are presented as deferred revenue and deferred costs, respectively, in the accompanying consolidated balance sheet. Deferred costs include cash and equity based payroll costs, and may include payments to vendors.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or providing services. As such, revenue is recorded net of returns, allowances, customer discounts, and incentives. Sales taxes and other taxes are excluded from revenues.

Significant Judgments

Our contracts with customers often include promises to transfer multiple products/services. Determining whether products/services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Further, judgment may be required to determine the standalone selling price for each distinct performance obligation.

Disaggregation of Revenue

The Company generated revenue for the nine months ended March 31, 2021 and 2020 by delivering: (i) Software Services, consisting primarily of VR/AR software projects, solutions and consulting services, and (ii) Software Services, consisting primarily of VR and AR software licenses or SaaS. The Company currently generates its revenues primarily from customers in the United States.

Revenue for Software Services projects and solutions is recognized at the point of time in which the customer obtains control of the project, customer accepts delivery and confirms completion of the project.

Revenue for Software Services consulting services and website maintenance is recognized at the point of time in which the Company performs the services, typically on a monthly retainer basis.

Revenue for Software License and SaaS is recognized at the point of time in which the Company delivers the software and customer accepts delivery. If there are contractually stated ongoing service obligations to be performed during the term of the Software License or SaaS contract, then revenues are recognized ratably over the term of the contract.

As detailed in the Company’s Consolidated Statement of Operations, the following is a disaggregation of the Company’s revenue by major source for the nine months ended March 31, 2021 and 2020, respectively:

	For the Nine Months Ended March 31,
	2021	2020
Software Services	$2,126,025	$1,260,153
Software License and Software as a Service	308,526	143,603
Total	$2,434,551	$1,403,756

F-10

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

Timing of Revenue

As the Company began adopting ASC 606 in July 2020, the timing of revenue recognition for periods prior to the adoption is not required:

Nine Months Ended March 31, 2021
Products transferred at a point in time	$2,081,496
Products and services transferred over time	353,055
Total	$2,434,551

Remaining Performance Obligations

Timing of revenue recognition may differ from the timing of invoicing to customers. The Company records a receivable when revenue is recognized prior to invoicing, or deferred revenue when revenue is recognized subsequent to invoicing.

For Software Services project contracts, the Company generally invoices customers after the project has been delivered and accepted by the customer. Software Service project contracts typically consist of designing and programming software for the customer. In most cases, there is only one performance obligation, and revenue is recognized upon completion, delivery and customer acceptance. In certain instances one contract may include multiple distinct projects that can each be implemented and operated independently of subsequent projects in the contract. In such cases, the Company accounts for these distinct projects as separate performance obligations and recognizes revenue upon the completion of each project or obligation, its delivery and customer acceptance.

For Software Services consulting or retainer contracts, the Company generally invoices customers monthly at the beginning of each month in advance for services to be performed in the following month. The sole performance obligation is satisfied when the services are performed. Software Services consulting or retainer contracts typically consist of ongoing support for a customer’s software or specified business practices.

For Software License or SaaS contracts, the Company generally invoices customers when the software has been delivered to and accepted by the customer, which is also when the performance obligation is satisfied.

For multi-period Software License or SaaS contracts, the Company generally invoices customers annually at the beginning of each annual coverage period. Software License or SaaS contracts consist of providing clients with software designed by the Company. For Software License or SaaS contracts, there are generally no ongoing support obligations unless specified in the contract (becoming a Software Service).

Deferred revenue is comprised mainly of software project contract performance obligations not completed.

Unfulfilled performance obligations represent amounts expected to be earned by the Company on executed contracts. As of March 31, 2021, the Company had approximately $1.06 million in unfulfilled performance obligations.

Accounts Receivable

Accounts receivable consists primarily of amounts due from customers under normal trade terms. Allowances for uncollectible accounts are provided for based upon a variety of factors, including historical amounts written-off, an evaluation of current economic conditions, and assessment of customer collectability. As of March 31, 2021 and June 30, 2020 no allowance for doubtful accounts was recorded as all amounts were considered collectible.

F-11

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

Customer Concentration and Credit Risk

Two customers accounted for approximately 48% (32% and 16%, respectively) of the Company’s total gross revenues during the nine months ended March 31, 2021. Two different customers accounted for approximately 26% (16% and 10%, respectively) of the Company’s total gross revenues during the nine months ended March 31, 2020. No other customers exceeded 10% of gross revenues during either of the nine months ended March 31, 2021 or 2020.

The Company believes that it will reduce the customer concentration risks by engaging new customers and increasing activity of other existing customers.

The Company maintains cash in accounts that, at times, may be in excess of the Federal Deposit Insurance Corporation limit. The Company has not experienced any losses on such accounts.

Equipment, net

Equipment is stated at cost less accumulated depreciation (see Note 4). Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The costs of improvements and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred.

The Company assesses the recoverability of equipment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. There was no impairment of equipment for the periods presented.

Employee Stock-Based Compensation

The Company recognizes stock-based compensation expense related to grants to employees or service providers based on grant date fair values of common stock or the stock options, which are amortized over the requisite period, as well as forfeitures as they occur.

The Company values the options using the Black-Scholes Merton (“Black Scholes”) method utilizing various inputs such as expected term, expected volatility and the risk-free rate. The expected term reflects the application of the simplified method, which is the weighted average of the contractual term of the grant and the vesting period for each tranche. Expected volatility is derived from a weighted average of volatility inputs for comparable software and technology service companies. The risk-free rate is based on the implied yield of U.S. Treasury notes as of the grant date with a remaining term approximately equal to the expected life of the award.

Research and Development Costs

Research and development expenses are expensed as incurred, and include payroll, employee benefits and stock-based compensation expense. Research and development expenses also include third-party development and programming costs. Given the emerging industry and uncertain market environment the Company operates in, research and development costs are not capitalized.

F-12

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

Income Taxes

The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax effects attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. The Company establishes a valuation allowance if it is more likely than not that the deferred tax assets will not be recovered based on an evaluation of objective verifiable evidence. For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is greater than 50% likely of being realized. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit.

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, or ASC 740, also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the nine months ended March 31, 2021 and 2020. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Goodwill

The Company reviews goodwill for impairment annually or more frequently if current circumstances or events indicate that the fair value may be less than its carrying value. There was no goodwill impairment for the nine months ended March 31, 2021 and 2020.

During the fiscal year ended June 30, 2020, the Company changed its method of accounting for goodwill from the private company method which had allowed for the amortization of goodwill on a straight-line basis over a 10 year period, and required impairment testing if there was a triggering event, as defined, to the method of not amortizing goodwill and testing goodwill for impairment on an annual basis. The Company changed its method of accounting because we have filed with a regulatory agency in preparation for a potential sale of equity securities on a public stock exchange. As a public entity, GAAP does not allow for the amortization of goodwill.

Earnings Per Share

Basic earnings per share (“EPS”) is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential shares of common stock outstanding during the period using the treasury stock method. Dilutive potential common shares include the issuance of potential shares of common stock for outstanding stock options and convertible debt.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, such as accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments. The Company’s convertible debt approximates fair value due to its short-term nature and market rate of interest.

F-13

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

NOTE 4. EQUIPMENT, NET

Equipment, primarily comprised of computers and hardware, consisted of the following:

	As of March 31, 2021		As of June 30, 2020
	Value ($)	Useful Life (Years)	Value ($)	Useful Life (Years)
Equipment	$122,347	3	$105,239	3
Less: Accumulated Depreciation	(82,177)		(64,015)
Balance	$40,170		$41,224

Depreciation expense was $18,162 and $16,084 during the nine months ended March 31, 2021 and 2020, respectively.

NOTE 5. EARNINGS PER SHARE

The following table presents the computation of basic and diluted net loss per share of common stock:

	Nine Months Ended March 31, 2021	Nine Months Ended March 31, 2020
Numerator:
Net loss	$(3,248,600)	$(3,583,010)
Denominator:
Weighted-average shares of common stock outstanding for basic and diluted net loss per share	$7,157,762	$6,896,318
Basic and diluted net loss per share	$(0.45)	$(0.52)

Potentially dilutive securities that were not included in the calculation of diluted net loss per share attributable to common stockholders because their effect would be anti-dilutive are as follows (in common equivalent shares):

	At March 31, 2021	At March 31, 2020
Stock Options	4,567,750	3,981,276
Convertible Notes	324,412	296,111
Total	4,892,162	4,277,387

NOTE 6. EQUITY

Common Stock and Preferred Stock

As of March 31, 2021, the Company had authorized 300 million shares of common stock, $0.001 par value per share and 20 million shares of preferred stock; 7.53 million and 7.03 million shares of common stock were issued and outstanding as of March 31, 2021 and June 30, 2020, respectively. 0 shares of preferred stock were issued and outstanding as of March 31, 2021 and June 30, 2020, respectively.

Sale of Common Stock

Common stock sold to Investors

During the nine months ended March 31, 2021, the Company sold approximately 76,900 shares of common stock to investors at a price of $4.50/share, for total proceeds of approximately $346,000 of which approximately $21,381 was a subscription receivable that was paid after March 31, 2021.

F-14

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

Common stock issued to Investors

During the nine months ended March 31, 2021, in connection with the conversion of convertible promissory notes, the Company issued approximately 332,000 shares of common stock (see Note 9).

During the nine months ended March 31, 2021 and 2020, in connection with the issuance of new convertible promissory notes, the Company issued approximately 44,000 and 38,800 shares of common stock, respectively, as an original issue discount and approximately 29,500 and 51,000 shares of common stock, respectively, as a pre-payment of first year interest (see Note 9).

Common stock issued to Vendors

During the nine months ended March 31, 2021 and 2020, the Company issued approximately 20,800 and 23,700 shares of common stock, respectively, to various vendors for services performed and recorded share-based compensation of approximately $94,000 and $101,500.

Employee Stock-Based Compensation

In January 2021, the Company amended its 2016 Equity Incentive Plan (the “Plan”), increasing the amount of common stock reserved for issuance from 5 million to 10 million shares. As of March 31, 2021, there were 5.43 million shares available for issuance under the Plan.

In addition, the share reserve will automatically increase on January 1 of each calendar year, for the period beginning on January 1, 2022 and ending on (and including) January 1, 2030 (each January 1, an “Evergreen Date”) in an amount equal to five percent (5%) of the total number of shares of the Company’s common stock outstanding on the December 31 immediately preceding the applicable Evergreen Date (the “Evergreen Increase”). Notwithstanding the foregoing, the Board may act prior to the Evergreen Date of a given year to provide that there will be no Evergreen Increase for such year, or that the Evergreen Increase for such year will be a lesser number of shares of the Company’s common stock than would otherwise occur pursuant to the aforementioned. Any shares of stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares. There were no other changes to the incentive plan.

The Company recognizes compensation expense relating to awards ratably over the requisite period, which is generally the vesting period.

Stock options have been recorded at their fair value. The Black-Scholes option-pricing model assumptions used to value the issuance of stock options under the Plan are noted in the following table:

	Nine Months Ended March 31, 2021	Nine Months Ended March 31, 2020
Weighted average expected terms (in years)	5.2	5.2
Weighted average expected volatility	125.9%	117.3%
Weighted average risk-free interest rate	0.4%	1.5%
Expected dividend yield	0%	0%

The grant date fair value, for options granted during the nine months ended March 31, 2021 was approximately $2.10 million.

The grant date fair value, for options granted during the nine months ended March 31, 2020 was approximately $1.75 million.

F-15

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

The following is a summary of the Company’s stock option activity for the nine months ended March 31, 2021 and 2020:

		Weighted Average
			Remaining
		Exercise	Contractual	Intrinsic
	Options	Price	Term (Yrs)	Value
Outstanding at July 1, 2019	3,408,452	$2.97	8.5	$3,721,339
Options Granted	639,543	4.22	9.6	$181,953
Options Exercised	-	-	-	-
Options Forfeited / Cancelled	(66,719)	3.73	9.5	(53,774)
Outstanding at March 31, 2020	3,981,276	3.15	8.4	$5,553,916
Exercisable at March 31, 2020	3,370,366	$3.00	8.3	$5,362,387

		Weighted Average
			Remaining
		Exercise	Contractual	Intrinsic
	Options	Price	Term (Yrs)	Value
Outstanding at July 1, 2020	4,092,593	$3.19	8.4	$5,553,916
Options Granted	576,408	4.55	9.8	$288,204
Options Exercised	-	-	-	-
Options Forfeited / Cancelled	(101,251)	4.20	8.8	(81,530)
Outstanding at March 31, 2021	4,567,750	$3.34	8.5	$7,806,887
Exercisable at March 31, 2021	4,178,316	$3.24	8.4	$7,564,222

The Company’s stock option-based expense for the nine months ended March 31, 2021 and 2020 consisted of the following:

	Nine Months Ended March 31, 2021	Nine Months Ended March 31, 2020
Stock option-based expense :
Research and development expenses	$886,591	$931,796
General and administrative expenses	419,193	392,672
Sales and marketing expenses	310,710	170,259
Cost of goods sold	497,370	203,444
Board option expense	128,043	129,278
Total	$2,241,907	$1,827,449

During the year ended June 30, 2019, certain Company advisors received $0.31 million worth of Company stock options with an exercise price of $5.25/share and a three-year term, for potential services to be performed over a three-year period. Of the $0.31 million, $0.17 million and $0.29 million was categorized as a prepaid expense at June 30, 2020 and 2019, respectively. During the nine months ended March 31, 2021 and 2020, the Company recognized approximately $58,000 for each period, as general and administration expense.

At March 31, 2021, total unrecognized compensation expense to employees and vendors related to stock options was $1.46 million and is expected to be recognized over a weighted average period of 0.74 years. At March 31, 2020, total unrecognized compensation expense related to stock options was $1.49 million and was expected to be recognized over a weighted average period of 1.10 years.

The intrinsic value of stock options as of March 31, 2021 was computed using a fair market value of the common stock of $5.00/share, as compared to $4.50/share for the nine months ended March 31, 2020.

F-16

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

NOTE 7. CONTINGENT ACQUISITION LIABILITY

In connection with the Company’s April 2018 asset acquisition of Early Adopter.Com (“EA”), the Company expected to pay additional contingent amounts, based on EA’s annual revenues (“contingent performance bonus”) as measured and paid in each of the first three anniversary dates after the closing of the acquisition, paid by the issuance of the Company’s common stock at a fixed price of $3.25/share.

At March 31, 2021 and June 30, 2020, the total estimated contingent acquisition liability was approximately $47,000 due for the third anniversary, which is included in accrued liabilities.

NOTE 8. GOODWILL

Due to a significant decline in EA’s business, unsuccessful VR/AR product commercialization efforts and negative future growth prospects, the goodwill related to the EA acquisition was determined to be impaired and written down to $0 as of June 30, 2020. The Company has no other goodwill.

NOTE 9. DEBT

Convertible Promissory Notes 1

During the year ended June 30, 2020, the Company raised $1.33 million by the issuance of unsecured Convertible Promissory Notes with a three-year term (the “Note 1” or “Notes 1”), primarily from existing Company investors. The Notes 1 included participation by the Company’s executives and independent members of the Company’s Board in the amount of $0.2 million. The Note 1 holders received approximately 45,000 shares of common stock (at $4.50/share) in the aggregate, with a relative value of $170,000 at the time of issuance. As of June 30, 2020, the remaining original issue discount on the Notes 1 was approximately $149,000, which was to be amortized over the term of the Notes 1.

Additional interest expense for the amortization of the original issue discount amounted to approximately $96,900 for the nine months ended March 31, 2020.

The Notes 1 bore an interest rate of 10% per annum. The first two years of interest were prepaid with the issuance of the Company’s common stock (at $4.50/share), for an issuance of approximately 57,000 shares of common stock with a fair value of approximately $258,000.

The Notes 1 were convertible by a Note 1 holder at any time during the term into common stock of the Company at a fixed price of $4.50/share, or approximately 295,000 shares of common stock upon full conversion.

During the nine months ended March 31, 2021, Note 1 holders converted approximately $1.22 million of principal into approximately 0.30 million shares of common stock at a conversion price of $4.00/share. The original contracted conversion price was $4.50/share. In order to encourage early conversion, two years before the maturity of the Convertible Notes 1, the Company reduced the conversion price to $4.00/share.

In addition to the reduced conversion price, the Note 1 holders received the third year interest (10%) on the Notes 1, totaling approximately $122,000, as additional consideration to convert early which was paid in the Company’s common stock, amounting to approximately 30,000 shares. In the aggregate, a loss of approximately $515,500 was recognized in January 2021, reflecting the reduction of the Notes 1 conversion price from $4.50/share to $4.00/share, the issuance of Year 3 Interest (10%) paid in common stock (at$4.00/share instead of $4.50/share), and the write-off of the remaining related pre-paid interest and original issue discount expenses.

F-17

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

The holders of the remaining unconverted Notes 1, equating to approximately $113,800 (net of original discount of $11,179) of outstanding principal, amended their Notes 1 to allow for auto conversion upon the Company’s potential Initial Public Offering (“IPO”) event at a conversion price of $4.25/share.

Convertible Promissory Notes 2

On March 5, 2021, the Company raised $1.475 million by the issuance of unsecured Convertible Promissory Notes with a two-year term (the “Notes 2”), to several investors. The Note 2 holders received approximately 44,000 shares of common stock (at $5.00/share) in the aggregate, with a relative fair value of approximately $192,000 at the time of issuance. Accordingly, the original issue discount on the Notes 2 will be amortized over its term.

The Notes 2 bear an interest rate of 10% per annum. The first year of interest was prepaid with the issuance of the Company’s common stock (at $5.00/share), for an issuance of 29,500 shares of common stock with a fair value of $147,500. During the second year of the Notes 2, interest will be paid monthly in the Company’s common stock (at a fixed price of $5.00/share) on any unpaid principal outstanding.

The Notes 2 are convertible by a Note 2 holder at any time during the term into common stock of the Company at a fixed price of $5.00/share, or 295,000 shares of common stock upon full conversion. The Notes 2 have a maturity date of March 5, 2023. Any outstanding amounts at the time of a potential Company IPO shall automatically convert at $5.00/share. The aggregate principal outstanding of Notes 2 totaled approximately $1.28 million (net of original issue discount of approximately $0.195 million).

SBA Paycheck Protection Program Loans/EIDL

In May 2020, the Company received a Small Business Administration (“SBA”) Paycheck Protection Program 1 (“PPP1”) loan in the amount of $0.55 million. The Company utilized the PPP 1 loan proceeds in full towards payroll and rent in accordance with the SBA guidelines. Pursuant to SBA guidelines, the Company’s PPP1 loan was fully forgiven in February 2021. In conjunction with the PPP1 loan, the Company also received an Economic Injury Disaster Loan (“EIDL”) advance of $0.01 million. As per the SBA guidelines, EIDL advances do not need to be repaid.

In February 2021, the Company received a second Paycheck Protection Program 2 (“PPP2”) loan in the amount of $0.62 million. Similar to the PPP1 loan, the Company expects to utilize the loan proceeds in full toward payroll and rent in accordance with SBA guidelines. The PPP2 loan bears a fixed interest rate of 1% per annum and is due in February 2026. Pursuant to SBA guidelines, the Company expects to apply for full forgiveness of its PPP2 loan in June 2021.

F-18

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

NOTE 10. PROVISION FOR INCOME TAXES

There was no current or deferred income tax provision for the nine months ended March 31, 2021 and 2020.

The Company’s deferred tax assets as of March 31, 2021 and 2020 consist of the following:

	As of March 31,	As of March 31,
	2021	2020
Deferred tax assets:
Net-operating loss carryforward	$3,204,726	$2,552,860
Stock-based compensation	536,865	334,246
Total Deferred Tax Assets	3,741,591	2,887,106
Valuation allowance	(3,741,591)	(2,887,106)
Deferred Tax Asset, Net	$-	$-

The Company maintains a valuation allowance on deferred tax assets due to the uncertainty regarding the ability to utilize these deferred tax assets in the future. At March 31, 2021, the Company had potential utilizable aggregate gross net operating loss carryforwards (“NOLs”) of approximately $9.2 million. NOLs for the periods ending June 30, 2018 and prior begin to expire in 2037. NOLs for the periods ending March 31, 2021 and 2020, in accordance with changes to the U.S. Internal Revenue Code, have no expiration.

Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that might be used to offset taxable income when a corporation has undergone significant changes in stock ownership. The Company has not completed a Section 382 analysis of the NOL carryforwards. Consequently, the Company’s NOL carryforwards may be subject to annual limitations under Section 382.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and taxing strategies in making this assessment. As a result of the uncertainly in the realization of the Company’s deferred tax assets, the Company has provided a valuation allowance for the full amount of the deferred tax assets at March 31, 2021 and March 31, 2020.

The Company’s valuation allowance during the nine months ended March 31, 2021 and 2020 increased by approximately $0.58 million and $0.73 million, respectively.

The expected tax expense (benefit) based on the U.S. federal statutory rate is reconciled with actual tax expense (benefit) as follows:

	For the Nine Months Ended	For the Nine Months Ended
	March 31, 2021	March 31, 2020
Statutory Federal Income Tax Rate	(21.00)%	(21.00)%
State and Local Taxes, Net of Federal Tax Benefit	(13.56)%	(13.56)%
Stock Based Compensation Expense (ISO)	19.00%	14.10%
Change in Valuation Allowance	15.56%	20.46%
Income Taxes Provision (Benefit)	0.00	0.00

F-19

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021 AND 2020

NOTE 11. FOREIGN OPERATIONS

In March 2021, the Company established a development subsidiary in Turkey (“Glimpse Turkey”) to support the operations of Kabaq 3D Technologies (dba QReal). There are currently approximately 8 employees at this location, primarily 3D modelers and artists. Glimpse Turkey has no long-term obligations or operating leases and all salaries are denominated in U.S. dollars.

NOTE 12. COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company entered into a 2-year lease commencing January 1, 2020 and ending on December 31, 2021. To secure the new lease, the Company paid a $75,000 security deposit.

Rent expense was approximately $221,000 and $168,500 for the nine months ended March 31, 2021 and 2020, respectively. In January 2021, the Company prepaid approximately $150,000 to cover rent for the period of January 1, 2021 to June 30, 2021. There is approximately $180,000 due on the lease for the July-December 2021 period, prior to any potential discounts.

Officers’ Employment Agreements

In May 2021, the Company entered into employment agreements with its three corporate officers. The agreements provide for base salary (including increases linked to Company revenue thresholds), performance bonus, incentive bonus (including those based on capital raising thresholds), equity incentives, benefits and severance (including confidentiality and non-compete). The employment agreements will continue until terminated by either the Company or the respective officers.

Potential Future Distributions Upon Divestiture or Sale

Upon a divestiture or sale of a subsidiary company, the Company is contractually obligated to distribute up to 10% of the net proceeds from such divestiture or sale to the senior management team of the divested subsidiary company. As of March 31, 2021, there were no active discussions pertaining to a potential divestiture or sale of any of the Company’s subsidiaries.

COVID-19

The Company’s business and operations have been adversely affected by the COVID-19 pandemic, as have the markets in which our customers operate. The COVID-19 pandemic has caused and continues to cause significant business and financial markets disruption worldwide and there is significant uncertainty around the duration of this disruption and its ongoing effects on our business. This has primarily manifested itself in prolonged sales cycles.

Since March 2020, the Company has required substantially all of its employees to work remotely to minimize the risk of the virus. While working remotely has proven to be effective to this point, it may eventually inhibit the Company’s ability to operate its business effectively.

The Company continues to closely monitor the situation and the effects on our business and operations. We do not yet know the full extent of potential impacts on our business and operations. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition.

F-20

THE GLIMPSE GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
The Glimpse Group, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of The Glimpse Group, Inc. (the “Company”) as of June 30, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended June 30, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

New York NY
March 31, 2021

MGI Worldwide is a network of independent audit, tax, accounting and consulting firms. MGI Worldwide does not provide any services and its member firms are not an international partnership. Each member firm is a separate entity and neither MGI Worldwide nor any member firm accepts responsibility for the activities, work, opinions or services of any other member firm. For more information visit www.mgiworld.com/legal

F-22

THE GLIMPSE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

		As of
	As of June 30, 2020	June 30, 2019 (Restated)
ASSETS
Cash and cash equivalents	$1,034,846	$1,203,396
Accounts receivable	214,673	127,867
Deferred costs	237,745	172,200
Prepaid expenses and other current assets	468,747	390,363
Total current assets	1,956,011	1,893,826

Equipment, net	41,224	28,786
Goodwill	-	139,754
Total assets	$1,997,235	$2,062,366

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$121,508	$42,324
Accrued liabilities	118,634	211,234
Deferred revenue	330,362	267,929
Total current liabilities	570,504	521,487

Long term liabilities
Paycheck Protection Program (PPP) loan	548,885	-
Convertible promissory notes, net	1,183,535	-
Contingent long-term acquisition liability	-	67,161
Total liabilities	2,302,924	588,648
Commitments and contingencies
Stockholders’ Equity (Deficit)
Preferred Stock, par value $0.001 per share, 20 million shares authorized; 0 shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 300 million shares authorized; 7,035,771 and 6,860,246 issued and outstanding at June 30, 2020 and 2019, respectively	7,036	6,861
Additional paid-in capital	15,710,996	12,497,228
Accumulated deficit	(16,023,721)	(11,030,371)
Total stockholders’ equity (deficit)	(305,689)	1,473,718
Total liabilities and stockholders’ equity (deficit)	$1,997,235	$2,062,366

The accompanying notes are an integral part of these consolidated financial statements.

F-23

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the year ended
	For the year ended June 30, 2020	June 30, 2019 (Restated)
Revenue
Software Services	$1,777,447	$921,765
Software License/Software as a Service	167,868	61,417
Total Revenue	1,945,315	983,182
Cost of goods sold	1,137,193	424,967
Gross Profit	808,122	558,215
Operating expenses:
Research and development expenses	2,430,752	2,565,277
General and administrative expenses	1,835,147	2,393,968
Sales and marketing expenses	1,462,701	1,182,240
Total operating expenses	5,728,600	6,141,485
Net loss from operations before other income and expense	(4,920,478)	(5,583,270)

Other income (expense)
Interest income	8,583	6,893
Interest expense	(81,455)	-
Total other income (expense), net	(72,872)	6,893

Net Loss	$(4,993,350)	$(5,576,377)

Basic and diluted net loss per share	$(0.72)	$(0.86)
Weighted-average shares used to compute basic and diluted net loss per share	6,923,506	6,477,273

The accompanying notes are an integral part of these consolidated financial statements.

F-24

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

	Common Stock		Additional Paid-In	Subscription	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total

Balance as of July 1, 2018, as originally reported	6,237,673	$6,238	$6,749,775	$(25,000)	$(5,457,487)	$1,273,526
Cumulative effect of change in accounting principle	-	-	-	-	3,493	3,493
Balance as of July 1, 2018, as restated	6,237,673	6,238	6,749,775	(25,000)	(5,453,994)	1,277,019
Proceeds from subscription receivable	-	-	-	25,000	-	25,000
Sales of common stock to investors, net of stock issuance costs	513,520	514	2,009,853	-	-	2,010,367
Common stock issued to employees for compensation	39,419	39	157,383	-	-	157,422
Common stock issued to vendors for compensation	46,967	47	162,221	-	-	162,268
Common stock issued to satisfy contingent liability	22,667	23	90,645	-	-	90,668
Stock option-based compensation expense	-	-	2,429,960	-	-	2,429,960
Stock option-based board of directors expense	-	-	897,391	-	-	897,391
Net loss	-	-	-	-	(5,576,377)	(5,576,377)
Balance as of June 30, 2019	6,860,246	6,861	12,497,228	-	(11,030,371)	1,473,718
Sale of common stock to investors	1,556	1	6,999	-	-	7,000
Common stock issued to convertible promissory note holders for prepaid interest	57,234	57	257,837	-	-	257,894
Common stock issued to convertible promissory note holders as additional consideration	44,506	45	173,726	-	-	173,771
Common stock issued to employees as compensation	20,390	20	91,735	-	-	91,755
Common stock issued to satisfy contingent liability	28,158	28	126,683	-	-	126,711
Common stock issued to vendors for compensation	23,681	24	101,475	-	-	101,499
Stock option-based compensation expense	-	-	2,288,258	-	-	2,288,258
Stock option-based board of directors expense	-	-	167,055	-	-	167,055
Net loss	-	-	-	-	(4,993,350)	(4,993,350)
Balance as of June 30, 2020	7,035,771	$7,036	$15,710,996	$-	$(16,023,721)	$(305,689)

The accompanying notes are an integral part of these consolidated financial statements.

F-25

THE GLIMPSE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended June 30, 2020	For the year ended June 30, 2019 (Restated)
Cash flows from operating activities:
Net loss	$(4,993,350)	$(5,576,377)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	20,222	21,980
Amortization of paid in kind interest on convertible debt	81,456	-
Impairment of goodwill	139,754	-
Stock option based compensation for employees	2,550,521	2,909,985
Issuance of common stock to vendors as compensation	101,499	252,936
Issuance of common stock to employees as compensation to satisfy contingent liability	91,755	157,383
Issuance of common stock for additional cost to satisfy contingent liability	39,311	73,718
Changes in operating assets and liabilities:
Accounts receivable	(86,805)	(16,558)
Prepaid expenses and other current assets	(52,058)	(228,199)
Deferred cost	14,164	26,185
Accounts payable	79,183	(43,011)
Accrued liabilities	(72,360)	31,944
Deferred revenue	62,433	251,379
Net cash used in operating activities	(2,024,275)	(2,138,635)
Cash flow from investing activities:
Purchases of equipment	(32,660)	(17,799)
Net cash used in investing activities	(32,660)	(17,799)
Cash flows from financing activities:
Proceeds from subscription receivable	-	25,000
Proceeds from Paycheck Protection Program (PPP) loan	548,885	-
Proceeds from convertible promissory note	1,332,500	-
Proceeds from issuance of common equity to investors	7,000	2,010,366
Net cash provided by financing activities	1,888,385	2,035,366

Net change in cash and cash equivalents	(168,550)	(121,068)
Cash and cash equivalents, beginning of year	1,203,396	1,324,464
Cash and cash equivalents, end of year	$1,034,846	$1,203,396
Non-cash Investing and Financing activities:
Issuance of common stock for satisfaction of contingent liability	$87,400	$35,770
Common stock issued as additional consideration with convertible notes	$173,771	-
Common stock issued for interest paid in kind on convertible notes	$257,894	-

The accompanying notes are an integral part of these consolidated financial statements.

F-26

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

NOTE 1. DESCRIPTION OF BUSINESS

The Glimpse Group, Inc. (“Glimpse”) is a Virtual (VR) and Augmented (AR) Reality company, comprised of a diversified portfolio of VR and AR software and services companies. Glimpse’s eight wholly-owned operating subsidiaries (“Subsidiary Companies” or “Subsidiaries”) are: Adept Reality, LLC, Kabaq 3D Technologies, LLC (dba QReal), KreatAR, LLC, D6 VR, LLC, Immersive Health Group, LLC, Foretell Studios, LLC (dba Foretell Reality), Number 9, LLC (dba Pagoni VR), and Early Adopter, LLC. In addition, the Company has two inactive subsidiary companies: In-It VR, LLC (dba Mezmos) and MotionZone, LLC; (collectively, the “Company” or “Glimpse”). Glimpse was incorporated as The Glimpse Group, Inc. in the State of Nevada, on June 15, 2016.

Glimpse’s robust VR/AR ecosystem, collaborative environment and business model simplify the many challenges faced by entrepreneurs in an emerging industry. Glimpse cultivates and manages business operations while providing a strong network of professional relationships, thereby allowing the subsidiary company entrepreneurs to maximize their time and resources in pursuit of mission-critical endeavors, reducing time to market, optimizing costs, improving product quality and leveraging joint go-to-market strategies, while simultaneously providing investors an opportunity to invest directly into the VR/AR industry via a diversified platform.

Summary of Glimpse’s Active Subsidiary Companies:

Kabaq 3D Technologies, LLC (dba QReal): Creating and displaying photorealistic 3D, AR, interactive digital models.

Adept Reality, LLC: VR/AR corporate training solutions.

KreatAR, LLC: AR presentation tools for design, creation and collaboration.

D6 VR, LLC: VR/AR data-analysis and collaboration for financial services and other data intensive industries.

Immersive Health Group, LLC (IHG): VR/AR solutions for the healthcare industry.

Foretell Studios, LLC (dba Foretell Reality): Social VR multi-person spaces, collaboration and group interaction for enterprise and support groups.

Number 9, LLC (dba Pagoni VR): VR/AR broadcasting solutions and environments for events, education, media and entertainment.

Early Adopter, LLC (EA): AR/VR solutions for K-12 education.

NOTE 2. LIQUIDITY AND CAPITAL RESOURCES

The Company incurred a loss of $5.0 million during the year ended June 30, 2020, compared to a loss of $5.6 million during the year ended June 30, 2019. The loss was incurred as the Company funded operational expenses, primarily research and development, general and administrative and sales and marketing.

Net cash used in operating activities was $2.02 million during the year ended June 30, 2020, compared to $2.14 million during the year ended June 30, 2019. The Company has raised $8.85 million through the issuance of common stock and convertible debt financings since inception, of which $1.34 million was raised during the year ended June 30, 2020 via a Convertible Promissory Note and the sale of common stock as disclosed in Notes 6 and 8. The Company had $1.03 million of cash as of June 30, 2020 compared to $1.20 million as of June 30, 2019, and subsequently raised additional capital as disclosed in Note 13.

F-27

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

The Company generated $1.95 million of revenues during the year ended June 30, 2020, compared to $0.98 million during the year ended June 30, 2019. In addition, during the year ended June 30, 2020 the Company received a $0.549 million Paycheck Protection Program (“PPP 1”) loan as disclosed in Note 10 and, subsequently, an additional $0.632 million Paycheck Protection Program 2 (“PPP 2”) loan as disclosed in Note 13.

The Company remains an early stage, growth technology company and had indicated doubt about its ability to continue as a going concern in past financial statements, including its most recent financial statement for the year ended June 30, 2019. The combination of operating losses since inception, cash expected to be used in operating activities in the future, uncertain conditions relating to additional capital raises and continued revenue growth create uncertainty about the Company’s ability to continue as a going concern. However, as of the date that this financial statement was issued, the Company’s cash position was approximately $2.5 million and contracted revenue backlog to be collected over the short term exceeded $1.1 million. Taking into account conservative revenue projections that are well below the Company’s past revenue performance, the Company believes that it is sufficiently funded to meet its operational plan and future obligations well beyond the 12-month period from the date that this financial statement was issued.

While Management believes it will be able to continue to grow the Company’s revenue base, there is no assurance. In parallel, Management continually monitors its capital structure and operating plans and evaluates various potential funding alternatives that may be needed in order to finance the Company’s research and development activities, general and administrative expenses and growth strategy. These alternatives include raising funds through public or private equity markets and either from institutional or retail investors. Although there is no assurance that, if needed, the Company will be successful with its fundraising initiatives, Management believes that the Company will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders.

Given the above, doubt about the Company’s ability to continue as a going concern was alleviated and the accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern; however, the above conditions may change.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the balances of Glimpse and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

F-28

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

Use of Accounting Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the accompanying consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The principal estimates relate to the valuation of allowance for doubtful accounts, common stock, stock options and cost of goods sold.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and deposits in bank checking accounts or money market funds with immediate access.

Revenue Recognition

Software Service Revenue

The Company generates software related revenues from services performed for: Virtual and Augmented Reality projects, consulting retainers, and ongoing website maintenance and support.

Software service revenue generated from Virtual and Augmented Reality projects is recognized after delivery of the project has occurred, when persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collection is reasonably assured. Any unrecognized portion of project revenue and any corresponding unrecognized expenses are presented as deferred revenue and deferred costs, respectively, in the accompanying consolidated balance sheets. Deferred costs include cash and equity based payroll costs, and may include payments to vendors.

Software service revenue generated from consulting retainers is typically billed in advance for services performed and is recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, services have been performed, and collection is reasonably assured.

Software service revenue generated from ongoing website maintenance and support services is typically billed in arrears for services performed and is recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collection is reasonably assured.

Software License and Software as a Service Revenue

The Company derives revenue from software as-a-service subscriptions and software licenses. Upon delivery of the software to customers, revenue is recognized ratably over the term of the contract or arrangement. The unrecognized portion of this revenue and any corresponding unrecognized expenses are presented as deferred revenue and deferred costs, respectively, in the accompanying consolidated balance sheets.

F-29

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

Accounts Receivable

Accounts receivable consists primarily of amounts due from customers under normal trade terms. Allowances for uncollectible accounts are provided for based upon a variety of factors, including historical amounts written-off, an evaluation of current economic conditions, and assessment of customer collectability. As of June 30, 2020 and 2019, no allowance for doubtful accounts was recorded as all amounts were considered collectible.

Customer Concentration and Credit Risk

One customer accounted for approximately 12% of the Company’s total gross revenues during the year ended June 30, 2020 and a different customer accounted for approximately 19% of the Company’s total gross revenues during the year ended June 30, 2019. No other customers exceeded 10% of gross revenues during either of the years ended June 30, 2020 or 2019.

The Company believes that it will continue to reduce the customer concentration risks by engaging new customers and increasing activity of other existing customers.

The Company maintains cash in accounts that, at times, may be in excess of the Federal Deposit Insurance Corporation limit. The Company has not experienced any losses on such accounts.

Equipment, net

Equipment is stated at cost less accumulated depreciation (see Note 4). Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The costs of improvements and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred.

The Company assesses the recoverability of equipment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. There was no impairment of equipment for the periods presented.

Employee Stock-Based Compensation

The Company recognizes stock-based compensation expense related to grants to employees or service providers based on grant date fair values of common stock or the stock options, which are amortized over the requisite period, as well as forfeitures as they occur.

The Company values the options using the Black-Scholes Merton (“Black Scholes”) method utilizing various inputs such as expected term, expected volatility and the risk-free rate. The expected term reflects the application of the simplified method, which is the weighted average of the contractual term of the grant and the vesting period for each tranche. Expected volatility is derived from a weighted average of volatility inputs for comparable software and technology service companies. The risk-free rate is based on the implied yield of U.S. Treasury notes as of the grant date with a remaining term approximately equal to the expected life of the award.

Research and Development Costs

Research and development expenses are expensed as incurred, and include payroll, employee benefits and stock-based compensation expense. Research and development expenses also include third-party development and programming costs. Given the emerging industry and uncertain market environment the Company operates in, research and development costs are not capitalized.

F-30

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

Income Taxes

The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax effects attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. The Company establishes a valuation allowance if it is more likely than not that the deferred tax assets will not be recovered based on an evaluation of objective verifiable evidence. For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is greater than 50% likely of being realized. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit.

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, or ASC 740, also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the years ended June 30, 2020 and 2019. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Goodwill

The Company reviews goodwill for impairment annually or more frequently if current circumstances or events indicate that the fair value may be less than its carrying value. The Company recorded a goodwill impairment during the fiscal year ended June 30, 2020 (see Note 8). There was no goodwill impairment for the year ended June 30, 2019.

During the fiscal year ended June 30, 2020, the Company changed its method of accounting for goodwill from the private company method which had allowed for the amortization of goodwill on a straight-line basis over a 10 year period, and required impairment testing if there was a triggering event, as defined, to the method of not amortizing goodwill and testing goodwill for impairment on an annual basis. The Company changed its method of accounting because it is preparing to file with a regulatory agency in preparation for a potential sale of equity securities on a public stock exchange. The effect of the change was to decrease amortization expense by $13,975 and net loss from continuing operations before interest income and expense and net loss for the year ended June 30, 2019 by $13,975 ($.00 per share). Accumulated deficit has been decreased accordingly in the amount of $3,493 as of July 1, 2018 for the effect of retroactive application of the new method.

F-31

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

Earnings Per Share

Basic earnings per share (“EPS”) is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential shares of common stock outstanding during the period using the treasury stock method. Dilutive potential common shares include the issuance of shares of common stock for outstanding stock options and convertible debt.

Reclassification

Certain accounts in the prior year financial statement have been reclassified for comparative purposes to conform with the presentation in the current year financial statement.

Recently Issued Pronouncements

Financial Instruments – Credit Losses

In June 2016, the FASB issued a new standard to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates (Accounting Standards Codification – “ASC” 326). The Company will be required to use a forward-looking expected credit loss model for accounts receivable, loans, and other financial instruments. Credit losses relating to available-for-sale debt securities, if any, will also be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. In anticipation of becoming an emerging growth company, as defined by the Securities and Exchange Commission (“SEC”), the Company does not expect to adopt this standard prior to July 1, 2023.

Revenue from Contracts with Customers

In May 2014, the FASB issued a new standard related to revenue recognition (ASC 606). Under this standard, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The standard will be effective for the Company beginning on July 1, 2020. The Company is currently evaluating the impact of this standard on it consolidated financial statements, including accounting policies, processes, and systems.

NOTE 4. EQUIPMENT, NET

Equipment, primarily comprised of computers and hardware, consisted of the following:

	As of June 30, 2020		As of June 30, 2019
	Value ($)	Useful Life (Years)	Value ($)	Useful Life (Years)
Equipment	$105,239	3	$72,579	3
Less: accumulated depreciation	(64,015)		(43,793)
Balance	$41,224		$28,786

Depreciation expense was $20,222 and $21,980 during the years ended June 30, 2020 and 2019, respectively.

F-32

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

NOTE 5. EARNINGS PER SHARE

The following table presents the computation of basic and diluted net loss per share of common stock:

	Year Ended June 30, 2020	Year Ended June 30, 2019
Numerator:
Net loss attributable to common stockholders	$(4,993,350)	$(5,576,377)
Denominator:
Weighted-average shares of common stock outstanding for basic and diluted net loss per share	$6,923,506	6,477,273
Basic and diluted net loss per share	$(0.72)	$(0.86)

Potentially dilutive securities that were not included in the calculation of diluted net loss per share attributable to common stockholders because their effect would be anti-dilutive are as follows (in common equivalent shares):

	At June 30, 2020	At June 30, 2019
Stock Options	4,092,593	3,408,452
Convertible Note	296,111	-
Total	4,388,704	3,408,452

NOTE 6. EQUITY

Common Stock and Preferred Stock

As of June 30, 2020, the Company had authorized 300 million shares of common stock, $0.001 par value per share and 20 million shares of preferred stock; 7.03 million and 6.86 million shares of common stock were issued and outstanding as of June 30, 2020 and 2019, respectively. 0 shares of preferred stock were issued and outstanding as of June 30, 2020 and 2019, respectively.

Sale of Common Stock

Common stock sold to Investors

During the year ended June 30, 2020, the Company sold 1,556 shares of common stock to investors for total proceeds of $7,000.

During the year ended June 30, 2019 the Company sold common stock in multiple tranches. In total for the year ended June 30, 2019, the Company sold approximately 514,000 shares of common stock to investors for total proceeds of approximately $2.0 million. Included in these sales of common stock were sales to related parties of approximately 30,000 shares and proceeds of $110,000.

Common stock issued to Investors

In connection with the sale of convertible promissory notes, the Company issued approximately 45,000 shares of common stock during the year ended June 30, 2020 (see Note 10).

Further, in connection with the sale of convertible promissory notes, the Company issued approximately 57,000 shares of common stock to prepay interest on the notes (see Note 10).

F-33

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

Common stock issued to Vendors

During the year ended June 30, 2020, the Company issued approximately 24,000 shares of common stock to various vendors for services performed. The Company recorded share-based compensation of approximately $100,000.

During the year ended June 30, 2019 the Company issued approximately 47,000 shares of common stock to various vendors for services performed. The Company recorded share-based compensation of approximately $160,000.

Common stock issued to Employees

During the year ended June 30, 2020, the Company issued approximately 20,000 shares of common stock to various employees for services performed or bonuses, and recorded share-based compensation of approximately $90,000.

During the year ended June 30, 2019 the Company issued approximately 39,000 shares of common stock to various employees for services performed or bonuses, and recorded share-based compensation of approximately $160,000.

Common stock issued to satisfy Contingent Liabilities

During the year ended June 30, 2020 the Company issued approximately 28,000 shares of common stock to satisfy a contingent liability related to a prior acquisition with a fair market value of approximately $130,000 (see Note 7).

During the year ended June 30, 2019 the Company issued approximately 23,000 shares of common stock to satisfy a contingent liability related to a prior acquisition with a fair market value of approximately $90,000 (see Note 7).

Employee Stock-Based Compensation

In October 2016, the Company’s Board of Directors and its stockholders adopted The Glimpse Group, Inc. 2016 Equity Incentive Plan (the “Plan”).

Under the Plan, the Company grants stock options at exercise prices generally equal to the fair value of the common stock on the grant date. These options generally expire ten years after the grant date and vest, depending on the optionee, over a varying period of continuous service following the vesting commencement date of such option (ranging from zero to three years), unless the optionee’s continuous service with the Company is terminated earlier. Stock-based compensation expense is recognized evenly over the requisite service period.

The Plan is administered by the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), who determine the recipients and the terms of the awards granted, subject to the approval of the Company’s Board of Directors. The Plan provides that awards granted may be options, restricted stock, restricted stock units or other stock based awards (collectively the “Awards”). Stock option awards may be either incentive stock options or non-qualified options. The Awards may be granted to eligible employees, directors, service providers, consultants and advisers.

As of June 30, 2020 an aggregate of up to 5 million shares of common stock were reserved for issuance under the Plan, with 0.91 million available for issuance. The Company recognizes compensation expense relating to awards ratably over the requisite period, which is generally the vesting period.

F-34

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

Stock options have been recorded at their fair value. The Black-Scholes option-pricing model incorporates contractual terms, maturity, risk free rates and expected volatility.

The Black-Scholes option-pricing model assumptions used to value the issuance of stock options under the Plan, are noted in the following table:

	Year Ended June 30, 2020	Year Ended June 30, 2019
Weighted average expected terms (in years)	5.3	4.7
Weighted average expected volatility	117%	120%
Weighted average risk-free interest rate	1.4%	2.5%
Expected dividend yield	0%	0%

The grant date fair value, for options granted during the year ended June 30, 2020 was $2.7 million.

The grant date fair value, for options granted during the year ended June 30, 2019, was $3.3 million.

The following is a summary of the Company’s stock option activity for the years ended June 30, 2020 and 2019:

		Weighted Average
	Options	Exercise Price	Remaining Contractual Term (Yrs)	Intrinsic Value
Outstanding at July 1, 2018	2,492,006	$2.47	9.1	$1,937,593
Options Granted	1,060,557	4.19	8.6	-
Options Exercised	-	-	-	-
Options Forfeited / Cancelled	(144,111)	3.41	9.2	(86,459)
Outstanding at June 30, 2019	3,408,452	$2.97	8.5	$3,721,339
Exercisable at June 30, 2019	2,805,437	$2.87	8.4	$3,380,482

		Weighted Average
	Options	Exercise Price	Remaining Contractual Term (Yrs)	Intrinsic Value
Outstanding at July 1, 2019	3,408,452	$2.97	8.5	$3,721,339
Options Granted	766,455	4.26	9.5	$182,328
Options Exercised	-	-	-	-
Options Forfeited / Cancelled	(82,314)	3.84	9.6	(53,977)
Outstanding at June 30, 2020	4,092,593	$3.19	8.4	$5,553,916
Exercisable at June 30, 2020	3,581,514	$3.06	8.3	$5,365,512

The Company’s stock option-based expense for the years ended June 30, 2020 and June 30, 2019 consisted of the following:

	June 30, 2020	June 30, 2019
Stock option-based expense:
Research and development expenses	$1,266,911	$1,313,946
General and administrative expenses	570,765	470,748
Sales and marketing expenses	293,226	181,903
Cost of goods sold	236,825	58,182
Board option expense	182,794	885,206
Total	$2,550,521	$2,909,985

F-35

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

During the year ended June 30, 2019, certain Company advisors received $0.31 million worth of Company stock options with an exercise price of $5.25/share and a three-year term, for potential services to be performed over a three-year period. Of the $0.31 million, $0.17 million and $0.29 million was categorized as a prepaid expense at June 30, 2020 and 2019, respectively. During the years ended June 30, 2020 and 2019, the Company recognized approximately $115,000 and $10,000, respectively, as general and administration expense.

At June 30, 2020, total unrecognized compensation expense to employees and vendors related to stock options was $1.62 million and is expected to be recognized over a weighted average period of 1.02 years. At June 30, 2019, total unrecognized compensation expense related to stock options was $1.74 million and was expected to be recognized over a weighted average period of 1.54 years.

The intrinsic value of stock options as of June 30, 2020 was computed using a fair market value of the common stock of $4.50/share, as compared to $4.00/share for the year ended June 30, 2019.

NOTE 7. CONTINGENT ACQUISITION LIABILITY

In connection with the Company’s 2018 asset acquisition of Early Adopter.Com (“EA”), the Company expected to pay additional contingent amounts, based on EA’s annual revenues (“contingent performance bonus”) as measured and paid in each of the first three anniversary dates after the closing of the acquisition, paid by the issuance of the Company’s common stock at a fixed price of $3.25/share.

At June 30, 2020, the total estimated contingent acquisition liability was approximately $47,000 due for the third anniversary, which is included in accrued liabilities. At June 30, 2019, the total estimated contingent acquisition liability was approximately $134,000 due for the second and third anniversary, of which approximately $67,000 was included in accrued liabilities.

For the years ended June 30, 2020 and 2019, the Company issued approximately 28,000 and 23,000 shares of common stock, with a fair value of $127,000 and $91,000, respectively, to satisfy the first and second anniversary payment requirements. The additional acquisition cost as a result of the underestimated shares of common stock issued and the increase in the fair value of the Company’s common stock was approximately $40,000 and $74,000, for the years ended June 30, 2020 and 2019, respectively.

NOTE 8. GOODWILL

At June 30, 2019, the Company’s goodwill relating to its acquisition of EA was approximately $140,000. Due to a significant decline in EA’s business, unsuccessful VR/AR product commercialization efforts and negative future growth prospects, the goodwill related to the EA acquisition was determined to be impaired and written down to $0 as of June 30, 2020. The Company has no other goodwill.

NOTE 9. CONTINGENCIES

Potential Future Distributions Upon Divestiture or Sale

Upon a divestiture or sale of a subsidiary company, the Company is contractually obligated to distribute up to 10% of the net proceeds from such divestiture or sale to the senior management team of the divested subsidiary company. As of June 30, 2020 there were no active discussions pertaining to a potential divestiture or sale of any of the Company’s subsidiaries.

F-36

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

COVID-19

The Company’s business’s business and operations have been adversely affected by the COVID-19 pandemic, as have the markets in which our customers operate. The COVID-19 pandemic has caused and continues to cause significant business and financial markets disruption worldwide and there is significant uncertainty around the duration of this disruption and its ongoing effects on our business. This has primarily manifested itself in prolonged sales cycles.

Since March 2020, the Company has required substantially all of its employees to work remotely to minimize the risk of the virus. While working remotely has proven to be effective to this point, it may eventually inhibit the Company’s ability to operate its business effectively.

The Company continues to closely monitor the situation and the effects on our business and operations. We do not yet know the full extent of potential impacts on our business and operations. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition.

NOTE 10. DEBT

Convertible Promissory Note

During the year ended June 30, 2020, the Company raised $1.33 million by the issuance of unsecured Convertible Promissory Notes with a three-year term (the “Note” or “Notes”), primarily from existing Company investors. The Notes included participation by the Company’s executives and independent members of the Company’s Board in the amount of $0.2 million. The Note holders received approximately 45,000 shares of common stock (at $4.50/share) in the aggregate, with a relative value of $170,000 at the time of issuance. As of June 30, 2020, the remaining original issue discount on the Notes was approximately $149,000, which will be amortized over the term of the Notes. Additional interest expense for the amortization of the original issue discount amounted to approximately $24,000 for the year ended June 30, 2020.

The Notes bear an interest rate of 10% per annum. The first two years of interest were prepaid with the issuance of the Company’s common stock (at $4.50/share), for an issuance of approximately 57,000 shares of common stock with a fair value of approximately $258,000. During the third year of the Notes, interest will be paid monthly in either cash or Company common stock (at a fixed price of $4.50/share) at the Note holder’s option on any unpaid principal outstanding.

The Notes are convertible by a Note holder at any time during the term into common stock of the Company at a fixed price of $4.50/share, or approximately 295,000 shares of common stock upon full conversion. Unconverted portions of the Notes are scheduled to amortize monthly commencing in January 2022, so that by the end of the term on December 31, 2022 (the “maturity date”) the Notes will have been fully paid back to the Note holders.

Subsequent to the year ended June 30, 2020, $1.22 million of the $1.33 million of the Notes were converted by the Note holders (see Note 13).

Paycheck Protection Program (PPP1) Loan/EIDL

In May 2020, the Company received a PPP1 loan from Harvest Small Business Finance, LLC through the Paycheck Protection Program operated by the Small Business Administration (“SBA”) in the amount of $0.55 million. The Company utilized the PPP 1 loan proceeds in full towards payroll and rent in accordance with the SBA guidelines. Pursuant to SBA guidelines, the Company’s PPP1 loan was fully forgiven in February 2021 (See Note 13 Subsequent Events).

F-37

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

In conjunction with the PPP1 loan, the Company also received an Economic Injury Disaster Loan (“EIDL”) advance of $0.01 million. As per the SBA guidelines, EIDL advances do not need to be repaid.

NOTE 11. PROVISION FOR INCOME TAXES

There was no current or deferred income tax provision for the years ended June 30, 2020 and June 30, 2019.

The Company’s deferred tax assets as of June 30, 2020 and 2019 consist of the following:

	As of June 30,	As of June 30,
	2020	2019
Deferred tax assets:
Net-operating loss carryforward	$2,811,156	$1,917,702
Stock-based compensation	348,013	241,360
Total Deferred Tax Assets	3,159,169	2,159,062
Valuation allowance	(3,159,169)	(2,159,062)
Deferred Tax Asset, Net	$-	$-

The Company maintains a valuation allowance on deferred tax assets due to the uncertainty regarding the ability to utilize these deferred tax assets in the future. At June 30, 2020, the Company had potential utilizable aggregate gross net operating loss carryforwards (“NOLs”) of approximately $8.1 million. NOLs for the periods ending June 30, 2018 and prior begin to expire in 2037. NOLs for the periods ending June 30, 2020 and 2019, in accordance with changes to the U.S. Internal Revenue Code, have no expiration.

Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that might be used to offset taxable income when a corporation has undergone significant changes in stock ownership. The Company has not completed a Section 382 analysis of the NOL carryforwards. Consequently, the Company’s NOL carryforwards may be subject to annual limitations under Section 382.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and taxing strategies in making this assessment. As a result of the uncertainly in the realization of the Company’s deferred tax assets, the Company has provided a valuation allowance for the full amount of the deferred tax assets at June 30, 2020 and June 30, 2019. The Company’s valuation allowance increased by $1.0 million and $1.26 million during the years ended June 30, 2020 and 2019, respectively. The expected tax expense (benefit) based on the U.S. federal statutory rate is reconciled with actual tax expense (benefit) as follows:

	For the year ended	For the year ended
	June 30,	June 30,
	2020	2019
Statutory Federal Income Tax Rate	(21.00)%	(21.00)%
State and Local Taxes, Net of Federal Tax Benefit	(13.56)%	(13.56)%
Stock Based Compensation Expense (ISO)	14.50%	12.60%
Change in Valuation Allowance	20.06%	21.96%
Income Taxes Provision (Benefit)	0.00	0.00

F-38

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

Upon completion of its 2020 U.S. income tax return in 2021, the Company may identify additional remeasurement adjustments. We will continue to assess our provision for income taxes as future guidance is issued, but do not currently anticipate significant revisions will be necessary.

NOTE 12. OPERATING LEASE

The Company entered into a 2-year lease commencing January 1, 2020 and ending on December 31, 2021. To secure the new lease, the Company paid a $75,000 security deposit. In January 2021, the Company prepaid approximately $150,000 to cover rent for the period of January 1, 2021 to June 30, 2021. There is approximately $180,000 due on the lease for the July-December 2021 period, prior to any potential discounts.

Rent expense was approximately $250,000 and $130,000 for the years ended June 30, 2020 and 2019, respectively.

NOTE 13. SUBSEQUENT EVENTS

Convertible Promissory Note Conversion

Commencing in December 2020, Note holders converted $1.22 million of the original $1.33 million of outstanding principal into approximately 304,000 shares of the Company’s common stock at a conversion price of $4.00/share. The original contracted conversion price was $4.50/share and in order to encourage early conversion, two years before the maturity of the Convertible Notes, the Company reduced the conversion price to $4.00/share.

In addition, third year interest (10%) of approximately $122,000 was issued in advance to the converting Note holders for an approximately additional 30,000 shares of the Company’s common stock.

The holders of the remaining unconverted Convertible Notes, equating to approximately $110,000 of outstanding principal, amended their Notes to allow for auto conversion upon the Company’s potential Initial Public Offering (“IPO”) event at a conversion price of $4.25/share.

Convertible Promissory Note 2

On March 5, 2021, the Company raised $1.475 million by the issuance of unsecured Convertible Promissory Notes with a two-year term (the “Notes 2”), to several investors. The Notes 2 holders received approximately 44,000 shares of common stock (at $5.00/share) in the aggregate, with a relative fair value of approximately $222,000 at the time of issuance. Accordingly, the original issue discount on the Notes 2 will be amortized over its term.

The Notes 2 bear an interest rate of 10% per annum. The first year of interest was prepaid with the issuance of the Company’s common stock (at $5.00/share), for an issuance of 29,500 shares of common stock with a fair value of $147,500. During the second year of the Notes 2, interest will be paid monthly in the Company’s common stock (at a fixed price of $5.00/share) on any unpaid principal outstanding.

The Notes 2 are convertible by a Note holder at any time during the term into common stock of the Company at a fixed price of $5.00/share, or 295,000 shares of common stock upon full conversion. Notes 2 have a maturity date of March 5, 2023. Any outstanding amounts at the time of a potential Company IPO shall automatically convert at $5.00/share in the aggregate.

F-39

THE GLIMPSE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020 AND 2019

The Glimpse Group, Inc. 2016 Equity Incentive Plan

In January 2021, the Company amended its 2016 Equity Incentive Plan, increasing the amount of common stock reserved for issuance from 5 million to 10 million. Prior to the increase, there were approximately 0.6 million shares available for issuance. There were no other changes to the incentive plan.

Subsequent to the year ended June 30, 2020, the Company issued approximately 0.56 million stock options with exercise prices ranging from $4.50-5.00/share, primarily to employees. These stock options had an aggregate grant fair value of approximately $2.07 million and vest, on average, over a period of 4.5 months.

SBA Paycheck Protection Program 2 (“PPP2”) Loan

In February 2021, the Company received a second Paycheck Protection Program loan (“PPP2”) in the amount of $0.62 million. Similar to its PPP1 loan, the Company expects to utilize the loan proceeds in full toward payroll and rent in accordance with SBA guidelines. The PPP2 loan bears a fixed interest rate of 1% per annum and is due in February 2026. However, pursuant to SBA guidelines, the Company expects its PPP2 loan to be fully forgiven in calendar year 2021.

Interim Round III Equity Financing Round

Since July 1, 2020, the Company has raised $0.35 million in its Interim Round III financing round by the issuance of shares of common stock at $4.50/share. To date, approximately 78,000 shares of common stock have been issued.

Glimpse Turkey Subsidiary

In March 2021, the Company established a development subsidiary in Turkey to support the operations of Kabaq 3D Technologies (dba QReal). There are approximately 7 employees at this location, primarily 3D modelers and artists.

F-40

1,750,000 Shares

Common Stock

PROSPECTUS

EF HUTTON

division of Benchmark Investments, LLC

Until                , 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                , 2021.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuances and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and The Nasdaq Capital Market application and listing fee.

SEC registration fee	$1,613.80
FINRA filing fee	$2,075.00
The Nasdaq Capital Stock Market Application & Listing Fee	$50,000.00
Legal fees and expenses*	$350,000.00
Accounting fees and expenses*	$135,000.00
Transfer Agent’s fees and expenses*	$10,000.00
Printer and engraving expenses*	$6,000.00
Miscellaneous*	$10,000.00
TOTAL	$564,688.80

* Estimated

Item 14. Indemnification of Directors and Officers.

The Company was incorporated in the State of Nevada.

The Nevada Revised Statutes (“NRS”) empowers us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our articles, a director shall have no liability to the Company or its stockholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating NRS 78.138(7), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Pursuant to our articles, each person (1) who is or was a director or officer of the Company or who is or was serving at the request of the Company in the position of a director, officer, trustee, partner, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, or (2) who is or was an agent or employee (other than an officer) of the Company and as to whom the Company has agreed to grant such indemnity, shall be indemnified by the Company as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any future legislation or decision, only to the extent that it permits the Company to provide broader indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, costs and expenses, including attorneys’ fees, asserted against him or incurred by him in his capacity as such director, officer, trustee, partner, agent or employee, or arising out of his status as such director, officer, trustee, partner, agent or employee. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled. The Company may maintain insurance, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, including attorney’s fees, whether or not the Company would have the legal power to directly indemnify him against such liability.

II-1

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

The underwriting agreement between the registrant, the selling stockholders and the underwriters to be filed as Exhibit 1.1 to this registration statement provides for the indemnification by the underwriters of the registrant’s directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act with respect to information provided by the underwriters specifically for inclusion in the registration statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Founder Shares

During the fiscal year ended June 30, 2017, 4,450,000 shares of our common stock were issued to our founders (“Founder Shares”) for an aggregate amount of $4,450. No other Founder Share have been issued.

The sales of the above-described securities were deemed to be exempt from registration under the Securities Act because they were made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Vendors, Consultants, and Employees

From July 1, 2020 to December 31, 2020, we issued an aggregate of 11,333 shares of our common stock to vendors, consultants, and employees, in lieu of cash payment for services valued at $51,000, at a purchase prices per share of $4.50 per share. The transactions were independently negotiated between us and the vendors, consultants and employees.

During the fiscal year ended June 30, 2020, we issued an aggregate of 44,071 shares of our common stock to vendors, consultants, and employees, in lieu of cash payment for services valued at $193,254, at purchase prices per share ranging from $4.00 per share to $4.50 per share. The transactions were independently negotiated between us and the vendors, consultants and employees.

During the fiscal year ended June 30, 2019, we issued an aggregate of 86,386 shares of our common stock to vendors, consultants, and employees, in lieu of cash payment for services valued at $319,690, at purchase prices per share ranging from $3.25 per share to $4.00 per share (excluding one vendor at $2.50 per share). The transactions were independently negotiated between us and the vendors, consultants and employees.

II-2

During the fiscal year ended June 30, 2018, we issued an aggregate of 95,379 shares of our common stock to vendors, consultants, and employees, in lieu of cash payment for services valued at $287,490, at purchase prices per share ranging from $2.50 per share to $3.25 per share. The transactions were independently negotiated between us and the vendors, consultants and employees.

During the fiscal year ended June 30, 2017, we issued an aggregate of 104,490 shares of our common stock to vendors, consultants, and employees, in lieu of cash payment for services valued at $154,607, at purchase prices per share ranging from $1.25 per share to $2.50 per share (excluding one vendor at $0.01 per share). The transactions were independently negotiated between us and the vendors, consultants and employees.

The sales of the above-described securities were deemed to be exempt from registration under the Securities Act because they were made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Seed Investors

From August 2016 to October 2016, we issued and sold to various accredited investors 540,000 shares of our common stock, $0.001 par value per share, at a purchase price of $1.25 per share, resulting in gross proceeds of $675,000 (the “Seed Round”).

The sales of the above-described securities were deemed to be exempt from registration under the Securities Act because they were made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Series A Investors

From March 2017 to October 2017, we issued and sold to various accredited investors 529,600 shares of our common stock, $0.001 par value per share, at a purchase price of $2.50 per share, resulting in gross proceeds of $1,324,000 (the “Series A Round”).

The sales of the above-described securities were deemed to be exempt from registration under the Securities Act because they were made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Interim Round I Investors

From November 2017 to July 2018, we issued and sold to various accredited investors 469,167 shares of our common stock, $0.001 par value per share, at a purchase price of $3.25 per share, resulting in gross proceeds of $1,524,774 (the “Interim Round I”).

The sales of the above-described securities were deemed to be exempt from registration under the Securities Act because they were made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Interim Round II Investors

From July 2018 through April 2019, we issued and sold to various accredited investors 513,520 shares of our common stock, $0.001 par value per share, at a purchase price of $4.00 per share, resulting in gross proceeds of $2,181,000 (the “Interim Round II”).

The sales of the above-described securities were deemed to be exempt from registration under the Securities Act because they were made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

II-3

Interim Round III Investors

From June 2020 through February 2021, we issued and sold to various accredited investors 78,000 shares of our common stock, $0.001 par value per share, at a purchase price of $4.50 per share, resulting in gross proceeds of $350,000 (the “Interim Round III”).

The sales of the above-described securities were deemed to be exempt from registration under the Securities Act because they were made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Convertible Notes 1

From December 2019 to June 2020, we issued and sold to various accredited investors convertible notes in the aggregate amount of $1,332,500 with a three-year term, convertible into our common stock at a purchase price of $4.50 per share. In December 2020 and January 2021, convertible note holders converted $1,222,500 of outstanding note principal into 301,875 shares of our common stock, $0.001 par value per share at a conversion price of $4.00 per share. The original conversion price was reduced to induce early conversion. The remaining $110,000 of unconverted note principal have been amended and shall automatically convert upon an Initial Public Offering of the Company at a fixed price of $4.25 per share.

The sales of the above-described securities were deemed to be exempt from registration under the Securities Act because they were made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Convertible Notes 2

In March 2021, we issued and sold to various accredited investors convertible notes in the aggregate principal amount of $1,475,000. The convertible notes are due to mature in two years and are convertible into our common stock at a conversion price of $5.00 per share and shall automatically convert upon an Initial Public Offering of the Company at a conversion price of $5.00 per share.

The sales of the above-described securities were deemed to be exempt from registration under the Securities Act because they were made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Exhibit Description
1.1*	Form of Underwriting Agreement
3.1*	Articles of Incorporation
3.2*	Bylaws
5.1**	Opinion of Sichenzia Ross Ference LLP
10.1*	Amended and Restated 2016 Incentive Plan
10.2*	Limited Liability Company Agreement of Number 9, LLC entered into by the Company, effective as of February 13, 2018
10.3*	Assignment of Technology, Patent, & Intellectual Property Agreement dated as of May 1, 2019, between the Company, Adept Reality, LLC and Aquinas Learning, Inc.
10.4*	Limited Liability Company Agreement of Adept Reality, LLC (f.k.a. Glimpse Group Consulting, LLC) entered into by the Company, effective as of May 3, 2017

II-4

10.5*	Limited Liability Company Agreement of D6 VR, LLC (f.k.a. Dataview VR, LLC) (f.k.a. Marketview VR, LLC) entered into by the Company, effective as of August 8, 2017
10.6*	Economics Interests Agreement dated as of March 30, 2017 by and between the Company, D6 VR, LLC (f.k.a Dataview VR, LLC) (f.k.a. Marketview VR, LLC), and Andy Maggio
10.7*	Economics Interests Agreement dated as of March 30, 2017 by and between the Company, D6 VR, LLC (f.k.a Dataview VR, LLC) (f.k.a. Marketview VR, LLC), and Brennan McTernan
10.8*	Master Acquisition Agreement, dated as of April 1, 2018, among the Company, Early Adopter LLC, Early Adopter and Jay Van Buren, Lynn Van Buren, Marjorie Van Buren, Valerie Eakes-Kann, Joe Unander, and Christopher Gaughan
10.9*	Bill of Sale entered into on April 1, 2018 by and between Early Adopter, and Jay Van Buren, Lynn Van Buren, Marjorie Van Buren, Valerie Eakes-Kann, Joe Unander, and Christopher Gaughan and Early Adopter, LLC
10.10*	Limited Liability Company Agreement of Early Adopter, LLC entered into by the Company, effective as of April 1, 2018
10.11* 10.12*

Master Acquisition Agreement dated as of October 31, 2016, by and between the Company, Crafty Games, LLC and Foretell Studios, LLC (f.k.a. Dire Studios, LLC)

Bill of Sale entered into on October 31, 2016 by and between Crafty Games, LLC and Foretell Studios, LLC (f.k.a. Dire Studios, LLC)

10.13*	Right of First Refusal Agreement dated as of December 30, 2019 by and between The Company and Membit Inc.
10.14*	Limited Liability Company Agreement of Immersive Health Group, LLC entered into by the Company, effective as of October 13, 2017
10.15*	Limited Liability Company Agreement of KabaQ 3D Technologies, LLC entered into by the Company, effective as of May 30, 2017
10.16*	Master Acquisition Agreement dated as of November 8, 2016, among the Company, KabaQ 3D Food Technologies, LLC and Alper Guler
10.17*	Bill of Sale entered into on November 8, 2016 by and between the Company, KabaQ Food Technologies, LLC and Alper Guler
10.18*	Master Development Agreement dated as of July 14, 2017 by and between Pandora Reality LLC and KabaQ 3D Technologies, LLC
10.19*	Agreement entered into as of June 12, 2017 by and among the Company, KabaQ 3D Food Technologies, LLC, Alper Guler and Caner Soyer
10.20*	Master Acquisition Agreement dated as of October 28, 2016 among the Company, PresentAR and LocateAR and Liron Lerman
10.21*	Limited Liability Company Agreement of Kreatar LLC entered into by the Company, effective as of May 30, 2017

II-5

10.22*	Bill of Sale entered into on October 28, 2016 by and between the Company, PresentAR and LocateAR and Liron Lerman
10.23*	Amendment to Master Acquisition Agreement II dated as of November 12, 2018 by and between the Company and Liron Lerman
10.24*	Technology & Intellectual Property Assignability Agreement dated as of March 29, 2018 among the Company, LocateAR, LLC and Kreatar
10.25*	Employment Agreement dated May 13, 2021 by and between the Company and Lyron Bentovim
10.26*	Employment Agreement dated May 13, 2021 by and between the Company and Maydan Rothblum
10.27*	Employment Agreement dated May 13, 2021 by and between the Company and David J. Smith
10.28*	Form of Series A Round Subscription Agreement
10.29*	Form of Seed Round Subscription Agreement
10.30*	Form of Interim Round Subscription Agreement
10.31*	Form of Convertible Note I Promissory Note
10.32*	Form of Convertible Note II Securities Purchase Agreement
10.33*	Form of Convertible Note II Promissory Note
14.1*	Code of Ethics
21.1*	List of Subsidiaries
23.1**	Consent of Hoberman & Lesser CPA’s LLP
23.2**	Consent of Sichenzia Ross Ference LLP (included in exhibit 5.1)
24.1*	Power of Attorney (included in signature page to this registration statement)

* Previously filed

** Filed herewith

(b) Financial Statement Schedules.

All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-6

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For determining liability under the Securities Act, if securities are offered or sold to a purchaser by means of any of the following communications, the Company will be a seller to such purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv) Any other communication that is an offer in the offering made by the Company to a purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 21st day of June, 2021.

THE GLIMPSE GROUP, INC. (Registrant)

By:	/s/ Lyron Bentovim
Name:	Lyron Bentovim
Title:	Chief Executive Officer and President (Principal Executive Officer)

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lyron Bentovim and Maydan Rothblum, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any other regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Lyron Bentovim	Chief Executive Officer and President (Principal Executive Officer)	June 21, 2021
Lyron Bentovim

/s/ Maydan Rothblum	Chief Financial Officer and Chief Operating Officer(Principal Financial Officer)	June 21, 2021
Maydan Rothblum

*	Chief Creative Officer and Director	June 21, 2021
D.J. Smith

*	Director	June 21, 2021
Sharon Rowlands

*	Director	June 21, 2021
Jeff Enslin

*	Director	June 21, 2021
Lemuel Amen

* Signed by Maydan Rothblum pursuant to the power of attorney signed by each individual and previously filed with this Registration Statement on May 14, 2021.

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